Exhibit 99.1

McDERMOTT INTERNATIONAL, INC.

INDEX—FORM 8-K

Statements we make below which express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to various risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express herein as a result of a variety of factors, including the risks and uncertainties we have referred to under the headings “Cautionary Statement Concerning Forward-Looking Statements” in Item 1, Business, below and “Risk Factors” in Item 1 of Part I of our Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Form 10-K”).

PART I

Item 1.BUSINESS

General

McDermott International, Inc. (“McDermott”), a corporation incorporated under the laws of the Republic of Panama in 1959, is a leading provider of integrated engineering, procurement, construction and installation (“EPCI”), front-end engineering and design (“FEED”) and module fabrication services for upstream field developments worldwide.  We deliver fixed and floating production facilities, pipeline installations and subsea systems from concept to commissioning for complex offshore and subsea oil and gas projects. Operating in approximately 20 countries across the Americas, Europe, Africa, Asia and Australia, our integrated resources include a diversified fleet of marine vessels, fabrication facilities and engineering offices. We support our activities with comprehensive project management and procurement services, while utilizing our fully integrated capabilities in both shallow water and deepwater construction. Our customers include national, major integrated and other oil and gas companies, and we operate in most major offshore oil and gas producing regions throughout the world. We execute our contracts through a variety of methods, principally fixed-price, but also including cost reimbursable, cost-plus, day-rate and unit-rate basis or some combination of those methods. In this document, unless the context otherwise indicates, “we,” “us” and “our” mean McDermott and its consolidated subsidiaries, and references to any of the Notes to the accompanying Consolidated Financial Statements refer to the Notes to the Consolidated Financial Statements included in Item 8 of Part II of this document.

Our common stock is listed on the New York Stock Exchange under the trading symbol MDR.

Business Combination Agreement with Chicago Bridge & Iron Company N.V. (“CB&I”)

On December 18, 2017, McDermott, Chicago Bridge & Iron Company N.V. (“CB&I”) and certain of their respective subsidiaries entered into a Business Combination Agreement (as amended, the “Business Combination Agreement”), pursuant to which CB&I and McDermott have agreed to combine their businesses through a series of transactions (the “Combination”). The Combination was completed on May 10, 2018.

Upon completion of the Combination, McDermott stockholders owned approximately 53 percent of the combined business on a fully diluted basis and former CB&I shareholders owned approximately 47 percent. Under the terms of the Business Combination Agreement, we exchanged shares of McDermott Common Stock for all issued and outstanding shares of CB&I Common Stock. In connection with the Combination, McDermott was considered the accounting acquirer. For additional information regarding the Business Combination Agreement, the Combination and related financing transactions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Proposed Business Combination with Chicago Bridge & Iron Company N.V.,” in Part II of this document.

Business Segments

After we completed the Combination, we completed changes to our organizational structure that resulted in the re-classification of our reporting segments. Europe and Africa operations previously were aggregated into our Americas, Europe and Africa reporting segment, and Russia and Caspian operations previously were aggregated into our Middle East reporting segment. However, in the second quarter of 2018, the responsibilities for business decisions relating to Europe, Africa, Russia and Caspian (“EARC”) were consolidated and are now reflected in our EARC segment. Accordingly, we now report financial results under four reporting segments consisting of (1) North, Central and South America (“NCSA”); (2) EARC; (3) the Middle East and North Africa (“MENA”); and (4) Asia Pacific (“APAC”). Corporate and other primarily reflects costs that are not allocated to our operating segments. For financial information about our segments, see Note 21, Segment Reporting, to the accompanying Consolidated Financial Statements.

NCSA Segment

Through our NCSA segment, we serve the needs of customers primarily in the United States, Brazil, Mexico and Trinidad. Project focus in this segment includes the fabrication and offshore installation of fixed and floating structures and the installation of pipelines and subsea systems. Engineering and procurement services are supported by engineering resources in Chennai, India, Dubai, U.A.E., London, the United Kingdom, Mexico City, Mexico and Houston, Texas. Our primary facilities for this segment are our fabrication facility in Altamira, Mexico and spoolbase facility in Gulfport, Mississippi and are supported by our fabrication facility at Batam Island, Indonesia.

EARC segment

Through our EARC segment, we serve the needs of customers primarily in the North Sea, Russia, central Europe, West Africa and East Africa. Project focus in this segment includes major LNG project development, the fabrication and offshore installation of fixed and floating structures, the installation of pipelines and subsea systems, and the execution of refining and petrochemical projects. Engineering and procurement services are supported by engineering resources in Chennai, India, and London, the United Kingdom. Fabrication is supported by our fabrication facility at Batam Island, Indonesia.

MENA Segment

Through our MENA segment, we serve the needs of customers in Saudi Arabia, the U.A.E., Qatar, Kuwait and North Africa. Project focus in this segment relates primarily to the fabrication and offshore installation of fixed and floating structures and the installation of pipelines and subsea systems. The majority of our projects in this segment are performed on an EPCI basis. Engineering and procurement services are provided by our Dubai, Chennai, and Al Khobar, Saudi Arabia offices and are supported by additional resources from our Houston and Kuala Lumpur, Malaysia offices. The primary fabrication facility for this segment is located in Dubai, with a secondary fabrication facility in Dammam, Saudi Arabia. In addition, this segment’s operations are supported by our fabrication facility at Batam Island, Indonesia.

APAC Segment

Through our APAC segment, we serve the needs of customers primarily in Australia, Indonesia, Brunei, India, Malaysia, Myanmar, Vietnam and Thailand. Project focus in this segment includes the fabrication and offshore installation of fixed and floating structures and the installation of pipelines and subsea systems. The majority of our projects in this segment are performed on an EPCI basis. Engineering and procurement services are provided by our Kuala Lumpur, Batam Island, Chennai offices and are supported by additional resources from our Dubai and Houston offices.  The primary fabrication facility for this segment is located on Batam Island, Indonesia. Through our equity ownership interest in a joint venture, we have access to additional fabrication capacity in China.

The above-mentioned fabrication facilities in each segment are equipped with a wide variety of heavy-duty construction and fabrication equipment, including cranes, welding equipment, machine tools and robotic and other automated equipment. Project installation is performed by major construction vessels, which we own or lease and are stationed throughout the various regions and provide structural lifting/lowering and pipelay services. These major construction vessels are supported by our multi-function vessels and chartered vessels from third parties to perform a wide array of installation activities that include anchor handling, pipelay, cable/umbilical lay, dive support and hookup/commissioning. See Item 2, “Properties,” in Part I of the 2017 Form 10-K.

Contracts

We execute our contracts through a variety of methods, including fixed-price, unit-basis, cost-plus, or some combination of those methods, with fixed-price being the most prevalent. Contracts are usually awarded through a competitive bid process. Factors that customers may consider include price, facility or equipment availability, technical capabilities of equipment and personnel, efficiency, safety record and reputation.

Fixed-price contracts are for a fixed amount to cover costs and any profit element for a defined scope of work. Fixed-price contracts entail more risk to us because they require us to predetermine both the quantities of work to be performed and the costs associated with executing the work. See “Risk Factors—We are subject to risks associated with contractual pricing in our industry, including the risk that, if our actual costs exceed the costs we estimate on our fixed-price contracts, our profitability will decline and we may suffer losses” in Item 1A of the 2017 Form 10-K.

We have contracts that extend beyond one year. Most of our long-term contracts have provisions for progress payments. We attempt to cover anticipated increases in labor, material and service costs of our long-term contracts either through an estimate of such charges, which is reflected in the original price, or through risk-sharing mechanisms, such as escalation or price adjustments for items such as labor and commodity prices.

We generally recognize our contract revenues and related costs on a percentage-of-completion basis. Accordingly, for each contract, we regularly review contract price and cost estimates as the work progresses and reflect adjustments in profit proportionate to the percentage of completion of the related project in the period when we revise those estimates. To the extent these adjustments result in a reduction or elimination of previously reported profits with respect to a project, we recognize a charge against current earnings, which could be material.

Our arrangements with customers frequently require us to provide letters of credit, bid and performance bonds or guarantees to secure bids or performance under contracts. While these letters of credit, bonds and guarantees may involve significant dollar amounts, historically there have been no material payments to our customers under these arrangements.

Some of our contracts contain provisions that require us to pay liquidated damages if we are responsible for the failure to meet specified contractual milestone dates and the applicable customer asserts a claim under those provisions. Those contracts define the conditions under which our customers may make claims against us for liquidated damages. In many cases in which we have historically had potential exposure for liquidated damages, such damages ultimately were not asserted by our customers.  See Note 20, Commitments and Contingencies, to the accompanying Consolidated Financial Statements.

Change orders, which are a normal and recurring part of our business, can increase (sometimes substantially) the future scope and cost of a job. Therefore, change order awards (although frequently beneficial in the long term) can have the short-term effect of reducing the job percentage of completion and thus the revenues and profits recognized to date. We regularly review contract price and cost estimates as the work progresses and reflect adjustments in profit, proportionate to the job percentage of completion in the period when those estimates are revised. Revenue from unapproved change orders is recognized to the extent of amounts management expects to recover or costs incurred. Unapproved change orders that are disputed by the customer are treated as claims.

In the event of a contract deferral or cancellation, we generally would be entitled to recover costs incurred, settlement expenses and profit on work completed prior to deferral or termination. Significant or numerous cancellations could adversely affect our business, financial condition, results of operations and cash flows.

Backlog

Backlog represents the dollar amount of revenues we expect to recognize in the future from contracts awarded and those that are in progress. These amounts are presented in U.S. dollars. Currency risk associated with backlog contracts that is not mitigated within the contract is generally mitigated with the use of foreign currency derivative (hedging) instruments, when deemed significant. However, these actions may not eliminate all currency risk exposure included within our long-term contracts. Backlog is a measure not defined by generally accepted accounting principles and is not a measure of contract profitability. Our methodology for determining backlog may not be comparable to methodologies used by other companies in determining their backlog amounts. The backlog values we disclose include anticipated revenues associated with: (1) the original contract amounts; (2) change orders for which we have received written confirmations from the applicable customers; (3) change orders for which we expect to receive confirmations in the ordinary course of business; and (4) claims that we have made against our customers, when certain conditions are met. We do not include expected revenues of contracts related to unconsolidated joint ventures in our backlog, except to the extent of any contract awards we may receive from those joint ventures.

We include in backlog unapproved change orders for which we expect to receive confirmations in the ordinary course of business, generally to the extent of the lesser of the amounts we expect to recover or the associated costs incurred. Any revenue that would represent profit associated with unapproved change orders is generally excluded from backlog until written confirmation is obtained from the applicable customer. However, consideration is given to our history with the customer, as well as the contractual basis under which we may be operating. Accordingly, in certain cases based on our historical experience in resolving unapproved change orders with a customer, the associated profit may be included in backlog. If an unapproved change order is disputed or rejected by the customer, the associated amount of revenue is treated as a claim. See Note 3, Revenue Recognition, to the accompanying Consolidated Financial Statements for additional information on unapproved change orders.

We include claims in backlog only when we have a legal basis to do so, consider collection to be probable and believe we can reliably estimate the ultimate value. Claims revenue is included in backlog to the extent of the lesser of the amounts we expect to recover or associated costs incurred. Claims revenue in backlog at December 31, 2017 and 2016 were not material.

Backlog may not be indicative of future operating results, and projects in our backlog may be cancelled, modified or otherwise altered by customers. We can provide no assurance as to the profitability of our contracts reflected in backlog. It is possible that our estimates of profit could increase or decrease based on, among other things, changes in productivity, actual downtime and the resolution of change orders and claims with the customers.

The following table summarizes changes to our backlog (in thousands):

Backlog at December 31, 2016	$4,321,851
Bookings from new awards	2,323,047
Additions on existing contracts, net	241,313
Less: Amounts recognized in revenues	2,984,768
Backlog at December 31, 2017(1)	$3,901,443

(1)	At December 31, 2017, approximately 46% of our backlog is attributable to Saudi Arabian Oil Company (“Saudi Aramco”)

Our backlog by segment was as follows:

	December 31, 2017
	(In approximate millions)
NCSA	$437	11%
EARC	732	19%
MENA	2,249	58%
APAC	483	12%
Total Backlog	$3,901	100%

Of the December 31, 2017 backlog, we expect to recognize revenues as follows:

	2018	2019	Thereafter
	(In approximate millions)
Total backlog	$2,426	$1,212	$263

As of December 31, 2017, we had no active projects in a significant loss position. It is possible that our estimates of gross profit could increase or decrease based on changes in productivity, actual downtime and the resolution of change orders and claims with the customers. See Note 3, Revenue Recognition, to the accompanying Consolidated Financial Statements for additional information.

Our adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, as of January 1, 2018, will result in a decrease in our backlog of between $205 million and $220 million.  See Note 3, Revenue Recognition, to the accompanying Consolidated Financial Statements for additional information.

Competition

We believe we are among the few offshore construction contractors capable of providing a wide range of services in major offshore oil and gas producing regions of the world. We believe the substantial capital costs and specialized capabilities involved in becoming a full-service offshore EPCI contractor create a significant barrier to entry into the market as a global, fully-integrated competitor. We do, however, face substantial competition from regional competitors and less integrated providers of offshore construction services, such as engineering firms, fabrication facilities, pipelaying companies and shipbuilders. A number of companies compete with us in each of the separate EPCI phases in various parts of the world. Our competitors by segment are discussed below.

NCSA

Our NCSA segment’s key competitors include: Allseas Marine Contractors S.A.; Dragados Offshore Mexico, S.A.; Gulf Island Fabrication Inc.; Swecomex, S.A. DE C.V; Heerema Group; KBR, Inc.; Kiewit Corporation; Saipem S.P.A.; Subsea 7 S.A.; Operadora Cicsa S.A. de C.V.; ICA-Fluor Daniel, S. de R.L. de C.V.; Seaway Heavy Lifting Shipping Ltd. and TechnipFMC plc.

EARC

Our EARC segment’s key competitors include: Bechtel Group Inc.; Fluor Corporation; Tecnidas Reunidas, Saipem S.P.A.; Subsea 7 S.A.; TechnipFMC plc.; Wood plc; and Worley Parsons Limited.

MENA

Our MENA segment’s key competitors include: Hyundai Heavy Industrial Co. Ltd.; Larsen and Toubro Ltd. (India); National Petroleum Construction Company (Abu Dhabi); Saipem S.P.A.; TechnipFMC plc.; China Offshore Oil Engineering Co., Ltd. and Petrofac International Ltd.

APAC

Our APAC segment’s key competitors include: Allseas Marine Contractors S.A.; China Offshore Oil Engineering Co. Ltd. (COOEC); Daewoo Shipbuilding and Marine Engineering Co. Ltd.; Heerema Group; Hyundai Heavy Industrial Co. Ltd.; Malaysia Marine and Heavy Engineering Holdings Berhad; Nippon Steel Corporation; Saipem S.P.A.; Samsung Heavy Industries Co., Ltd.; SapuraKencana Petroleum & TL Offshore; Sembcorp Marine Offshore Engineering; Subsea 7 S.A.; and TechnipFMC plc.

Unconsolidated Affiliates

We participate with third parties in the ownership of certain entities, which we sometimes refer to as “joint ventures,” for convenience of reference.  Those entities are organized in various forms, including as corporations, limited liability companies and other companies with limited liability.  By using the term “joint venture,” we are not implying that those entities constitute general partnerships.  Some of those joint venture entities are not consolidated and are generally accounted for under the equity method of accounting.  We refer to those entities as “unconsolidated affiliates.”  The Unconsolidated affiliates that we consider significant are described below.

NCSA and EARC

io Oil and Gas—We co-own several joint venture entities with Baker Hughes, a GE company.  These joint venture entities focus on the pre-FEED phases of projects in offshore markets. They bring comprehensive field development expertise and provide technically advanced solutions in new full field development concept selection and evaluation.

APAC

Qingdao McDermott Wuchuan Offshore Engineering Company Ltd.—We co-own this entity with Wuhan Wuchuan Investment Holding Co., Ltd., a leading shipbuilder in China. This joint venture provides project management, procurement, engineering, fabrication, construction and pre-commissioning of onshore and offshore oil and gas structures, including onshore modules, topside, floating, production, storage, and off-loading (“FPSO”) modules and subsea structures and manifolds.

Significant Customers

See Note 21, Segment Reporting, to the accompanying Consolidated Financial Statements for information on customers that accounted for significant percentages of our consolidated revenues.

Financial Information about Geographic Areas

See Note 21, Segment Reporting, to the accompanying Consolidated Financial Statements for financial information about our revenues and assets.

Raw Materials and Suppliers

Our operations use raw materials, such as carbon and alloy steels in various forms and components for assembly. We generally purchase these raw materials and components as needed for individual contracts. We do not depend on a single source of supply for any significant raw materials.

Employees

As of December 31, 2017, we employed approximately 11,800 persons worldwide. As of December 31, 2017, approximately 3,400 of our employees were members of labor unions.  Some of our operations are subject to union contracts, which we customarily renew periodically. We consider our relationships with our employees and the applicable labor unions to be satisfactory.

Patents and Licenses

We currently hold a number of U.S. and foreign patents and also have certain patent applications pending. We also acquire patents and grant licenses to others when we consider it advantageous for us to do so. Although in the aggregate our patents and licenses are important to us, we do not regard any single patent or license or group of related patents or licenses as critical or essential to our business as a whole. In general, we depend on our technological capabilities, skilled personnel, construction and management systems, and the application of know-how, rather than patents and licenses, in the conduct of our business.

Hazard Risks and Insurance

Our operations present risks of injury to or death of people, loss of or damage to property and damage to the environment. We conduct difficult and frequently precise operations in very challenging and dynamic locations. We have created loss control systems to assist us in the identification and treatment of the hazard risks presented by our operations, and we endeavor to make sure these systems are effective.

As loss control measures will not always be successful, we seek to establish various means of funding losses and liability related to incidents or occurrences. We primarily seek to do this through contractual protections, including waivers of consequential damages, indemnities, caps on liability, liquidated damage provisions and access to the insurance of other parties. We also procure insurance, operate our own “captive” insurance company or establish funded or unfunded reserves. However, there can be no assurance that these methods will adequately address all risks.

Depending on competitive conditions, the nature of the work, industry custom and other factors, we may not be successful in obtaining adequate contractual protection from our customers and other parties against losses and liabilities arising out of or related to the performance of our work. The scope of the protection may be limited, may be subject to conditions and may not be supported by adequate insurance or other means of financing. In addition, we sometimes have difficulty enforcing our contractual rights with others following a material loss.

Similarly, insurance for certain potential losses or liabilities may not be available or may only be available at a cost or on terms we consider not to be economical. Insurers frequently react to market losses by ceasing to write or severely limiting coverage for certain exposures. Risks that we have frequently found difficult to cost-effectively insure against include, but are not limited to, business interruption (including from the loss of or damage to a vessel), property losses from wind, flood and earthquake events, war and political risks, confiscation or seizure of property (including by act of piracy), pollution liability, liabilities related to occupational health exposures (including asbestos), losses or liability related to acts of terrorism, professional liability, such as errors and omissions coverage, the failure, misuse or unavailability of our information systems or controls or security measures related to those systems, and liability related to risk of loss of our work in progress and customer-owned materials in our care, custody and control. In cases where we place insurance, we are subject to the credit worthiness of the relevant insurer(s), the available limits of the coverage, our retention under the relevant policy, exclusions in the policy and gaps in coverage.

Our wholly owned “captive” insurance subsidiary provides coverage for our retentions under employer’s liability, general and products liability, automotive liability and workers’ compensation insurance and, from time to time, builder’s risk and marine hull insurance within certain limits. We may also have business reasons in the future to arrange for our insurance subsidiary to insure other risks which we cannot or do not wish to transfer to outside insurance companies. Premiums charged and reserves related to these insurance programs are based on the facts and circumstances specific to historic losses, loss factors and the performance of the outside insurance market for the type of risk at issue. The actual outcome of insured claims could differ significantly from estimated amounts. We maintain actuarially determined accruals in our consolidated balance sheets to cover losses in our captive insurance programs. These accruals are based on certain assumptions developed utilizing historical data to project future losses. Loss estimates in the calculation of these accruals are adjusted as required based upon reported claims, actual claim payments and settlements and claim reserves. These loss estimates and accruals recorded in our financial statements for claims have historically been reasonable. Claims as a result of our operations, if greater in frequency or severity than actuarially predicted, could adversely impact the ability of our captive insurance subsidiary to respond to all claims presented.

Additionally, upon the February 22, 2006 effectiveness of the settlement relating to the Chapter 11 proceedings involving several subsidiaries of our former subsidiary The Babcock & Wilcox Company (“B&W”), most of our subsidiaries contributed substantial insurance rights to the asbestos personal injury trust. Those insurance rights provided coverage for, among other things, asbestos and other personal injury claims, subject to the terms and conditions of the policies. With the contribution of those insurance rights to the asbestos personal injury trust, we may have underinsured or uninsured exposure for non-derivative asbestos claims or other personal injury or other claims that would have been insured under those coverages had the insurance rights not been contributed to the asbestos personal injury trust.

Governmental Regulations and Environmental Matters

General

Many aspects of our operations and properties are affected by political developments and are subject to both domestic and foreign governmental regulations, including those relating to:

•	constructing and equipping offshore production platforms and other offshore facilities;
•	marine vessel safety;
•	the operation of foreign-flagged vessels in the coastal trade;
•	workplace health and safety;
•	the Foreign Corrupt Practices Act and similar anti-corruption laws;
•	currency conversions and repatriation;
•	taxation of foreign earnings and earnings of expatriate personnel; and
•	protecting the environment.

In addition, we depend on the demand for our offshore construction services from the oil and gas industry and, therefore, are affected by changing taxes, price controls and other laws and regulations relating to the oil and gas industry generally. The adoption of laws and regulations curtailing offshore exploration and development drilling for oil and gas for environmental, economic and other policy reasons would adversely affect our operations by limiting demand for our services.

We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our operations.

The exploration and development of oil and gas properties on the continental shelf of the United States is regulated primarily under the U.S. Outer Continental Shelf Lands Act and related regulations. These laws require the construction, operation and removal of offshore production facilities located on the outer continental shelf of the United States to meet stringent engineering and construction specifications. Similar regulations govern the plugging and abandoning of wells located on the outer continental shelf of the United States and the removal of all production facilities. Violations of regulations issued pursuant to the U.S. Outer Continental Shelf Lands Act and related laws can result in substantial civil and criminal penalties, as well as injunctions curtailing operations.

We cannot determine the extent to which new legislation, new regulations or changes in existing laws or regulations may affect our future operations.

Environmental

Our operations and properties are subject to a wide variety of increasingly complex and stringent foreign, federal, state and local environmental laws and regulations, including those governing discharges into the air and water, the handling and disposal of solid and hazardous wastes, the remediation of soil and groundwater contaminated by hazardous substances and the health and safety of employees. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. Some environmental laws provide for strict, joint and several liability for remediation of spills and other releases of hazardous substances, as well as damage to natural resources. In addition, companies may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. Such laws and regulations may also expose us to liability for the conduct of or conditions caused by others or for our acts that were in compliance with all applicable laws at the time such acts were performed.

These laws and regulations include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and similar laws that provide for responses to, and liability for, releases of hazardous substances into the environment. These laws and regulations also include similar foreign, state or local counterparts to these federal laws, which regulate air emissions, water discharges and hazardous substances and waste management and disposal, and require public disclosure related to the use of various hazardous substances. Our operations are also governed by laws and regulations relating to workplace safety and worker health, including, in the United States, the Occupational Safety and Health Act and regulations promulgated thereunder.

In addition, offshore construction and drilling in some areas have been opposed by environmental groups and, in some areas, have been restricted. To the extent laws are enacted or other governmental actions are taken that prohibit or restrict offshore construction and drilling or impose environmental protection requirements that result in increased costs to the oil and gas industry in general and the offshore construction industry in particular, our business and prospects could be adversely affected.

We have been identified as a potentially responsible party at various cleanup sites under CERCLA. CERCLA and other environmental laws can impose liability for the entire cost of cleanup on any of the potentially responsible parties, regardless of fault or the lawfulness of the original conduct. Generally, however, where there are multiple responsible parties, a final allocation of costs is made based on the amount and type of wastes disposed of by each party and the number of financially viable parties, although this may not be the case with respect to any particular site. We have not been determined to be a major contributor of wastes to any of these sites. On the basis of our relative contribution of waste to each site, we expect our share of the ultimate liability for the various sites will not have a material adverse effect on our consolidated financial condition, results of operations or cash flows in any given year. We do not anticipate incurring any material capital expenditures for environmental control facilities in the years ended December 31, 2018 or 2019. For financial information about our environmental liabilities, see Note 20, Commitments and Contingencies, to the accompanying Consolidated Financial Statements.

Cautionary Statement Concerning Forward-Looking Statements

We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect our company and to take advantage of the “safe harbor” protection for forward-looking statements that applicable federal securities law affords.

From time to time, our management or persons acting on our behalf make “forward-looking statements,” within the meaning of the Private Securities Litigation Reform act of 1995, to inform existing and potential security holders about our company. These statements may include projections and estimates concerning the scope, execution, timing and success of specific projects and our future backlog, revenues, income and capital spending. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “forecast,” “believe,” “expect,” “anticipate,” “plan,” “seek,” “goal,” “could,” “may,” or “should” or other words that convey the uncertainty of future events or outcomes. Sometimes we will specifically describe a statement as being a forward-looking statement and refer to this cautionary statement.

In addition, various statements in this document, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. Those forward-looking statements appear above in this Item 1, Business, and in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and in the Notes to our Consolidated Financial Statements in Item 8 in Part II of this document.

These forward-looking statements include, but are not limited to, statements that relate to, or statements that are subject to risks, contingencies or uncertainties that relate to:

•	expectations regarding our Combination and the anticipated benefits of combining CB&I’s business with McDermott’s business;
•	future levels of revenues, operating margins, income from operations, cash flows, net income or earnings per share;
•	the outcome of project awards and scope, execution and timing of specific projects, including timing to complete and cost to complete these projects;
•

future project activities, including the commencement and subsequent timing of marine or installation campaigns on specific projects, and the ability of projects to generate sufficient revenues to cover our fixed costs;

•	estimates of revenue over time and contract profits or losses;
•	anticipated levels of demand for our products and services;
•	global demand for oil and gas and fundamentals of the oil and gas industry;
•	expectations regarding offshore development of oil and gas;
•	market outlook for the engineering, procurement, construction and installation (“EPCI”) market;
•	expectations regarding cash flows from operating activities;
•	expectations regarding backlog;
•	future levels of capital, environmental or maintenance expenditures;

•	the success or timing of completion of ongoing or anticipated capital or maintenance projects;
•	the adequacy of our sources of liquidity and capital resources;
•	interest expense;
•	the effectiveness of our derivative contracts in mitigating foreign currency risk;
•	results of our capital investment program;
•	expectations regarding the acquisition or divestiture of assets;
•	the impact of U.S. tax reform on our tax position;
•	establishing our parent company’s tax residence in the United Kingdom;
•	the potential effects of judicial or other proceedings on our business, financial condition, results of operations and cash flows; and
•	the anticipated effects of actions of third parties such as competitors, or federal, foreign, state or local regulatory authorities, or plaintiffs in litigation.

These forward-looking statements speak only as of the date of report; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

•	general economic and business conditions and industry trends;
•	general developments in the industries in which we are involved;
•	the volatility of oil and gas prices;
•	decisions about capital investment to be made by oil and gas companies and other participants in the energy and natural resource industries, demand from which is the largest component of our revenues;
•

other factors affecting future levels of demand, including investments across the natural gas value chain, including liquefied natural gas (“LNG”) and petrochemicals, investments in power and petrochemical facilities and investments in various types of facilities that require storage structures and pre-fabricated pipe;

•	the highly competitive nature of the businesses in which we are engaged;
•	uncertainties as to timing and funding of new contract awards;
•	our ability to appropriately bid, estimate and effectively perform projects on time, in accordance with the schedules established by the applicable contracts with customers;
•	changes in project design or schedule;
•	changes in scope or timing of work to be completed under contracts;
•

cost overruns on fixed-price or similar contracts or failure to receive timely or proper payments on cost-reimbursable contracts, whether as a result of improper estimates, performance, disputes or otherwise;

•	changes in the costs or availability of, or delivery schedule for, equipment, components, materials, labor or subcontractors;
•	risks associated with labor productivity;
•	cancellations of contracts, change orders and other modifications and related adjustments to backlog and the resulting impact from using backlog as an indicator of future revenues or earnings;
•	the collectability of amounts reflected in change orders and claims relating to work previously performed on contracts;
•	our ability to settle or negotiate unapproved change orders and claims and estimates regarding liquidated damages;
•	the capital investment required to construct new-build vessels and maintain and/or upgrade our existing fleet of vessels;

•	the ability of our suppliers and subcontractors to deliver raw materials in sufficient quantities and/or perform in a timely manner;
•	volatility and uncertainty of the credit markets;
•	our ability to comply with covenants in our credit agreements and other debt instruments and the availability, terms and deployment of capital;
•

the unfunded liabilities of our pension and other post-retirement plans, which may negatively impact our liquidity and, depending upon future operations, may impact our ability to fund our pension obligations;

•	the continued availability of qualified personnel;
•

the operating risks normally incident to our lines of business, which could lead to increased costs and affect the quality, costs or availability of, or delivery schedule for, equipment, components, materials, labor or subcontractors and give rise to contractually imposed liquidated damages;

•	natural or man-caused disruptive events that could damage our facilities, equipment or our work-in-progress and cause us to incur losses and/or liabilities;
•	equipment failure;
•	changes in, or our failure or inability to comply with, government regulations;
•	adverse outcomes from legal and regulatory proceedings;
•	impact of potential regional, national and/or global requirements to significantly limit or reduce greenhouse gas and other emissions in the future;
•	changes in, and liabilities relating to, existing or future environmental regulatory matters;
•	changes in tax laws;
•

the continued competitiveness and availability of, and continued demand and legal protection for, our intellectual property assets or rights, including the ability of our patents or licensed technologies to perform as expected and to remain competitive, current, in demand, profitable and enforceable;

•	our ability to keep pace with rapid technological changes or innovations;
•	the risk that we may not be successful in updating and replacing current information technology and the risks associated with information technology systems interruptions and cybersecurity threats;
•	the consequences of significant changes in interest rates and currency exchange rates;
•	difficulties we may encounter in obtaining regulatory or other necessary approvals of any strategic transactions;
•	the risks associated with integrating acquired businesses and forming and operating joint ventures;
•	social, political and economic situations in countries where we do business;
•	the risks associated with our international operations, including risks relating to local content or similar requirements;
•	foreign currency risks and our ability to properly manage or hedge currency or similar risks;
•	interference from adverse weather or sea conditions;
•	the possibilities of war, other armed conflicts or terrorist attacks;
•	the effects of asserted and unasserted claims and the extent of available insurance coverages;
•	our ability to obtain surety bonds, letters of credit and new financing arrangements;
•	our ability to maintain builder’s risk, liability, property and other insurance in amounts and on terms we consider adequate and at rates that we consider economical;
•	the aggregated risks retained in our captive insurance subsidiaries; and
•	the impact of the loss of insurance rights as part of the Chapter 11 Bankruptcy settlement concluded in 2006 involving several of our former subsidiaries.

We believe the items we have outlined above are important factors that could cause estimates in our financial statements to differ materially from actual results and those expressed in a forward-looking statement made in this quarterly report or elsewhere by us or on our behalf. We have discussed many of these factors in more detail elsewhere in this document, including those mentioned under the caption “Risk Factors” in the 2017 Form 10-K. These factors are not necessarily all the factors that could affect us. Unpredictable or unanticipated factors we have not discussed in this document or the 2017 Form 10-K could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. We do not intend to update our description of important factors each time a potential important factor arises, except as required by applicable securities laws and regulations. We advise our security holders that they should (1) be aware that factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

Available Information

Our website address is www.mcdermott.com. We make available through the Investors section of this website under “Financial Information,” free of charge, our Annual Reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, statements of beneficial ownership of securities on Forms 3, 4 and 5 and amendments to those reports as soon as reasonably practicable after we electronically file those materials with, or furnish those materials to, the Securities and Exchange Commission (the “SEC”). You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. We have also posted on our website our: Corporate Governance Guidelines; Code of Ethics for our Chief Executive Officer and Senior Financial Officers; Board of Directors Conflicts of Interest Policies and Procedures; Officers, Board Members and Contact Information; Amended and Restated Articles of Incorporation; Amended and Restated By-laws; and charters for the Audit, Compensation and Governance Committees of our Board.

PART II

Item 6.SELECTED FINANCIAL DATA

The following selected financial data was derived from our Consolidated Financial Statements, which were prepared from our books and records. This data should be read in conjunction with the Consolidated Financial Statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” below. Management’s Discussion and Analysis of Financial Condition and Results of Operations includes a discussion of factors that will enhance an understanding of this data.

	For the Years Ended December 31,
	2017	2016	2015	2014	2013
	(In thousands, except for per share amounts)
Statement of Operations Data:
Revenues	$2,984,768	$2,635,983	$3,070,275	$2,300,889	$2,658,932
Operating income (loss)	307,287	138,119	120,506	4,176	(453,222)
Income (loss) from continuing operations before noncontrolling interests	177,215	36,299	(8,839)	(65,394)	(489,910)
Less: net income (loss) attributable to noncontrolling interest	(1,331)	2,182	9,144	10,600	18,958
Net income (loss) attributable to McDermott	178,546	34,117	(17,983)	(75,994)	(508,868)
Net income (loss) per share attributable to McDermott
Basic	1.96	0.43	(0.23)	(0.96)	(6.45)
Diluted	1.88	0.36	(0.23)	(0.96)	(6.45)
Balance Sheet Data:
Total assets	$3,222,820	$3,222,230	$3,387,076	$3,416,879	$2,803,694
Current debt	24,264	48,125	24,882	23,678	39,543
Long-term debt	512,713	704,395	819,001	840,791	45,342
Total Equity	1,788,777	1,595,468	1,546,721	1,539,114	1,440,344

Item 7.MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Statements we make in the following discussion which express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including the risks and uncertainties we have referred to under the headings “Cautionary Statement Concerning Forward-Looking Statements” in Item 1, Business, of this document and “Risk Factors” in Item 1 of the 2017 Form 10-K.

General

We are a leading provider of integrated engineering, procurement, construction and installation (“EPCI”), front-end engineering and design (“FEED”), and module fabrication services for upstream field developments worldwide.  We deliver fixed and floating production facilities, pipeline installations and subsea systems from concept to commissioning for complex offshore and subsea oil and gas projects. Operating in approximately 20 countries across the Americas, Europe, Africa, Asia and Australia, our integrated resources include a diversified fleet of marine vessels, fabrication facilities and engineering offices. We support our activities with comprehensive project management and procurement services, while utilizing our fully integrated capabilities in both shallow water and deepwater construction.

In connection with the completion of the Combination, we implemented changes to our financial reporting structure, as follows:

•

Segments—We completed changes to our organizational structure that resulted in the re-classification of our reporting segments. Europe and Africa operations previously were aggregated into our Americas, Europe and Africa reporting segment, and Russia and Caspian operations previously were aggregated into our Middle East reporting segment. However, in the second quarter of 2018, the responsibilities for business decisions relating to Europe, Africa, Russia and Caspian (“EARC”) were consolidated and are now reflected in our EARC segment. As a result, the periods presented in this document hereto are reported with financial results under four reporting segments consisting of (1) North, Central and South America (“NCSA”); (2) EARC; (3) the Middle East and North Africa (“MENA”); and (4) Asia Pacific (“APAC”).

•

Income (loss) from Investments in Unconsolidated Affiliates— We reclassified equity earnings and losses associated with our io Oil and Gas and Qingdao McDermott Wuchuan Offshore Engineering Company Ltd. unconsolidated joint ventures to operating income. Previously, results from these unconsolidated joint ventures were presented below the operating income (loss) line in our Consolidated Statements of Operations, as we did not consider the activities of the unconsolidated joint ventures to be integral to our operations.  Based on expected expansion in activity of these unconsolidated joint ventures with us in 2018 and in future years, we now believe the activities of these unconsolidated joint ventures are integral to our ongoing operations and are most appropriately reflected in operating income.  Prior periods have been reclassified to be consistent with our 2018 presentation.   Equity earnings and losses for unconsolidated joint ventures that are not integral to our operations will continue to be presented below the operating income (loss) line.

•

Reverse Common Stock Split—We amended our amended and restated articles of incorporation to effect a three-to-one reverse stock split of McDermott common stock, effective May 9, 2018. Common stock, capital in excess of par, share and per share (except par value per share, which was not affected) information for all periods presented has been recast in the Financial Statements and the accompanying Notes to reflect the reverse stock split.

Additionally, in the first quarter of 2018, we adopted Accounting Standards Update (“ASU”) 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit, as noted below:

•

Pension and Postretirement Benefits—In March 2017, the Financial Accounting Standards Board (“FASB”) issued ASU 2017-07, which requires bifurcation of certain components of net pension and postretirement benefit cost in the Consolidated Statements of Operations. We adopted this ASU effective as of January 1, 2018. As a result, benefit costs, excluding any service costs component, previously included in selling, general and administrate expenses, are now included in other non-operating income (expense), net in our Consolidated Statements of Operations.

All reportable periods presented in this document have been retrospectively revised to reflect these changes.

Our business activity depends mainly on capital expenditures for offshore construction services of major integrated oil and gas companies and national oil companies for the construction of development projects in the regions in which we operate. Our operations are generally capital intensive and rely on large contracts, which can account for a substantial amount of our revenues.

Overview

Our performance is significantly impacted by spending on upstream exploration, development and production programs by our customers. Some of the more significant determinants of current and future spending levels of our customers are oil and natural gas prices, global oil supply, the world economy, the availability of credit, government regulation and global stability. Under the current macro commodity environment, we have seen continued pressure from customer capital expenditure spending delays, stronger competitive pricing pressure given contraction in certain markets, and lower utilization of our assets. However, we believe our long-term industry position remains favorable, and we will continue to maintain our focus on market opportunities, customer alignment, efficient execution of our backlog, efficient asset utilization, and cost control and liquidity management. We will also continue positioning ourselves for growth when the global oil and gas industry rebounds and the producers increase their capital spending.

Operating Results

2017—Our backlog at December 31, 2017 was $3.9 billion. Approximately $2.4 billion of this backlog is expected to roll-off in 2018. Our backlog at December 31, 2017 includes a significant new Saudi Aramco award for phase 6 of the Safaniya field upgrade in our MENA segment, a significant new award from Reliance Industries in our APAC segment and awards from Maersk and British Petroleum (“BP”) of the Tyra and Angelin projects in our EARC and NCSA segments, respectively, as well as a number of change orders awarded during 2017.

Revenues increased by $349 million during 2017 compared to 2016, primarily due to an increase in our MENA segment, partially offset by decreases in our other segments. The key projects driving 2017 revenue were a lump-sum EPCI project under the second Saudi Aramco Long Term Agreement (“LTA II”), the Saudi Aramco Marjan power systems replacement project, the Ichthys project in Australia, the Vashishta project in India and the Abkatun project in Mexico. In addition, increased activity across our portfolio of projects in the Middle East also contributed to 2017 revenue.

Operating income increased by $169 million from $138 million in 2016 to $307 million in 2017. Our “One McDermott Way” initiative continued to drive efficient project execution and associated cost savings. In addition, our improved customer relationships, alignment with customer schedules, project closeout improvements on completed projects and recognition of approved change orders contributed to 2017 operating income.

The 2017 operating income was positively impacted by:

•	progress on an EPCI project under the LTA II and the Saudi Aramco Marjan power system replacement project;
•	the Ichthys project in Australia, as the project progressed through the marine installation phase;
•	increased activity across our portfolio of projects in the Middle East;
•	progress on a flow assurance project in the Middle East; and
•	successful completion of the next phase of a large pipeline repair-related project in the Middle East.

The 2017 operating results include approximately $9 million of transaction costs related to our proposed business combination with CB&I and lower cost recovery associated with certain vessels and our fabrication facilities due to a reduction in active projects.

Other noteworthy items during 2017 included the following:

•	the entry into the Business Combination Agreement discussed below;
•	the entry into a new $810 million credit agreement, with a sublimit of up to $300 million available for revolving loans;
•

the entry into a strategic MOU with Saudi Aramco for (1) a land lease at the planned new maritime facility at Ras Al-Khair in Saudi Arabia and (2) the expansion and development of our physical and human capital within Saudi Arabia; and

•	the acquisition and sale-leaseback of the deepwater pipelay and construction vessel Amazon.

To sustain profitability and growth, during the fourth quarter of 2017, we initiated Fit 2 Grow (“F2G”), a value improvement program to further reduce our costs. In 2018, we expect to realize, before restructuring charges, cash savings in excess of $50 million in connection with F2G. See Note 5, Restructuring, to the accompanying Consolidated Financial Statements for further discussion.

2016―Our backlog at December 31, 2016 was $4.3 billion. Significant new awards under the LTA II, two other significant awards (one in our NCSA segment and one in our APAC segment) and a number of change orders contributed to our backlog at December 31, 2016.

Revenues decreased by $434 million in 2016 compared to 2015, primarily due to lower activity on our Ichthys project and completion of the Brunei Shell pipeline replacement project in our APAC segment. That decrease was partially offset by increased activities on several of our MENA segment projects.

Operating income increased by $17 million from $121 million in 2015 to $138 million in 2016 despite the challenging environment of low crude oil and natural gas prices. We believe our performance indicates our capability to deliver strong results under a wide range of operating environments due to strong project execution and cost management.

The 2016 operating income was positively impacted by:

•	successful completion of a 12 jacket Saudi Aramco project and a large Middle East pipeline-related project;
•	progress on a lump-sum EPCI project under the LTA II, and efficient execution and related cost savings on the Marjan power systems replacement project; and
•	close-out improvements, favorable changes in estimates and recognition of approved change orders on active and closed projects.

The 2016 operating income was negatively impacted by $31 million resulting from a failure identified in certain supplier provided subsea-pipe connector components previously installed on the Ichthys project in Australia, as discussed in Note 4, Use of Estimates, to the accompanying Consolidated Financial Statements.

A total of $55 million of non-cash impairment charges related to our Agile vessel and certain other marine assets impacted our 2016 operating income, as discussed in Note 15, Fair Value Measurements, to the accompanying Consolidated Financial Statements.

In 2016 we realized approximately $150 million and $46 million of cash savings, before restructuring charges, from our McDermott Profitability Initiative (“MPI”) and Additional Overhead Reduction program (“AOR”), respectively. MPI was completed during the third quarter of 2016, and AOR was completed during the fourth quarter of 2016. See Note 5, Restructuring, to the accompanying Consolidated Financial Statements for further discussion.

2015―Our backlog as of December 31, 2015 was $4.2 billion. A significant award under the LTA II, two key awards in the Middle East and a number of change orders contributed to a $3.7 billion increase in backlog, partially offset by $3.0 billion of revenue roll-off during 2015, resulting in a net increase of approximately $631 million over our backlog as of December 31, 2014.

Revenues for 2015 were approximately $3.0 billion, an increase of $769 million, or 33%, over 2014.  This increase was primarily attributable to:

•	progress, driven by marine activities, on the Ichthys project;
•	completion of the Brunei Shell pipeline replacement project;
•	a significant increase in activities associated with several of our Middle East projects; and
•	increased fabrication and marine activities on the PB Litoral project.

Operating income was $121 million in 2015, an increase of $117 million compared to 2014.  Operating income was positively impacted by:

•	strong project execution, including on the Ichthys project, where the activities remained on schedule;
•	successful completion of the Manifa, Abu Ali and Karan 45 projects, all with Saudi Aramco; and
•	completion of fabrication, installation and hook up of the PB Litoral facilities.

Significant items we recognized as charges in our operating income included:

•	$41 million for the restructuring actions discussed in Note 5, Restructuring, to the accompanying Consolidated Financial Statements; and
•	a $17 million charge associated with a legal settlement in the third quarter of 2015.

During 2015, we realized approximately $115 million of cash savings, before restructuring charges, from our MPI program. In addition, we continued our efforts to improve our cost structure and commenced our AOR program during the fourth quarter of 2015.

Outlook

Business Outlook

The demand for our services is affected by the capital expenditure decisions of oil and gas producers.  Material declines in oil and natural gas prices have affected, and will likely continue to affect, the demand for and pricing of our EPCI services.  Many of our customers make their capital expenditure decisions based on their long-term view of oil and gas prices and the economics of specific projects.  We operate in most major oil and gas producing regions of the world, work on both new and existing field developments and provide services that require a varying amount of technical complexity.  As a result, the economics of specific projects that we provide services for varies considerably.

The sustained relatively lower-oil-price environment since 2014 and the slowdown of growth in certain developing countries has raised uncertainty around the economics of certain potential projects that have not yet been approved or awarded by our customers.  We do not currently have any reason to expect cancellation of existing projects in our backlog.  Nonetheless, the continued relatively depressed price of oil has adversely affected demand for our services and could, over a sustained period of time, materially adversely affect our financial condition, results of operations and cash flows.

Since the start of the most recent substantial decline in the price of oil, many oil and gas companies made significant reductions in their capital expenditure budgets for 2015, 2016 and 2017. Though some of our customers have reduced their current levels of spending on exploration, development and production programs, including by deferring or delaying certain capital projects, we do expect other capital projects to continue, as they are economically viable or strategically necessary in a variety of oil and gas price environments.  We also expect that project deferrals and delays, combined with the natural decline rates of existing production and the resetting of the industry cost base, will ultimately contribute to further investment by oil and gas producers in the long term.

In the current environment, we will continue to maintain our focus on market opportunities, customer alignment, efficient execution of our backlog, efficient asset utilization and cost and liquidity management.  We will also continue positioning ourselves for growth when the global oil and gas industry rebounds and the producers increase their capital spending.  In addition to our ongoing operating strategies, we consider, from time to time, various inorganic growth opportunities to update and improve our asset base, increase our market share and revenue potential and enhance the scale and stability of our business operations.  We expect to continue considering in the future a variety of potential transactions, including, but not limited to, acquisitions of vessels (such as the Amazon), new maritime yard facilities (such as the planned construction of a new yard at Ras Al-Khair in Saudi Arabia), acquisitions of other businesses that would complement our existing operations and other business combination transactions.  We can provide no assurance that our consideration of such opportunities will result in the consummation of any transaction, or if a transaction is undertaken, as to its terms, structure or timing, or as to the availability of financing necessary to consummate such a transaction on acceptable terms, if at all.

Proposed Combination with Chicago Bridge & Iron Company N.V.

On December 18, 2017, McDermott International, Inc., Chicago Bridge & Iron Company N.V. (“CB&I”) and certain of their respective subsidiaries entered into a Business Combination Agreement (as amended, the “Business Combination Agreement”).  Pursuant to the terms of the Business Combination Agreement, we and CB&I have agreed to combine our businesses by a series of transactions (and subject to the terms and conditions of the Business Combination Agreement) that we refer to as the “Core Transactions,” preceded by McDermott Technology, B.V., a company organized under the laws of the Netherlands and a direct wholly owned subsidiary of ours referred to as “McDermott Bidco,” making an Exchange Offer (as defined below) (together with the Core Transactions, the “Combination”) for shares of CB&I common stock. Subject to the terms and conditions of the Business Combination Agreement, the Combination will occur as follows:

•

McDermott Bidco will launch an offer to exchange (the “Exchange Offer”) any and all issued and outstanding shares of common stock of CB&I for shares of our common stock, at the Exchange Offer Ratio (as defined below), with the completion of the Exchange Offer to occur prior to the effectiveness of the Merger (as defined below);

•

Certain subsidiaries of ours will complete an acquisition transaction (the “CB&I Technology Acquisition”) no later than immediately prior to the time at which McDermott Bidco accepts all shares of CB&I common stock validly tendered and not properly withdrawn in the Exchange Offer (the “Exchange Offer Effective Time”), pursuant to which they will acquire for cash the equity of certain CB&I subsidiaries that own CB&I’s technology business, and the cash proceeds paid in the CB&I Technology Acquisition will be used to repay certain existing debt of CB&I;

•	McDermott Bidco will complete the Exchange Offer;
•

Promptly following the Exchange Offer Effective Time, CB&I, Comet I B.V., a company organized under the laws of the Netherlands and a direct wholly owned subsidiary of CB&I referred to as “CB&I Newco,” and Comet II B.V., a company organized under the laws of the Netherlands and a direct wholly owned subsidiary of CB&I Newco referred to as “CB&I Newco Sub,” will complete a merger transaction (the “Merger”), pursuant to which CB&I will merge with and into CB&I Newco Sub, with: (1) CB&I Newco Sub continuing as a wholly owned subsidiary of CB&I Newco; (2) all holders of shares of CB&I common stock becoming shareholders of CB&I Newco; and (3) McDermott Bidco becoming a shareholder of CB&I Newco, as a result of any shares it will have validly accepted for exchange in the Exchange Offer being exchanged for shares of CB&I Newco pursuant to the terms of the Merger;

•

McDermott Bidco and CB&I Newco will complete a share purchase and sale transaction (the “Share Sale”), as a result of which CB&I Newco Sub will become an indirect subsidiary of McDermott through the sale of all of the outstanding shares in the capital of CB&I Newco Sub to McDermott Bidco in exchange for an exchangeable note; and

•

CB&I Newco will be dissolved and liquidated (the “Liquidation”), as a result of which former CB&I shareholders that become CB&I Newco shareholders in the Merger will receive shares of our common stock issued upon the mandatory exchange of the exchangeable note, subject to applicable withholding taxes, including Dutch dividend withholding tax under the Dividend Withholding Tax Act 1965 to the extent the Liquidation distribution exceeds the average paid-in capital recognized for Dutch dividend withholding tax purposes of the shares of CB&I Newco common stock (the “Dutch Dividend Withholding Tax”).

As a result of the Core Transactions, shareholders of CB&I who do not validly tender in (or who properly withdraw their shares of CB&I common stock from) the Exchange Offer and, as a result of the Merger, become CB&I Newco shareholders, will be entitled to receive, in respect of each former share of CB&I common stock, upon completion of the Liquidation, 2.47221 shares of shares of our common stock, or, if the McDermott Reverse Stock Split has occurred prior to the date on which the Exchange Offer Effective Time occurs, 0.82407 shares of our common stock (as applicable, the “Exchange Offer Ratio”), together with cash in lieu of fractional shares, subject to applicable withholding taxes, including the Dutch Dividend Withholding Tax. The consideration per share of CB&I common stock to be received pursuant to the Core Transactions is the same as the Exchange Offer Ratio, except that the receipt of shares of our common stock and cash in lieu of fractional shares of our common stock pursuant to the Liquidation generally will be subject to the Dutch Dividend Withholding Tax.

The Core Transactions (other than the CB&I Technology Acquisition, which will occur no later than immediately prior to the Exchange Offer Effective Time) are expected to occur promptly after the Exchange Offer Effective Time (and in any event on the closing date for the Combination, other than the Liquidation distribution, which shall occur on such closing date or as soon as practicable thereafter).

Based on the estimated number of shares of CB&I common stock and shares of our common stock that will be outstanding immediately prior to the closing of the Combination, we estimate that, upon closing of the Combination, McDermott stockholders will own approximately 53% of the outstanding shares of our common stock and CB&I shareholders will own approximately 47% of the outstanding shares of our common stock.

The closing of the Combination is subject to customary conditions, including but not limited to: (1) certain approvals by CB&I’s shareholders and our stockholders; (2) receipt of regulatory approvals in specified jurisdictions; (3) satisfaction of the conditions under the financing commitments or the funding of the financing; (4) the effectiveness of a registration statement on Form S-4 that we have filed for the issuance of shares of our common stock in connection with the Combination; (5) the approval of the listing of the shares of our common stock to be issued in connection with the Combination on the New York Stock Exchange; and (6) subject to specified exceptions, limitations and qualifiers, the accuracy of representation and warranties of the parties to the Business Combination Agreement as of the closing date, including the absence of any material adverse effect with respect to our or CB&I’s business, as applicable.  For a discussion of the financing arrangements relating to the Combination, see “—Liquidity and Capital Resources—Financing of the Combination.”

Following the completion of the Combination, McDermott International, Inc. may manage its affairs so that it is centrally managed and controlled in the United Kingdom and, therefore, has its tax residency in the United Kingdom.  Our management believes that a tax residence in the United Kingdom will provide us with various benefits.  In particular, the tax regime applicable to holding companies resident in the United Kingdom is favorable to a multinational business group, such as ours.  For example, the U.K. tax regime will offer us greater flexibility in structuring our subsidiary operations and enhanced financial flexibility for our global cash management.  We can provide no assurance as to when the contemplated establishment of a U.K. tax residency will be completed, if at all.

On January 24, 2018, the Premerger Notification Office of the Federal Trade Commission advised us that early termination of the Hart-Scott-Rodino waiting period had been granted.  On February 5, 2018, we filed an application for the consent of the Russian Federal Antimonopoly Service.

We currently expect the Combination will be completed in mid-2018. However, we can give no assurance as to when the Combination will be completed, if at all. For further information about the Combination, see Note 2, Business Combination Agreement with Chicago Bridge & Iron Company N.V. (“CB&I”), to the accompanying Consolidated Financial Statements.

Segment Operations

We use Operating income (loss) as our measure of profitability for segment reporting purposes. For additional financial information related to our reporting segments, as well as a reconciliation of segment operating income to income before provision for income taxes, as defined by generally accepted accounting principles in the United States (“GAAP”), see Note 21, Segment Reporting, to the accompanying Consolidated Financial Statements.

Our segment operating results are frequently influenced by the resolution of change orders, project close-outs and settlements, which generally can cause operating margins to improve during the period in which these items are approved or finalized. While we expect change orders, close-outs and settlements to continue as part of our normal business activities, the period in which they are recognized is largely driven by the finalization of agreements with customers and suppliers and, as a result, is difficult to predict. Additionally, the future margin increases or decreases associated with these items are difficult to predict, due to, among other items, the difficulty of predicting the timing of recognition of change orders, close-outs and settlements and the timing of new project awards.

2017 Versus 2016

Revenue

	2017	2016	Change
	(In thousands)			Percentage
Revenues:
NCSA	$246,317	$282,686	$(36,369)	(13)%
EARC	19,148	111,694	(92,546)	(83)
MENA	2,119,399	1,241,591	877,808	71
APAC	599,904	1,000,012	(400,108)	(40)
Total revenues	$2,984,768	$2,635,983	$348,785	13%

Revenues increased by 13%, or $349 million, in 2017 compared to 2016, primarily due to an increase in our MENA segment.

NCSA—Revenues decreased by 13%, or $36 million, due to a reduction in active projects in 2017 compared to 2016.

In 2017, a variety of projects and activities contributed to revenues, as follows:

•	fabrication activity progress on the Abkatun-A2 platform;
•	re-commencement of onshore activity on the Atlanta SURF project in Brazil; and
•	commencement of fabrication activity on the BP Angelin EPCI gas field project.

In 2016, a variety of projects and activities, which were completed or substantially completed in 2016, contributed to revenues, as follows:

•	Ayatsil-C jacket replacement project;
•	EOG Sercan project;

•	PB Litoral project;
•	Jack St. Malo project;
•	Caesar Tonga field development project;
•	LLOG Otis subsea tieback project; and
•	Exxon Julia subsea tieback project.

Commencement of engineering work on the Abkatun-A2 platform project, a turnkey EPCI contract in the Gulf of Mexico awarded in 2016, and multiple front-end engineering and design projects also contributed to 2016 revenue.

EARC—Revenues decreased 83%, or $93 million, in 2017 compared to 2016, primarily due to completion of activities on the Yamal project in the first half of 2017.

MENA—Revenues increased by 71%, or $878 million, in 2017 compared to 2016.

In 2017, a variety of projects and activities contributed to revenues, as follows:

•	higher fabrication and marine activities on the lump-sum EPCI project under the LTA II;
•	increased fabrication and marine campaign undertaken for jackets and deck installation, as well as completion of hook-up work, on the Saudi Aramco Marjan power system replacement project;
~~•~~	fabrication of jackets and pipeline, and a marine campaign undertaken for jackets and pipeline installation, as well as hookup activities, on two Saudi Aramco EPCI projects;
•	the Saudi Aramco nine jackets project, which progressed through the fabrication phase to the marine installation phase, and was completed in 2017;
•	engineering, fabrication and cable lay progress on Safaniya phase 5, a lump-sum EPCI project under the LTA II awarded in the fourth quarter of 2016;
•	a marine campaign carried out for umbilical and valve skid installation and hookup work on pipeline, spool and risers for a flow assurance project in the Middle East;
•	engineering, fabrication and marine progress on a Saudi Aramco four jackets and three gas observation platforms project; and
•	pipelay installation and hookup activities executed by our DB 27 vessel on KJO Hout, a substantially complete project in 2017, in the Neutral Zone.

In 2016, a variety of projects and activities contributed to revenues, as follows:

•	the commencement of engineering, fabrication and marine activities on a lump-sum EPCI project under the LTA II;
•	the marine campaign for installation of a pipeline, spool and risers on a flow assurance project in the Middle East, awarded in the fourth quarter of 2015;
•	fabrication and marine cablelay activities on the Saudi Aramco Marjan power system replacement project; and
•	engineering, fabrication and marine activity on the KJO Hout project in the Neutral Zone.

The following projects, which were completed or were substantially completed in 2016, and which contributed to revenues were:

•	the Saudi Aramco 12 jackets project; and
•	a large pipeline-related project and wellhead jacket and umbilical project, both in the Middle East.

In addition, close out improvements on the Safaniya phase 2 and ADMA 4 GI projects also contributed to 2016 revenue.

APAC—Revenues decreased 40%, or $400 million, in 2017 compared to 2016.

In 2017, a variety of projects and activities contributed to revenues, as follows:

•	progress on marine installation activities on the Vashishta subsea field infrastructure development EPCI project in India;
•	commencement and completion in 2017 of a marine campaign for transportation and installation of pipelines under the multi-year offshore Brunei Shell Petroleum (“BSP”) installation contract; and
•	the Greater Western Flank Phase 2 project in Australia, which progressed from the engineering phase to the fabrication phase.

Revenues in 2016 were higher compared to 2017, primarily due the following:

•	higher installation activity during 2016 on the Inpex Ichthys EPCI project in Australia; and
•	completion of the Bergading offshore installation project in Malaysia in the second quarter of 2016.

Segment Operating Income

	2017	2016	Change
	(In thousands)			Percentage
Segment operating income:
NCSA	$(3,713)	$62,525	$(66,238)	(106)%
EARC	(13,240)	(13,002)	(238)	2
MENA	450,928	209,365	241,563	115
APAC	93,151	99,898	(6,747)	(7)
Total	$527,126	$358,786	$168,340	47%

Segment operating income improved by 47%, or $168 million, in 2017 compared to 2016, primarily due to improvements in our MENA segment.

NCSA—Segment operating loss in 2017 was $4 million compared to an operating income of $63 million in 2016.

The decrease in operating income was primarily due to a reduction in the number of active projects, including the absence of activity related to the PB Litoral, Jack St. Malo and Exxon Julia Subsea Tieback projects, all of which were completed in 2016.

Those decreases in operating income were partially offset by activity on the following projects:

•	fabrication activity progress on the Abkatun-A2 platform;
•	re-commencement of onshore activity on the Atlanta SURF project in Brazil;
•	commencement of fabrication activity on the BP Angelin EPCI gas field project; and
•	close-out improvements and recognition of approved change orders on certain completed projects.

In addition, the 2016 operating income included the reversal of a $7 million provision for liquidated damages due to an agreed extension of the PB Litoral project completion date, which was not repeated in 2017.

EARC—Segment operating loss was $13 million in 2017 and 2016 and was primarily associated with low project activity, loss in unconsolidated affiliate and selling, general and administrative expenses, partially offset by close-out improvements on the Yamal project.

MENA—Segment operating income in 2017 and 2016 was $451 million and $209 million, respectively.

In 2017, a variety of projects and activities contributed to segment operating income, as follows:

•	higher fabrication and marine activities, as well as benefits from a change in scope of work, on the lump-sum EPCI project under the LTA II;
•	marine campaign undertaken for jackets and deck installation, as well as completion of hook-up work, on the Saudi Aramco Marjan power system replacement project;

•	marine campaign carried out for installation of umbilical, J-tube, valve skid, and spool and riser, as well as pipeline hook-up activities, for a flow assurance project in the Middle East;
•	marine hookup activities carried out during the shutdown of the TP-1 platform on the Saudi Aramco Karan-45 project;
•	marine campaign undertaken for jacket and pipeline installation, as well as hookup activities, on two Saudi Aramco EPCI projects;
•	completion of the next phase of a large pipeline repair-related project in the Middle East; and
•	higher fabrication and marine installation activities on the Saudi Aramco nine jackets project, which was completed in 2017.

In 2016, a variety of projects and activities contributed to segment operating income, as follows:

•	the completion of jacket fabrication and marine installation activity coupled with close-out improvements on the 12 jacket Saudi Aramco project;
•	progress driven by higher engineering, fabrication and marine pipelay activity, as well as improved productivity and associated cost savings, on a lump-sum EPCI project under the LTA II;
•

increased engineering, marine cable lay activities, and award of a jacket change order, together with efficient execution and related cost savings, on the Saudi Aramco Marjan power systems replacement project;

•	start and substantial completion of a large pipeline-related project in the Middle East;
•	marine installation activities undertaken by the DB 32 and Emerald Sea vessels for a pipeline, spool and risers flow assurance project in the Middle East; and
•

successful execution and close-out improvements on the Safaniya Phase 2, Abu Ali Cables and Manifa facility projects, all with Saudi Aramco, and the offshore marine hookup campaign on a wellhead jacket and umbilical project in the Middle East.

Those benefits were partially offset by an $8 million operating loss in 2016 for the KJO Hout EPCI project in the Neutral Zone because of changes to our execution plan and increased costs associated with the DB 27 vessel, and subcontractor standby time due primarily to work permit delays.

APAC—Segment operating income in 2017 and 2016 was $93 million and $100 million, respectively.

In 2017, a variety of projects and activities contributed to segment operating income, as follows:

•	the Ichthys project in Australia continued to progress through the marine installation phase;
•	commencement and completion of the BSP transportation and installation of pipelines project; and
•	progress driven by engineering and fabrication activity on the Greater Western Flank Phase 2 project.

In 2017, our operating margin on the Vashishta project in India was adversely impacted due to unseasonal weather delays and marine equipment downtime, and changes to our execution plan, as well as increases in associated costs. As a result, this project did not contribute positively to our overall operating margin. Our estimated revenues at completion of the project also include unapproved change orders. This project is expected to be completed in the first half of 2018.

In 2016, a variety of projects and activities contributed to segment operating income, as follows:

•	improved productivity and project execution cost savings and recognition of approved change orders on active projects; and
•	close-out improvements on our completed projects.

The 2016 segment operating income was negatively impacted by $31 million resulting from a failure identified in certain supplier provided subsea-pipe connector components previously installed on the Ichthys project in Australia, as discussed in Note 4, Use of Estimates, to the accompanying Consolidated Financial Statements.

Other Items in Operating Income

Corporate and other expenses

	2017	2016	Change
	(In thousands)			Percentage
Corporate and Other	$(219,839)	$(220,667)	$828	-%

The 2017 Corporate and other expenses included the following items:

•	lower cost recovery associated with certain vessels and a fabrication facility due to a reduction in active projects in our NCSA and APAC segments in 2017; and
•	transaction costs of approximately $9 million incurred in the fourth quarter of 2017 related to our proposed business combination with CB&I.

The 2016 Corporate and other expenses included the following unusual items, which were not repeated in 2017:

•

a $55 million non-cash impairment charge related to our marine assets recorded in 2016, as discussed in Note 15, Fair Value Measurements, to the accompanying Consolidated Financial Statements, not repeated in 2017; and

•

$11 million of restructuring expense recorded in 2016, as discussed in Note 5, Restructuring, to the accompanying Consolidated Financial Statements (the associated restructuring programs were substantially complete in 2016).

Other Non-operating Items

Interest expense, net—Interest expense was $63 million and $59 million in 2017 and 2016, respectively.

The increase in interest expense was primarily due to:

•

expensing of the remaining $4 million unamortized debt issuance costs associated with the repayment of the term loan under our Prior Credit Agreement (as defined in “Liquidity and Capital Resources” below); and

•	lower interest capitalization in 2017 compared to 2016. The Deepwater Lay Vessel 2000 (“DLV 2000”), which was previously under construction, was deployed to our fleet in the second quarter of 2016.

Those increases were partially offset by lower interest expense as a result of repayments of the term loan and our amortizing notes in the second quarter of 2017.

Provision for income taxes—For the year ended December 31, 2017, we recognized income before provision for income taxes of $248 million, compared to income before provision for income taxes of $83 million for the year ended December 31, 2016.  In the aggregate, the provision for income taxes was $69 million and $42 million for the years ended December 31, 2017 and 2016, respectively.  Our provision for income taxes reflected an effective tax rate of approximately 28% and 51% in 2017 and 2016, respectively.

The 2017 effective tax rate of 28% was primarily driven by $359 million of income earned in favorable tax jurisdictions (United Arab Emirates, Malaysia, Norway and Qatar). Additionally, we utilized $161 million of net operating loss (“NOL”) carryforwards in the U.S., Saudi Arabia, and Malaysia, all of which decreased our effective tax rate.  Those decreases were partially offset by $30 million of losses in India and Indonesia where we were subject to tax based on revenue and $26 million of losses in the United Kingdom (“U.K.”) and Mexico where we did not recognize a tax benefit. See Note 17, Income Taxes, to the accompanying Consolidated Financial Statements for further discussion.

The 2016 effective tax rate of 51% was primarily driven by $166 million of losses in the U.S. and Kuwait, where we did not recognize a tax benefit, which increased our effective tax rate.  The increase was partially offset by $98 million of income earned in favorable tax jurisdictions (United Arab Emirates, Norway and Qatar) and the utilization of $60 million of NOL carryforward in Mexico, combined with the partial release of our valuation allowances associated with the NOL carryforwards of $45 million in Saudi Arabia and $13 million in Mexico.

2016 Versus 2015

Revenues

	2016	2015	Change
	(In thousands)			Percentage
Revenues:
NCSA	$282,686	$471,816	$(189,130)	(40)%
EARC	111,694	15,548	96,146	618
MENA	1,241,591	1,133,440	108,151	10
APAC	1,000,012	1,449,471	(449,459)	(31)
Total revenues	$2,635,983	$3,070,275	$(434,292)	(14)%

Revenues decreased by 14%, or $434 million, in 2016 compared to 2015, primarily due to decreases in our NCSA and APAC segments, partially offset by an increase in our MENA segment.

NCSA—Revenues decreased by 40%, or $189 million, due to a reduction in active projects in 2016 compared to 2015.

In 2016, a variety of projects and activities contributed to revenues, as follows:

•	completion of jacket fabrication activity at our Altamira facility in Mexico and its installation campaign undertaken by the DB 50 vessel on the Ayatsil-C jacket replacement project;
•	transportation, installation and marine campaigns executed by the DB 50 and NO 105 vessels on the EOG Sercan project in Trinidad;
•	hookup and commissioning activities associated with the PB Litoral project in Mexico, which was completed in the first half of 2016;
•	fabrication, spooling and installation of jumpers and control umbilicals on the Jack St. Malo project in the Gulf of Mexico, which was completed in the third quarter of 2016;
•	commencement of engineering work on the Abkatun-A2 platform project;
•	umbilical and flowline installation marine campaigns by the North Ocean 102 (“NO 102”) and NO 105 vessels for the Caesar Tonga field development project in the Gulf of Mexico;
•	completion of the LLOG Otis subsea tieback project in the Gulf of Mexico;
•	marine campaigns executed by the DB 50 vessel on the Exxon Julia subsea tieback project in the Gulf of Mexico, which was completed in the first quarter of 2016; and
•	multiple front-end engineering and design projects.

In 2015, the following projects, which were complete or substantially complete in 2015, contributed to revenue:

•	NO 102, NO 105 and Agile vessel charter campaigns in Brazil;
•

completion of fabrication and installation activity on the PB Litoral project, as well as the reversal of a $12 million provision for liquidated damages due to an agreed extension of the PB Litoral project completion date;

•

marine campaigns executed by the DB 50 vessel, primarily on the Exxon Julia subsea tieback project, the Ayatsil-A project, a transportation and installation project, and a mobile drilling structure installation project; and

•	close-out improvements on our Papa Terra project.

The start-up of fabrication work on the Ayatsil-C jacket replacement project at our Altamira facility, awarded in 2015, also contributed to 2015 revenue.

EARC— Revenues increased by $96 million in 2016 compared to 2015, primarily due to higher fabrication activity in 2016 on the Yamal project awarded in the third quarter of 2015.

MENA—Revenues increased by 10%, or $108 million, in 2016 compared to 2015.

In 2016, a variety of projects and activities contributed to revenues, as follows:

•	engineering, fabrication and marine activities on a lump-sum EPCI project under the LTA II;
•	continued fabrication and marine installation progress on the 12 jacket Saudi Aramco project, which was completed in 2016;
•	fabrication and marine cablelay activities on the Saudi Aramco Marjan power system replacement project;
•	commencement and substantial completion of a large pipeline-related project in the Middle East;
•	the marine campaign for installation of a pipeline, spool and risers on a flow assurance project in the Middle East, awarded in the fourth quarter of 2015;
•	engineering, fabrication and marine activity on the KJO Hout project in the Neutral Zone;
•	commencement and substantial completion of offshore marine hookup campaign progress on a wellhead jacket and umbilical project in the Middle East; and
•	a Middle East EPCI project, which was completed in 2016.

Close-out improvements on the Safaniya phase 2 and ADMA 4 GI projects also contributed to 2016 revenue.

In 2015, activities on the following projects, which either were complete or were substantially complete in 2015, contributed to revenues:

•	the Safaniya phase 2, Manifa facilities, Karan 45 and Abu Ali Cables projects, each with Saudi Aramco; and
•	the ADMA 4 GI project in the U.A.E.

Commencement in 2015 of a lump-sum EPCI project under the LTA II, the Saudi Aramco Marjan power system replacement project and the KJO Hout project also contributed to 2015 revenue.

APAC—Revenues decreased 31%, or $449 million, in 2016 compared to 2015, primarily due to reduced activity in 2016 on our Ichthys EPCI project in Australia, as the project progressed through to the marine transportation and installation phase.

Those decreases were partially offset by the following projects:

•	commencement in 2016 of the Vashishta subsea field infrastructure development work; and
•	the Bergading offshore installation project in Malaysia, which was completed in the second quarter of 2016.

In 2015, the following projects, which were either complete or were substantially complete in 2015, contributed to revenue:

•	the Brunei Shell pipeline replacement project;
•	the Gorgon MRU project; and
•	the Bukit-Tua platform/subsea spools installation project.

Segment Operating Income

	2016	2015	Change
	(In thousands)			Percentage
Segment operating income:
NCSA	$62,525	$68,925	$(6,400)	(9)%
EARC	(13,002)	(19,099)	6,097	(32)
MENA	209,365	144,690	64,675	45
APAC	99,898	116,996	(17,098)	(15)
Total	$358,786	$311,512	$47,274	15%

Segment operating income improved by $47 million in 2016 compared to 2015, primarily due to improvements in our MENA segment.

NCSA—Segment operating income was $63 million and $69 million in 2016 and 2015, respectively.

In 2016, a variety of projects and activities contributed to the segment operating income, as follows:

•

net favorable changes in estimates in 2016 as compared to 2015 of approximately an additional $28 million, as discussed in Note 4, Use of Estimates, to the accompanying Consolidated Financial Statements;

•	successful execution and close-out improvements on the PB Litoral, Jack St. Malo and Exxon Julia subsea tieback projects;
•	productivity improvement and associated cost savings related to our DB 50 and NO 102 vessels’ marine campaigns undertaken in the Gulf of Mexico; and
•	the reversal of a $7 million provision for liquidated damages due to an agreed extension of the PB Litoral project completion date.

The 2015 segment operating results were impacted by:

•	marine charter activities undertaken by the NO 102, NO 105 and Agile vessels on various projects in Brazil;
•	the DB 50’s marine campaigns on various projects in the Gulf of Mexico;
•	benefits as a result of a favorable outcome in our discussions with the customer on compensation for weather-related delays on the Papa Terra project; and
•

increased fabrication and marine activities on the PB Litoral project, as well as the reversal of a $12 million provision for liquidated damages due to an agreed extension of the PB Litoral project completion date.

EARC— Segment operating loss was $13 million and $19 million in 2016 and 2015, respectively. Segment operating loss in both periods was primarily associated with low project acitivty, loss in unconsolidated affiliate and selling, general and administrative expenses.

MENA—Segment operating income in 2016 and 2015 was $209 million and $145 million, respectively, an increase of $64 million year-over-year.

In 2016, a variety of projects and activities contributed to segment operating income, as follows:

•	the completion in 2016 of jacket fabrication and marine installation activity coupled with close-out improvements on the 12 jacket Saudi Aramco project;
•	progress driven by higher engineering, fabrication and marine pipelay activity, as well as improved productivity and associated cost savings, on a lump-sum EPCI project under the LTA II;
•

increased engineering, marine cable lay activities, and award of a jacket change order, together with efficient execution and related cost savings on the Saudi Aramco Marjan power systems replacement project;

•	start and substantial completion of a large pipeline-related project in the Middle East;
•	marine installation activities undertaken by the DB 32 and Emerald Sea vessels for a pipeline, spool and risers flow assurance project in the Middle East; and
•

successful execution and close-out improvements on the Safaniya Phase 2, Abu Ali Cables and Manifa facility projects, all with Saudi Aramco, and the offshore marine hookup campaign on a wellhead jacket and umbilical project in the Middle East.

Those benefits were partially offset by an $8 million operating loss for the KJO Hout EPCI project in the Neutral Zone, because of changes to our execution plan and increased costs associated with the DB 27 vessel and subcontractor standby time due primarily to work permit delays. This project was substantially completed in 2017.

In 2015, a variety of projects and activities contributed to segment operating income as follows:

•	increased marine and hookup activities, improved marine vessel productivity and reimbursement for mobilization costs on the Karan 45, a Saudi Aramco project;
•	improved productivity and lower demobilization costs on the Abu Ali Cables, a Saudi Aramco project;

•	increased jacket and deck installation activity on the Manifa, a Saudi Aramco project;
•	reimbursement for vessel downtime/standby time on various Saudi Aramco projects; and
•	KJO Ratawi project close-out improvements.

Those benefits were partially offset by a $20 million segment operating income deterioration on our ADMA 4 GI project in the U.A.E. because of changes in our execution plan, increased costs associated with the DB 32 vessel demobilization and productivity related cost increases during hookup and pre-commissioning work.  See Note 4, Use of Estimates, to the accompanying Consolidated Financial Statements for further information on this change.

APAC—Segment operating income in 2016 and 2015 was $100 million and $117 million, respectively, primarily due to reduced activity in 2016 on our Ichthys EPCI project, as the project progressed through to the marine transportation and installation phase.

In 2016, a variety of projects and activities contributed to the segment operating income, as follows:

•	improved productivity and project execution cost savings and recognition of approved change orders on active projects; and
•	close-out improvements on our completed projects.

The 2016 segment operating income was negatively impacted by $31 million resulting from a failure identified in certain supplier provided subsea-pipe connector components previously installed on the Ichthys project in Australia, as discussed in Note 4, Use of Estimates, to the accompanying Consolidated Financial Statements.

Other Items in Operating Income

Corporate and other expenses

	2016	2015	Change
	(In thousands)			Percentage
Corporate and Other	$(220,667)	$(191,006)	$(29,661)	(16)%

Corporate and other expenses were $221 million and $191 million in 2016 and 2015, respectively. The increase in Corporate and other expenses was primarily due to:

•	lower cost recovery associated with our fabrication facility at Altamira and certain vessels in 2016, as compared to 2015, due to a reduction in active projects; and
•

a $48 million higher non-cash impairment charge related to our marine assets in 2016, as compared to 2015, as discussed in Note 15, Fair Value Measurements, to the accompanying Consolidated Financial Statements.

Those increases were partially offset by $30 million of lower restructuring expense in 2016, as compared to 2015, as discussed in Note 5, Restructuring, to the accompanying Consolidated Financial Statements.

The 2015 operating results also included a $17 million legal settlement charge, which was not repeated in 2016.

Other Non-Operating Items

Interest expense, net—Interest expense, net was $59 million and $50 million in 2016 and 2015, respectively.  The increase in interest expense was primarily due to lower interest capitalization in 2016 compared to 2015. The DLV 2000 vessel, which was under construction in 2015, was deployed to our fleet in the second quarter of 2016.  Interest expense for both years is associated with our long-term debt obligations discussed in Note 12, Debt, to the accompanying Consolidated Financial Statements.

Provision for Income Taxes—For the year ended December 31, 2016, we recognized income before provision for income taxes of $83 million, compared to income before provision for income taxes of $53 million for the year ended December 31, 2015.  In the aggregate, the provision for income taxes was $42 million and $52 million for the years ended December 31, 2016 and 2015, respectively.  Our provision for income taxes reflected an effective tax rate of 51% and 99% in 2016 and 2015, respectively.

The 2016 effective tax rate of 51% was primarily driven by $166 million of losses in the U.S. and Kuwait, where we did not recognize a tax benefit, which increased our effective tax rate.  The increase was partially offset by $98 million of income earned in favorable tax jurisdictions (United Arab Emirates, Norway and Qatar) and the utilization of $60 million of NOL carryforwards in Mexico, combined with the partial release of our valuation allowances associated with the NOL carryforwards of $45 million in Saudi Arabia and $13 million in Mexico.

The 2015 effective tax rate of 99% was primarily driven by $174 million of losses in the U.S., Panama and U.K., where we did not recognize a tax benefit, which increased our effective tax rate.  The increase was partially offset by $21 million of income in Norway, where we were subject to a tonnage tax regime, combined with $11 million and $9 million of NOL carryforwards utilization in Malaysia and Brazil, respectively.

Losses from investments in unconsolidated affiliates—The loss from investments in our unconsolidated affiliates was $4 million and $9 million in 2016 and 2015, respectively. The decrease in losses from investments in unconsolidated affiliates was primarily attributable to improved operating results in one of the joint ventures in our APAC segment.

Net Income Attributable to Non-controlling Interest—Net income attributable to noncontrolling interests was $2 million and $9 million in 2016 and 2015, respectively.  The $7 million decrease in net income attributable to noncontrolling interests in 2016 compared to 2015 was primarily due to a loss incurred by Berlian McDermott Sdn. Bhd (“BMD”), our former Malaysian joint venture and lower profitability in our Indonesian joint venture during 2016.  In the third quarter of 2016, we acquired the BMD noncontrolling interest, as discussed in Note 19, Stockholders’ Equity, to the accompanying Consolidated Financial Statements.

Inflation and Changing Prices

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), generally using historical U.S. dollar accounting (“historical cost”). Statements based on historical cost, however, do not adequately reflect the cumulative effect of increasing costs and changes in the purchasing power of the dollar, especially during times of significant and continued inflation.

In order to minimize the negative impact of inflation on our operations, we attempt to cover the increased cost of anticipated changes in labor, material and service costs either through an estimate of those changes, which we reflect in the original price, or through price escalation clauses in our contracts.

Liquidity and Capital Resources

General

Our primary ongoing sources of liquidity are cash flows generated from operations and cash and cash equivalents on hand. We regularly review our sources and uses of funds and may access capital markets to increase our liquidity position or to refinance our existing debt. We plan to fund our ongoing working capital, capital expenditures, debt service and other funding requirements with cash on hand, cash from operating activities, proceeds from the issuance of debt, or a combination thereof.

We believe our anticipated future operating cash flow, capacity under our existing credit facilities and uncommitted bilateral lines of credit, along with access to surety bonds will be sufficient to finance our planned capital expenditures (exclusive of business acquisitions), settle our commitments and contingencies and address our normal, anticipated working capital needs for the foreseeable future.

Cash, Cash Equivalents and Restricted Cash

As of December 31, 2017, we had $408 million of cash and cash equivalents and restricted cash compared to $612 million as of December 31, 2016. As of December 31, 2017, we had $96 million of cash in jurisdictions outside the U.S., principally in the United Arab Emirates, India, Brazil, the U.K., Mexico and Malaysia. Approximately 2% of our outstanding cash balance is held in countries that have established government imposed currency restrictions that could impede the ability of our subsidiaries to transfer funds to us.

As of December 31, 2017, we had restricted cash and cash equivalents totaling $18 million compared to $16 million as of December 31, 2016, most of which was collateralized to support letters of credit. During 2017, the maximum amount of cash collateral used to support letters of credit at any time was $166 million.

Cash Flow Activities

Operating activities―Net cash provided by operating activities in 2017, 2016 and 2015 was $136 million, $178 million and $55 million, respectively.

The cash provided by operating activities primarily reflected our net income, adjusted for non-cash items and changes in components of our working capital—accounts receivable, contracts in progress net of advance billings on contracts, and accounts payable. Fluctuations in working capital are normal in our business. Working capital is impacted by the size of our projects and the achievement of billing milestones for projects in our backlog as we complete certain phases of the projects.

In the year ended December 31, 2017, net cash used by working capital was approximately $254 million.

The components of working capital that used or provided cash were:

•	Contracts in progress, net of Advance billings on contracts increased by $450 million primarily due to progress on:
o	the Abkatun-A2 project in our NCSA segment;
o	various Saudi Aramco projects, including the lump-sum EPCI project under the LTA II, and the Berri platform, and the Safaniya Phase 5 and the Header 9 Facilities projects in our MENA segment; and
o	the Ichthys and Vashishta projects in our APAC segment.

Those increases were partially offset by:

•	Accounts receivable—collections across all segments reduced our accounts receivable by $91 million; and
•	Accounts payable—an increase of $105 million was driven by project progress across all segments.

Cash of $178 million generated in 2016 primarily reflected earnings adjusted for non-cash items and cash used by the main components of working capital. The main components of working capital which consumed cash of $48 million in 2016 were:

•	Contracts in progress, net of Advance billings on contracts―decreased by $144 million primarily due to completion of the following projects:
o	the Safaniya Phase 1 and 2 projects and Manifa project, all with Saudi Aramco;
o	the PB Litoral project in our NCSA segment; and
o	the BSP Pipelines project in our APAC segment.

The increase was offset by:

•	Accounts receivable—a $90 million increase primarily due to timing of billings and receipt of payments under project contractual terms; and
•	Accounts payable—a decrease of $102 million was driven by settlements with vendors as several projects across all segments were nearing completion.

In the first half of  2015, we reached agreements with a representative we previously utilized in our Middle East operations and certain of its affiliates and associates regarding:  (1) the value and timing of payment of ongoing future amounts that were to be paid under a representation agreement that we elected to allow to expire, with respect to: (a) commissions on customer contracts that we had entered into prior to such expiration; and (b) future commissions payable on customer contracts we expected to enter into during a specified post-expiration period under the representation agreement (pursuant to provisions that provided for commissions to be payable on customer contracts entered into during such post-expiration period); and (2) our repurchase of shares of capital stock in one of our subsidiaries previously held by them.  Under these agreements, we agreed to make a series of payments in respect of the commissions that were expected to become due and payable under the prior arrangement.  We paid approximately $21 million in March 2015, $26 million in April 2015 and $4 million in the second half of 2015 in connection with these agreements.

Investing activities―Our net cash used in investing activities was $65 million, $231 million and $96 million in 2017, 2016 and 2015, respectively.

Net cash used in investing activities in 2017 included the acquisition and subsequent sale leaseback of the Amazon vessel and upgrade costs for other marine vessels.

Cash used in 2016 primarily related to the construction of the DLV 2000 and was incurred as a result of the construction work reaching established milestones, including completion in the second quarter of 2016.

Cash used in 2015 was primarily associated with DLV 2000 and LV 108 vessel milestone payments.

Proceeds from disposition of assets provided cash of $56 million, $2 million and $11 million in 2017, 2016 and 2015, respectively.

Financing activities―Our net cash used in financing activities was $275 million, $116 million and $28 million in 2017, 2016 and 2015, respectively, and was primarily attributable to:

•	$218 million, $78 million and $3 million of repayments of our prior term loan during 2017, 2016 and 2015, respectively;
•	$17 million, $25 million and $24 million of repayments of other debt during 2017, 2016 and 2015, respectively;
•

$21 million of debt issuance costs associated with the Credit Agreement, discussed in Note 12, Debt, to the accompanying Consolidated Financial Statements, paid in 2017; and $9 million of debt issuance costs associated with amendments to the Prior Credit Agreement, paid in 2016;

•	$11 million for the acquisition of the North Ocean AS 105 noncontrolling interest in the second quarter of 2017; and
•

$7 million, $4 million and $1 million in 2017, 2016 and 2015, respectively, for repurchases of common stock tendered by participants in our long-term incentive plans for payment of applicable withholding taxes upon vesting of awards under those plans in 2017, 2016 and 2015, respectively.

Credit Agreements

Amended and Restated Credit Agreement—In June 2017, we repaid all outstanding term loans under our credit agreement dated April 16, 2014 (the “Prior Credit Agreement”), and we amended and restated the Prior Credit Agreement by entering into an Amended and Restated Credit Agreement (“Credit Agreement”) with a syndicate of lenders and letter of credit issuers, and Crédit Agricole Corporate and Investment Bank, as administrative agent and collateral agent. All letters of credit outstanding under the Prior Credit Agreement were deemed issued under the Credit Agreement.

The Credit Agreement includes $810 million of commitments from the lenders, the full amount of which is available for the issuance of letters of credit, and $300 million of which is available for revolving loans. The senior secured credit facility established by the Credit Agreement is scheduled to mature in June 2022, unless we do not repay in full by December 1, 2020 our $500 million senior secured notes that are due in April 2021, in which case the Credit Agreement will mature on December 1, 2020. As of December 31, 2017, the aggregate amount of letters of credit issued under the Credit Agreement was $407 million, there were no revolving loans under the Credit Agreement, and we had $403 million of available commitments under the Credit Agreement.

As of December 31, 2017, we were in compliance with the financial and other covenants under the Credit Agreement, including those as shown below:

Ratios	Requirement	Actual
Minimum fixed charge coverage ratio	1.15x	3.03x
Maximum total leverage ratio	3.50x	1.27x
Minimum collateral coverage ratio	1.20x	1.98x

Senior Notes―In April 2014 we issued $500 million in aggregate principal amount of 8.00% senior secured notes due 2021 (the “Senior Notes”) in a private placement in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended. Interest on the Senior Notes is payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2014. The Senior Notes are scheduled to mature on May 1, 2021.

At any time, or from time to time, on or after May 1, 2017, at our option, we may redeem the Senior Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the Senior Notes to be redeemed) set forth below, together with accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning May 1 of the years indicated:

Year	Percentage
2017	104%
2018	102
2019 and thereafter	100

North Ocean Financing―In the second quarter of 2017, we exercised our option under the North Ocean 105 AS joint venture agreement and purchased the 25% ownership interest of Oceanteam ASA (“Oceanteam”) in the vessel-owning company for approximately $11 million in cash. As part of that transaction, we also assumed the right to a $5 million note payable from North Ocean 105 AS to Oceanteam (which had been issued in connection with a dividend declared by North Ocean 105 AS in 2016). For further discussion, see Note 19, Stockholders’ Equity. The Credit Agreement eliminated the Prior Credit Agreement’s requirement for us to prepay by July 20, 2017 the North Ocean 105 borrowing and to mortgage the NO 105 vessel in favor of the lenders.

Receivables Factoring Facility—In February 2017, J. Ray McDermott de Mexico, S.A. de C.V. (“JRM Mexico”), one of our indirect, wholly owned subsidiaries, entered into a 364-day, $50 million committed revolving receivables purchase agreement which provides for the sale, at a discount rate of LIBOR plus an applicable margin of 4.25%, of certain receivables to a designated purchaser without recourse.  During 2017, we sold approximately $2 million of receivables.

Vendor Equipment Financing—In February 2017, JRM Mexico entered into a 21-month loan agreement for equipment financing in the amount of $47 million. Borrowings under the loan agreement bear interest at a fixed rate of 5.75%. JRM Mexico’s obligations in connection with this equipment financing are guaranteed by McDermott International Management, S. de RL., one of our 100% owned subsidiaries. As of December 31, 2017, the total borrowings outstanding under this facility were approximately $16 million.

Tangible Equity Units (“TEUs”)—During April 2017, in connection with the mandatory settlement of the purchase contracts underlying our previously outstanding TEUs, we delivered 40.8 million shares of our common stock to holders of the TEUs, based on the settlement rate of 3.5496 shares per unit.

Those TEUs were accounted for as capital in excess of par value totaling $240 million in our Consolidated Balance Sheets.

Uncommitted Facilities—As of December 31, 2017, to support our contracting activities, we had approximately $1 billion of uncommitted bilateral letters of credit, bank guarantee and surety bonds facilities, of which approximately $621 million had been utilized as of December 31, 2017.

For additional information regarding our outstanding indebtedness, see Note 12, Debt, to the accompanying Consolidated Financial Statements.

Financing of the Combination

On December 18, 2017, in connection with the Business Combination Agreement, we entered into or received commitment letters (including the exhibits and other attachments thereto, and together with any amendments, modifications or supplements thereto, the “Commitment Letters”) from certain financial institutions to provide debt financing for the Combination.  Barclays Bank PLC (“Barclays”), Crédit Agricole Corporate and Investment Bank (“CACIB”), Goldman Sachs Bank USA (“GS”), ABN AMRO Capital USA LLC (“ABN”), Royal Bank of Canada (“RBC”), The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”) and Standard Chartered Bank (“Standard Chartered”) are arrangers and/or agents for the debt financing and have provided commitments in respect thereof (Barclays, CACIB, GS, ABN, BTMU and Standard Chartered, together with the other commitment parties, the “Commitment Parties”).

In connection with the Combination, we expect to:

•	enter into a senior secured revolving credit facility in an aggregate principal amount of $1.0 billion (the “Revolving Credit Facility”);
•	enter into a senior secured letter of credit facility in the aggregate face amount of $1.3 billion (the “LC Facility”);
•	enter into a senior secured term loan B facility in the aggregate principal amount of $1.75 billion (the “Term Loan B Facility”);
•

enter into a senior secured term loan C facility in the aggregate principal amount of $400 million (the “Term Loan C Facility,” and, together with the Term Loan B Facility, the “Term Loan Facilities,” and, together with the Revolving Credit Facility, the LC Facility and the Term Loan B Facility, the “Senior Credit Facilities”); and

•	issue senior unsecured debt securities in a private placement in the aggregate principal amount of $1.5 billion (the “Notes”).

Prior to the closing date of the Combination (the “Closing Date”), we may elect to decrease the commitments under the Term Loan C Facility to match any concurrent incremental commitments we receive from financial institutions in respect of the LC Facility (subject to a maximum $500 million increase in the LC Facility). McDermott utilized this election provision in February 2018 when RBC became one of the Commitment Parties, thereby decreasing the commitments under the Term Loan C Facility by $100 million to an aggregate principal amount of $400 million and increasing the commitments under the LC Facility by $100 million to an aggregate face amount of $1.3 billion.

Pursuant to the Commitment Letters, certain of the Commitment Parties have committed to provide, subject to the terms and conditions set forth therein, (1) the Senior Credit Facilities and (2) senior unsecured bridge facilities in an aggregate principal amount of up to $1.5 billion, the availability of which will be subject to reduction upon the issuance of the Notes pursuant to the terms set forth in the Commitment Letters (the “Bridge Facilities” and, together with the Senior Credit Facilities, the “Facilities”).

The terms of the Facilities will be set forth in definitive loan documentation consistent with the terms set forth in the Commitment Letters and specified documentation standards.  The Commitment Parties’ commitments are subject to the satisfaction of certain conditions, including: (1) the execution and delivery of definitive documentation with respect to the Facilities in accordance with the terms sets forth in the Commitment Letters; (2) the substantially concurrent consummation of the Combination in accordance with the Business Combination Agreement; and (3) the absence of any material adverse effect with respect to CB&I’s business.

The proceeds of the Senior Credit Facilities will be used as of the closing of the Combination to: (1) fund the transactions contemplated under the Combination; (2) pay fees and expenses in connection with the Combination; and (3) repay all existing material indebtedness for borrowed money of McDermott and CB&I (the “Existing Funded Debt”) and replace, backstop or cash collateralize letters of credit issued under the facilities being terminated in connection with such repayment and certain bilateral credit facilities.  We may also use the Revolving Credit Facility and the LC Facility for working capital purposes, letters of credit and other liquidity needs.

Specifically, the full amount of the Term Loan B Facility and, if the full amount of the Notes are not issued, the Bridge Facilities (as reduced by the amount of the Notes that are issued) will be drawn on the Closing Date to fund the Combination, the repayment of the Existing Funded Debt, the cash collateralization of existing performance and financial letters of credit of the combined business and the payment of fees and expenses in connection therewith.  The full amount of the Term Loan C Facility will be drawn on the Closing Date to fund the cash collateralization of existing and future performance and financial letters of credit of the combined business that are issued (or deemed issued) under the Term Loan C Facility (subject to a sub-limit for financial letters of credit of $250 million).  In addition, on the Closing Date, performance and financial letters of credit will be available under the Revolving Credit Facility (subject to a sub-limit for financial letters of credit of $200 million) and performance letters of credit will be available under the LC Facility, in each case to backstop or replace existing letters of credit of the combined business, and up to $75 million of loans will be available under the Revolving Credit Facility to fund our working capital needs.

At our option, amounts outstanding under the Term Loan Facilities are expected to bear interest at either a base rate (the highest of the prime rate, the Federal Funds rate plus 0.50%, or the 30-day Eurodollar Rate plus 1.0%) or the reserve-adjusted Eurodollar rate (the “Eurodollar Rate”), plus, in each case, an applicable margin per annum equal to 3.75% in respect of base rate loans and 4.75% in respect of Eurodollar loans.  In addition, at our option, amounts outstanding under the Revolving Credit Facility and the LC Facility are expected to bear interest at either a base rate or the Eurodollar Rate, plus, in each case, an applicable margin per annum that will range from 2.75% to 3.25% based on our leverage in respect of amounts that accrue interest at the base rate and from 3.75% to 4.25% based on our leverage in respect of amounts that accrue interest at the Eurodollar Rate.

With respect to all letters of credit outstanding under the Revolving Credit Facility and the LC Facility, we expect to be charged a participation fee of (1) between 3.75% and 4.25% per year in respect of financial letters of credit and (2) between 1.875% and 2.125% per year in respect of performance letters of credit, in each case depending on our leverage ratio.

The Term Loan Facilities are expected to mature on the seventh anniversary of the Closing Date unless the maturity date under the Revolving Credit Facility or the LC Facility is earlier than the fifth anniversary of the Closing Date, in which case the Term Loan Facilities are expected to mature on the sixth anniversary of the Closing Date.  The outstanding principal amount under the Term Loan Facilities will be payable in equal quarterly amounts of 1.00% per annum, with the remaining balance payable on the maturity date thereof.

Each of the Revolving Credit Facility and the LC Facility is expected to mature on the fifth anniversary of the Closing Date.  The outstanding principal amount of the loans under the Revolving Credit Facility will be due on the maturity date of the Revolving Credit Facility.

The Commitment Letters provide that the borrowers’ obligations under the Senior Credit Facilities and certain hedging arrangements and cash management arrangements of ours entered into with the agents and lenders under the Senior Credit Facilities will be unconditionally guaranteed, jointly and severally, by us and each of our existing and subsequently acquired or organized direct or indirect wholly owned restricted subsidiaries (other than certain excluded subsidiaries as more fully described in the Commitment Letters) (we and such subsidiary guarantors, the “Guarantors”).  In addition, the Commitment Letters provide that, subject to certain agreed-upon collateral principles and the exclusion of certain assets as more fully described in the Commitment Letters, the obligations of the borrowers and Guarantors under the Senior Credit Facilities and the above-mentioned hedging arrangements and cash management arrangements will be secured by first priority liens on and security interests in substantially all of the present and after-acquired assets of the borrowers and the Guarantors.

We expect to issue $1.5 billion of Notes in lieu of the Bridge Facilities prior to or concurrently with the consummation of the Combination.  The Notes are expected to consist of two issuances, the first of which is expected to be in an aggregate principal amount of $950 million and mature on the sixth anniversary of the Closing Date (the “Six-Year Notes”).  The second issuance is expected to be in an aggregate principal amount of $550 million and mature on the eighth anniversary of the Closing Date (the “Eight-Year Notes”).  However, the terms of the Notes are not committed and will depend on market conditions at the time of issuance.  The proceeds from the issuance of the Notes will be used to finance in part the Combination, the repayment of Existing Funded Debt and to pay fees and expenses in connection with the Combination.

In the event that the gross cash proceeds from the issuance of the Six-Year Notes are less than $950 million, we intend to enter into a senior unsecured bridge loan facility (the “Six-Year Bridge Facility”) in an aggregate principal amount of $950 million (less the net cash proceeds received in connection with the Six-Year Notes).  The loans under the Six-Year Bridge Facility will bear interest at the Eurodollar Rate plus an applicable margin that increases over time up to a specified maximum amount.  The loans under the Six-Year Bridge Facility will initially mature on the first anniversary of the Closing Date, but they will automatically convert into extended term loans maturing on the six-year anniversary of the Closing Date if certain conditions are met.

The Six-Year Bridge Facility will be subject to affirmative and negative covenants and events of default consistent with the specified documentation standards and will not contain any financial maintenance covenants.

Furthermore, in the event that the gross cash proceeds from the issuance of the Eight-Year Notes are less than $550 million, we intend to enter into a senior unsecured bridge loan facility (the “Eight-Year Bridge Facility”) in an aggregate principal amount of $550 million (less the net cash proceeds received in connection with the Eight-Year Notes).  The loans under the Eight-Year Bridge Facility will bear interest at the Eurodollar Rate plus an applicable margin that increases over time up to a specified maximum amount.  The loans under the Eight-Year Bridge Facility will initially mature on the first anniversary of the Closing Date, but they will automatically convert into extended term loans maturing on the eight-year anniversary of the Closing Date if certain conditions are met.

Both McDermott and CB&I are parties to a number of short-term uncommitted bilateral credit facilities (the “Uncommitted Facilities”) across several geographic regions. The Uncommitted Facilities generally are used to provide letters of credit or bank guarantees to customers in support of advance payments and performance in the ordinary course of business. Our expectation is that a number of the Uncommitted Facilities will continue to remain in place following the Closing Date. However, the proceeds from, and letters of credit issued under, the Senior Credit Facilities may be used to replace, backstop or otherwise cash collateralize existing obligations under certain of the Uncommitted Facilities.

Capital Expenditures

As part of our strategic growth program, our management regularly evaluates our marine vessel fleet and our fabrication yard construction capacity to ensure our fleet and construction capabilities are adequately aligned with our overall growth strategy. These assessments may result in capital expenditures to construct, upgrade, acquire or operate vessels or acquire or upgrade fabrication yards that would enhance or grow our technical capabilities, or may involve engaging in discussions to dispose of certain marine vessels or fabrication yards.

Capital expenditures for 2017, 2016 and 2015 were $119 million, $228 million and $103 million, respectively, discussed below:

•	2017 capital expenditures included the acquisition (prior to its subsequent sale leaseback) of the Amazon vessel, as well as costs associated with upgrading the capabilities of other marine vessels;
•

2016 capital expenditures were primarily attributable to the construction of the DLV 2000, and were incurred as a result of the construction work reaching established milestones, including completion in the second quarter of 2016; and

•	2015 capital expenditures were primarily attributable to the construction of the DLV 2000, as well as costs associated with upgrading the capabilities of other marine vessels.

In 2018, we expect to spend approximately $116 million for capital projects, such as upgrades to the Amazon, DB 32 and DLV 2000 vessels, the new maritime facility at Ras Al-Khair in Saudi Arabia and various capital maintenance projects.

Contractual Obligations

In the table below, we set forth our contractual and other obligations as of December 31, 2017. Certain amounts included in this table are based on some estimates and assumptions about these obligations, including their duration, anticipated actions by third parties and other factors. The contractual and other obligations we will actually pay in future periods may vary from those reflected in the table because some estimates and assumptions are subjective.

		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years
	(In thousands)
Debt and capital lease obligations[1]	$541,977	$24,291	$17,686	$500,000	$-
Estimated interest payments[2]	142,032	41,376	80,656	20,000	-
Operating leases[3]	268,910	27,710	49,604	43,647	147,949
(1)	Amounts represent the expected cash payments for the principal amounts related to our debt, including capital lease obligations. Amounts exclude debt issuance costs and interest.
(2)	Amounts represent the expected cash payments for interest on our long-term debt and capital lease obligations.
(3)	Amounts represent future minimum payments under non-cancelable operating leases with initial or remaining terms of one year or more.

We have recorded a $63 million liability as of December 31, 2017 for unrecognized tax positions and the payment of related interest and penalties. Due to the uncertainties related to these tax matters, we are unable to make a reasonably reliable estimate as to when cash settlement with a taxing authority will occur.

Our contingent commitments under letters of credit, bank guarantees and surety bonds currently outstanding expire as follows:

		Less than	1-3	3-5	More than
(In thousands)	Total	1 Year	Years	Years	5 Years
Contingent commitments	$1,044,591	$702,058	$244,081	$65,816	$32,636

Critical Accounting Policies and Estimates

Our Consolidated Financial Statements and accompanying notes are presented in U.S. Dollars and prepared in accordance with GAAP. We base our estimates on historical experience and on various other assumptions we believe to be reasonable according to the current facts and circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  We believe the following are our most critical accounting policies applied in the preparation of our Consolidated Financial Statements. These policies require our most difficult, subjective and complex judgments, often as a result of the need to make estimates of matters that are inherently uncertain.  This discussion should be read in conjunction with our Consolidated Financial Statements and related notes included in this document.

Use of Estimates―We use estimates and assumptions to prepare our financial statements in conformity with GAAP. These estimates and assumptions affect the amounts we report in our financial statements and accompanying notes. Our actual results could differ from these estimates, and variances could materially affect our financial condition and results of operations in future periods. Changes in project estimates generally exclude change orders and changes in scope, but may include, without limitation, unexpected changes in weather conditions, productivity, unanticipated vessel repair requirements, customer, subcontractor and supplier delays and other costs. We generally expect to experience a variety of unanticipated events, and some of these events can result in significant cost increases above cost amounts we previously estimated. As of December 31, 2017, we have provided for our estimated costs to complete on all of our ongoing contracts. However, it is possible that current estimates could change due to unforeseen events, which could result in adjustments to overall contract costs. Variations from estimated contract performance could result in material adjustments to operating results. See Note 4, Use of Estimates, to the accompanying Consolidated Financial Statements.

Revenue Recognition—We generally recognize contract revenues and related costs on a percentage-of-completion method for individual contracts or combinations of contracts based on work performed, man hours, or a cost-to-cost method, as applicable to the activity involved.

At the outset of each project, we prepare a detailed analysis of our estimated cost to complete the project.  Total estimated project costs, and resulting contract income, are affected by changes in the expected cost of materials and labor, productivity, vessel costs, scheduling and other factors. In order to record revenue and profits on these projects, we multiply the total estimated profit over the life of the project by the current percentage towards completion based on the appropriate units noted above. Estimated losses on a project are recorded in full in the period the loss becomes known.

Estimated profit over the life of a project includes consideration of contract price, change orders, claims, costs incurred and estimated costs to complete.  Change orders, which are a normal and recurring part of our business, can increase (sometimes substantially) the future scope and cost of a job. Revenue from unapproved change orders is generally recognized to the extent of the lesser of amounts we expect to recover or costs incurred. To the extent claims included in backlog are not resolved in our favor, there could be reductions in, or reversals of previously reported amounts of, revenues and profits, and charges against current earnings, which could be material.

We regularly review contract price and cost estimates as the work progresses and reflect adjustments in profit, proportionate to the job percentage of completion in the period, when those estimates are revised. External factors such as weather, customer requirements, timely availability of materials, productivity, and other factors outside of our control may affect the progress and estimated cost of a project’s completion which could materially impact the timing and amount of our revenue and income recognition. See Note 1, Basis of Presentation and Significant Accounting Policies, and Note 3, Revenue Recognition, to the accompanying Consolidated Financial Statements for further information.

Change in Revenue Recognition Standard (Adoption of ASC Topic 606)―We adopted ASC Topic 606, Revenue from Contracts with Customers, on January 1, 2018. The standard outlines a five-step model, whereby revenue is recognized in accordance with a continuous transfer of control of assets to the customer under long-term contracts. The standard also requires new, expanded disclosures regarding revenue recognition.

We adopted the new standard effective January 1, 2018 (the “initial application” date):

•	using the modified retrospective application, with no restatement of the comparative periods presented and a cumulative effect adjustment as of the date of adoption; and
•	applying the new standard only to those contracts that are not substantially complete at the date of initial application.

Implementation Plan—We developed a comprehensive change management project plan to guide the implementation, because this new standard impacted our business processes, systems and controls. The project plan included analyzing the standard’s impact on our contract portfolio, comparing our historical accounting policies and practices to the requirements of the new standard, and identifying differences resulting from the requirements of the new standard.

We developed internal controls to help ensure that we adequately evaluate our portfolio of contracts under the five-step model to complete assessments of our operating results under ASC Topic 606. We reported on the progress of the implementation to our Audit Committee and Board of Directors on a regular basis during the project’s duration.

ASC Topic 606 Impacts―We will continue to recognize revenues and earnings for the majority of our long-term contracts over time, as the work progresses, because of the continuous transfer of control of assets to our customers, generally using an input method to measure progress. Prior to the adoption of ASC Topic 606, we generally excluded certain costs from the cost-to-cost method of measuring project progress, such as significant costs for procured materials and third-party subcontractors. With the adoption of ASC Topic 606, we will measure project progress utilizing an input method to measure progress for individual contracts or combinations of contracts based on the total cost of materials, labor, equipment and vessel operating costs and other costs incurred as applicable to each contract. Despite this change, the cash flows and overall profitability of our contracts at completion are not expected to change.

In addition, in our Consolidated Balance Sheet, long-term contracts will continue to be reported in a net contract asset (Contracts in progress) or contract liability (Advance billings on contracts) position on a contract-by-contract basis at the end of each reporting period.

The impact of adopting this standard on our December 31, 2017 Consolidated Balance Sheet is discussed in Note 3, Revenue Recognition, to the accompanying Consolidated Financial Statements.

Loss Contingencies―We record liabilities for loss contingencies when it is probable that a liability has been incurred and the amount of loss is reasonably estimable. We provide disclosure when there is a reasonable possibility the ultimate loss will exceed by a material amount the recorded provision or if the loss is not reasonably estimable but is expected to be material to our financial results. We have accrued our estimates of the probable losses associated with these matters and associated legal costs are generally recognized in selling, general and administrative expenses as incurred. However, our losses are typically resolved over long periods of time and are often difficult to estimate due to various factors, including the possibility of multiple actions by third parties. Therefore, it is possible future earnings could be affected by changes in our estimates related to these matters.

Pension and Postretirement Benefit Plans—We estimate income or expense related to our pension and postretirement benefit plans based on actuarial assumptions, including assumptions regarding discount rates and expected returns on plan assets adjusted for the current period actuarial gains and losses. We determine our discount rate based on a review of published financial data and discussions with our actuary regarding rates of return on high-quality, fixed-income investments currently available and expected to be available during the period to maturity of our pension obligations. Based on historical data and discussions with our investment consultant, we determine our expected return on plan assets based on the expected long-term rate of return on our plan assets and the market value of our plan assets. The expected long-term rate of return is based on the expected return of the various asset classes held in the plan, weighted by the target allocation of the plan’s assets. Changes in these assumptions can result in significant changes in our estimated pension income or expense and our consolidated financial condition. We revise our assumptions annually based upon changes in current interest rates, return on plan assets and the underlying demographics of our workforce. These assumptions are reasonably likely to change in future periods and may have a material impact on future earnings.

The following table illustrates the sensitivity to changes in certain assumptions, holding all other assumptions constant, for our pension plan.

	Effect on
	Pretax Pension	Pension Benefit
	Expense in	Obligation at
	2017	December 31, 2017
	(In millions)
25-basis-point change in discount rate	$11	$12
25-basis-point change in expected long-term rate of return	1	-

See Note 13, Pension and Postretirement Benefits, to the accompanying Consolidated Financial Statements for information on our pension plans.

Impairment—We review our tangible long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. If an evaluation is required, the fair value of each applicable asset is compared to its carrying value. Factors that impact our determination of potential impairment include forecasted utilization of equipment and estimates of forecasted cash flows from projects expected to be performed in future periods. Our estimates of cash flow may differ from actual cash flow due to, among other things, economic conditions or changes in operating performance. Any changes in such factors may negatively affect our business segments and result in future asset impairments.

Deferred Taxes—We believe that our deferred tax assets recorded as of December 31, 2017 are realizable through carrybacks, future reversals of existing taxable temporary differences and future taxable income. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. If we subsequently determine that we will be able to realize deferred tax assets in the future in excess of our net recorded amount, the resulting adjustment would increase earnings for the period in which such determination was made. We will continue to assess the adequacy of the valuation allowance on a quarterly basis. Any changes to our estimated valuation allowance could be material to our consolidated financial condition and results of operations. See Note 17, Income Taxes, to the accompanying Consolidated Financial Statements for information on our deferred taxes.

Accounting and Reporting Changes

For a discussion of the potential impact of new accounting pronouncements on our Consolidated Financial Statements, see Note 1, Basis of Presentation and Significant Accounting Policies, to the accompanying Consolidated Financial Statements.

Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of McDermott International, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of McDermott International, Inc. and subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income, cash flows, and equity for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 21, 2018

(July 31, 2018 as to notes 1, 4, 16, 17, 18, 19, and 21 to the consolidated financial statements)

We have served as the Company’s auditor since 2006.

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31,
	2017	2016	2015
	(In thousands, except share and per share amounts)
Revenues	2,984,768	$2,635,983	$3,070,275

Costs and Expenses:
Cost of operations	2,449,443	2,249,270	2,690,560
Research and development expenses	4,946	346	724
Selling, general and administrative expenses	203,907	183,180	197,423
Other operating (income) expenses, net	7,204	65,362	49,070
Total costs and expenses	2,665,500	2,498,158	2,937,777

Income (loss) from Investments in Unconsolidated Affiliates	(11,981)	294	(11,992)

Operating income	307,287	138,119	120,506

Other expense:
Interest expense, net	(62,974)	(58,871)	(50,058)
Other non-operating income (expense), net	3,865	3,361	(17,830)
Total other expense, net	(59,109)	(55,510)	(67,888)

Income before provision for income taxes	248,178	82,609	52,618

Provision for income taxes	68,716	41,926	51,963

Income before loss from Investments in Unconsolidated Affiliates	179,462	40,683	655

Non-operating loss from Investments in Unconsolidated Affiliates	(2,247)	(4,384)	(9,494)

Net income (loss)	177,215	36,299	(8,839)

Less: Net income (loss) attributable to noncontrolling interest	(1,331)	2,182	9,144

Net income (loss) attributable to McDermott International, Inc.	178,546	$34,117	$(17,983)

Net income (loss) per share attributable to McDermott International, Inc.:
Basic	$1.96	$0.43	$(0.23)
Diluted	$1.88	$0.36	$(0.23)

Shares used in the computation of net income (loss) per share:
Basic	91,112,644	80,119,788	79,413,588
Diluted	95,211,586	94,728,080	79,413,588

See accompanying Notes to the Consolidated Financial Statements.

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Net income (loss)	$177,215	$36,299	$(8,839)
Other comprehensive income (loss), net of tax:
Unrealized gain on investments	124	22	6
Gain on derivatives	23,248	39,148	18,480
Foreign currency translation	(6,943)	(12,157)	(14,713)
Other comprehensive income (loss), net of tax	16,429	27,013	3,773
Total comprehensive income (loss)	193,644	63,312	(5,066)
Less: Comprehensive income (loss) attributable to noncontrolling interests	(1,349)	2,135	9,064
Comprehensive income (loss) attributable to McDermott International, Inc.	$194,993	$61,177	$(14,130)

See accompanying Notes to the Consolidated Financial Statements.

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
	December 31,
	2017	2016
	(In thousands, except share and per share amounts)
Assets
Current assets:
Cash and cash equivalents	$390,263	$595,921
Restricted cash and cash equivalents	17,929	16,412
Accounts receivable—trade, net	328,302	334,384
Accounts receivable—other	40,730	36,929
Contracts in progress	621,411	319,138
Other current assets	35,615	29,599
Total current assets	1,434,250	1,332,383
Property, plant and equipment	2,651,087	2,586,179
Less accumulated depreciation	(985,273)	(898,878)
Property, plant and equipment, net	1,665,814	1,687,301
Accounts receivable—long-term retainages	39,253	127,193
Investments in Unconsolidated Affiliates	7,501	17,023
Deferred income taxes	17,616	21,116
Other assets	58,386	37,214
Total assets	$3,222,820	$3,222,230

Liabilities and Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$24,264	$48,125
Accounts payable	279,109	173,203
Accrued liabilities	336,747	277,584
Advance billings on contracts	32,252	192,486
Income taxes payable	34,562	17,945
Total current liabilities	706,934	709,343
Long-term debt	512,713	704,395
Self-insurance	16,097	16,980
Pension liabilities	14,400	19,471
Non-current income taxes	62,881	60,870
Other liabilities	121,018	115,703
Commitments and contingencies
Stockholders' equity:
Common stock, par value $1.00 per share, authorized 255,000,000 shares;
issued 97,508,614 and 83,230,094 shares, respectively	97,509	83,230
Capital in excess of par value	1,858,108	1,861,579
Accumulated deficit	(48,221)	(226,767)
Accumulated other comprehensive loss	(50,448)	(66,895)
Treasury stock, at cost: 2,833,007 and 2,767,335 shares, respectively	(96,282)	(94,957)
Stockholders' Equity—McDermott International, Inc.	1,760,666	1,556,190
Noncontrolling interest	28,111	39,278
Total equity	1,788,777	1,595,468
Total liabilities and equity	$3,222,820	$3,222,230

See accompanying Notes to the Consolidated Financial Statements.

mit

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$177,215	$36,299	$(8,839)
Non-cash items included in net income (loss):
Depreciation and amortization	100,702	102,677	118,281
Impairment loss	754	54,958	6,808
Stock-based compensation charges	22,965	22,680	16,593
Loss from investments in Unconsolidated Affiliates	14,228	4,090	21,486
Pension (gain) expense	(4,542)	(3,228)	19,821
Debt issuance cost amortization	13,264	13,141	12,767
Other non-cash items	654	(16,280)	19,948
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	90,802	(89,776)	(82,697)
Contracts in progress, net of Advance billings on contracts	(449,841)	144,412	(113,338)
Accounts payable	105,383	(101,845)	78,646
Accrued and other current liabilities	60,908	(37,064)	(33,969)
Other assets and liabilities, net	3,312	48,115	(235)
Total cash provided by operating activities	135,804	178,179	55,272

Cash flows from investing activities:
Purchases of property, plant and equipment	(118,811)	(228,079)	(102,851)
Proceeds from asset dispositions	56,371	2,366	10,724
Investments in Unconsolidated Affiliates	(2,769)	(5,093)	(7,038)
Other investing activities	-	-	3,593
Total cash used in investing activities	(65,209)	(230,806)	(95,572)

Cash flows from financing activities:
Repayment of debt	(234,799)	(103,020)	(26,938)
Payment of debt issuance cost	(21,250)	(8,730)	(170)
Acquisition of Noncontrolling interest	(10,652)	-	(24)
Repurchase of common stock	(7,204)	(4,022)	(1,038)
Dividends paid to Noncontrolling interest	(902)	-	-
Total cash used in financing activities	(274,807)	(115,772)	(28,170)

Effects of exchange rate changes on cash, cash equivalents and restricted cash	71	(913)	(2,779)
Net decrease in cash, cash equivalents and restricted cash	(204,141)	(169,312)	(71,249)
Cash, cash equivalents and restricted cash at beginning of period	612,333	781,645	852,894
Cash, cash equivalents and restricted cash at end of period	$408,192	$612,333	$781,645

Supplemental Cash Flow Information:
Cash paid during the period for:
Income taxes, net of refunds	$44,821	$37,710	$40,560
Cash paid for interest, net of amounts capitalized	49,636	46,693	40,690
Supplemental Disclosure of Noncash Investing Activities:
Non-cash purchase (sale) of investments in unconsolidated affiliates	-	(12,377)	2,396
Supplemental Disclosure of Noncash Financing Activities:
Vendor equipment financing	15,686	-	-
Note payable in connection with noncontrolling interest distribution	(5,000)	5,000	-
Non-cash acquisition of noncontrolling interest	-	17,779	-

See accompanying Notes to the Consolidated Financial Statements.

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF EQUITY
	Common Stock Par Value	Capital in Excess of Par Value	Accumulated Deficit	Accumulated Other Comprehensive Loss ("AOCI")	Treasury Stock	Stockholders' Equity	Noncontrolling Interest ("NCI")	Total Equity
	(in thousands)
Balance at January 1, 2015	$81,737	$1,840,288	$(239,572)	$(97,808)	$(96,441)	$1,488,204	$50,910	$1,539,114
Net income (loss)	-	-	(17,983)	-	-	(17,983)	9,144	(8,839)
Other comprehensive income (loss), net of tax	-	-	-	3,853	-	3,853	(80)	3,773
Common stock issued	558	(7,635)	(3,329)	-	11,085	679	-	679
Stock-based compensation charges	-	20,753	-	-	(5,359)	15,394	-	15,394
Purchase of treasury shares	-	-	-	-	(1,720)	(1,720)	-	(1,720)
Retirement of common stock	(14)	(159)	-	-	173	-	-	-
Other	-	(1,628)	-	-	-	(1,628)	(52)	(1,680)
Balance at December 31, 2015	82,281	1,851,619	(260,884)	(93,955)	(92,262)	1,486,799	59,922	1,546,721
Net income	-	-	34,117	-	-	34,117	2,182	36,299
Other comprehensive income (loss), net of tax	-	-	-	27,060	-	27,060	(47)	27,013
Common stock issued	1,101	(1,101)	-	-	-	-	-	-
Stock-based compensation charges	-	11,639	-	-	-	11,639	-	11,639
Purchase of treasury shares	-	-	-	-	(4,022)	(4,022)	-	(4,022)
Retirement of common stock	(152)	(1,175)	-	-	1,327	-	-	-
Distributions to NCI	-	-	-	-	-	-	(5,000)	(5,000)
Purchase of shares from NCI	-	597	-	-	-	597	(17,779)	(17,182)
Balance at December 31, 2016	83,230	1,861,579	(226,767)	(66,895)	(94,957)	1,556,190	39,278	1,595,468
Net income (loss)	-	-	178,546	-	-	178,546	(1,331)	177,215
Other comprehensive income (loss), net of tax	-	-	-	16,447	-	16,447	(18)	16,429
Common stock issued	14,555	(14,555)	-	-	-	-	-	-
Stock-based compensation charges	-	14,566	-	-	-	14,566	-	14,566
Purchase of treasury shares	-	-	-	-	(7,204)	(7,204)	-	(7,204)
Retirement of common stock	(276)	(5,603)	-	-	5,879	-	-	-
Purchase of shares from NCI	-	2,121	-	-	-	2,121	(9,818)	(7,697)
Balance at December 31, 2017	$97,509	$1,858,108	$(48,221)	$(50,448)	$(96,282)	$1,760,666	$28,111	$1,788,777

See accompanying Notes to the Consolidated Financial Statements.

McDERMOTT INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

McDERMOTT INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

NOTE 1—BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

McDermott International, Inc. (“McDermott”), a corporation incorporated under the laws of the Republic of Panama in 1959, is a leading provider of integrated engineering, procurement, construction and installation (“EPCI”), front-end engineering and design (“FEED”), and module fabrication services for upstream field developments worldwide.  We deliver fixed and floating production facilities, pipeline installations and subsea systems from concept to commissioning for complex offshore and subsea oil and gas projects. Operating in approximately 20 countries across the Americas, Europe, Africa, Asia and Australia, our integrated resources include a diversified fleet of marine vessels, fabrication facilities and engineering offices. We support our activities with comprehensive project management and procurement services, while utilizing our fully integrated capabilities in both shallow water and deepwater construction. Our customers include national, major integrated and other oil and gas companies, and we operate in most major offshore oil and gas producing regions throughout the world. We execute our contracts through a variety of methods, principally fixed-price, but also including cost reimbursable, cost-plus, day-rate and unit-rate basis or some combination of those methods. In these Notes to our Consolidated Financial Statements, unless the context otherwise indicates, “we,” “us” and “our” mean McDermott and its consolidated subsidiaries.

Basis of Presentation

We have presented our Consolidated Financial Statements in U.S. Dollars in accordance with accounting principles generally accepted in the United States (“GAAP”). These Consolidated Financial Statements include the accounts of McDermott International, Inc., its consolidated subsidiaries and controlled entities.  Subsidiaries are defined as being those companies over which we, either directly or indirectly, have control through a majority of the voting rights or the right to exercise control or to obtain the majority of the benefits and be exposed to the majority of the risks. Subsidiaries are consolidated from the date on which control is obtained until the date that such control ceases. All intercompany transactions and balances have been eliminated in consolidation.

In connection with the closing of the Combination (as defined in Note 2), we implemented changes to our financial reporting structure, as follows:

Segments—We completed changes to our organizational structure that resulted in the re-classification of our reporting segments. Europe and Africa operations previously were aggregated into our Americas, Europe and Africa reporting segment, and Russia and Caspian operations previously were aggregated into our Middle East reporting operating segment. However, in the second quarter of 2018, the responsibilities for business decisions relating to Europe, Africa, Russia and Caspian (“EARC”) were consolidated and are now reflected in our EARC segment. Accordingly, we now report financial results under four reporting segments consisting of (1) North, Central and South America (“NCSA”); (2) EARC; (3) the Middle East and North Africa (“MENA”); and (4) Asia Pacific (“APAC”).

Income (loss) from Investments in Unconsolidated Affiliates— Our results reflect the reclassification of approximately $12 million of equity losses in 2017, $0.2 million of equity earnings in 2016 and $12 million of equity losses in 2015, respectively, associated with our io Oil and Gas and Qingdao McDermott Wuchuan Offshore Engineering Company Ltd. unconsolidated joint ventures to operating income. Previously, results from these unconsolidated joint ventures were presented below the operating income (loss) line in our Consolidated Statements of Operations as we did not consider the activities of the unconsolidated joint ventures to be integral to our operations.  Based on expected expansion in activity of these unconsolidated joint ventures with us in 2018 and in future years, we now believe the activities of these unconsolidated joint ventures are integral to our ongoing operations and are most appropriately reflected in operating income.  Prior periods have been reclassified to be consistent with our 2018 presentation.   Equity earnings and losses for unconsolidated joint ventures that are not integral to our operations will continue to be presented below the operating income (loss) line.

Reverse Common Stock Split—We amended our amended and restated articles of incorporation to effect a three-to-one reverse stock split of McDermott common stock, effective May 9, 2018. Common stock, capital in excess of par, share and per share (except par value per share, which was not affected) information for all periods presented has been recast in the Consolidated Financial Statements and notes to reflect the reverse stock split.

Additionally, in the first quarter of 2018, we adopted Accounting Standards Update (“ASU”) 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit, issued in March 2017. This ASU requires bifurcation of certain components of net pension and postretirement benefit cost in the Consolidated Statements of Operations. We adopted this ASU effective as of January 1, 2018. As a result, benefit costs, excluding any service costs component, previously included in Selling, general and administrate expenses, are now included in other non-operating income (expense), net in our Consolidated Statements of Operations. All comparable periods have been revised to reflect this change.

Revenue Recognition

Contracts―We determine the appropriate accounting treatment for each of our contracts with customers before work on the project begins. We generally recognize contract revenues and related costs on a percentage-of-completion method for individual contracts or combinations of contracts based on work performed, man hours, or a cost-to-cost method, as applicable to the activity involved. We include the amount of accumulated contract costs and estimated earnings that exceed billings to customers in Contracts in Progress. We include billings to customers that exceed accumulated contract costs and estimated earnings in Advance Billings on Contracts. Most long-term contracts contain provisions for progress payments. We expect to invoice customers for all unbilled revenues. Certain costs are generally excluded from the cost-to-cost method of measuring progress, such as significant costs for materials and third-party subcontractors. On certain projects, we may purchase a significant portion of the materials or incur third-party subcontractor costs, recognized as project costs, either upfront or during other phases of contract execution. Therefore, we believe exclusion of the costs for such materials and subcontractors provides a better measure of actual progress toward completion, particularly in the early stages of contracts, as inclusion of these costs could overstate the progress of projects. We believe that our approach more closely aligns with the actual, physical progress of our contracts.

Costs incurred prior to a project award are generally expensed during the period in which they are incurred. Total estimated project costs and resulting contract income are affected by changes in the expected cost of materials and labor, productivity, vessel costs, scheduling and other factors. Additionally, external factors such as weather, customer requirements and other factors outside of our control may affect the progress and estimated cost of a project’s completion and, therefore, the timing and amount of revenue and income recognition. We regularly review contract price and cost estimates as the work progresses and reflect adjustments in profit proportionate to the job percentage of completion during the period in which those estimates are revised.

Unapproved Change Orders―Change orders, which are a normal and recurring part of our business, can increase, sometimes substantially, the future scope and cost of a job. Therefore, change order awards, although frequently beneficial in the long term, can have the short-term effect of reducing the job percentage of completion and thus the revenues and profits recognized to date.

Revenues and gross profit on contracts can be significantly affected by change orders that may not be approved by the customer until the later stages of a contract or subsequent to the date a project is completed. If it is not probable the costs will be recovered through a change in contract price, the costs attributable to change orders are treated as contract costs without incremental revenue. For certain contracts where it is probable the costs will be recovered through a change order, total estimated contract revenue is increased by the amounts management expects to recover or costs expected to be incurred.

Revenue from unapproved change orders is generally recognized to the extent of the lesser of amounts we expect to recover or costs incurred. To the extent claims included in backlog are not resolved in our favor, there could be reductions in, or reversals of previously reported amounts of, revenues and profits, and charges against current earnings, which could be material.

Claims Revenue—Claims revenue may relate to various factors, including the procurement of materials, equipment performance failures, change order disputes or schedule disruptions and other delays, including those associated with weather and sea conditions. Claims revenue, when recorded, is only recorded to the extent of the lesser of the amounts management expects to recover and the associated costs incurred. We include certain unapproved claims in the applicable contract values when we have a legal basis to do so, consider collection to be probable and believe we can reliably estimate the ultimate value. Amounts attributable to unapproved change orders are not included in claims. We continue to actively engage in negotiations with our customers on our outstanding claims. However, these claims may be resolved at amounts that differ from our current estimates, which could result in increases or decreases in future estimated contract profits or losses. Claims are generally negotiated over the course of the respective projects, many of which are long-term in nature.

Deferred Profit Recognition―For contracts as to which we are unable to estimate the final profitability due to their uncommon nature, including first-of-a-kind projects, we recognize equal amounts of revenue and cost until the final results can be estimated more precisely. For these contracts, we only recognize gross margin when reliably estimable and the level of uncertainty has been significantly reduced, which we generally determine to be when the contract is at least 70% complete. We treat long-term construction contracts that contain such a level of risk and uncertainty that estimation of the final outcome is impractical as deferred profit recognition contracts. If, while being accounted for under our deferred profit recognition policy, a current estimate of total contract costs indicates a loss, the projected loss is recognized in full and the project is accounted for under our normal revenue recognition guidelines.  Currently, we are not accounting for any projects under our deferred profit recognition policy.

Completed Contract Method―Under the completed contract method, revenue and gross profit is recognized only when a contract is complete or substantially complete. We generally do not enter into fixed-price contracts without an estimate of cost to complete that we believe to be accurate. However, it is possible that in the time between contract award and the commencement of work on a project we could lose the ability to forecast costs to complete adequately based on intervening events, including, but not limited to, experience on similar projects, civil unrest, strikes and volatility in our expected costs. In such a situation, we would use the completed contract method of accounting for that project. In the last three years, we did not enter into any significant contracts that we accounted for under the completed contract method.

Loss Recognition―A risk associated with fixed-priced contracts is that revenue from customers may not cover increases in our costs. It is possible that current estimates could materially change for various reasons, including, but not limited to, fluctuations in forecasted labor and vessel productivity, vessel repair requirements, weather downtime, subcontractor or supplier performance, pipeline lay rates or steel and other raw material prices. Increases in costs associated with our fixed-price contracts could have a material adverse impact on our consolidated financial condition, results of operations and cash flows. Alternatively, reductions in overall contract costs at completion could materially improve our consolidated financial condition, results of operations and cash flows.

See Note 3, Revenue Recognition, for discussion on Revenue.

Use of Estimates

We use estimates and assumptions to prepare our financial statements in conformity with GAAP. Those estimates and assumptions affect the amounts we report in our Consolidated Financial Statements and accompanying Notes. Our actual results could differ from those estimates, and variances could materially affect our financial condition and results of operations in future periods. Changes in project estimates generally exclude change orders and changes in scope, but may include, without limitation, changes in cost recovery estimates, unexpected changes in weather conditions, changes in productivity, unidentified required vessel repairs, customer and vendor delays and other costs. We generally expect to experience a reasonable amount of unanticipated events, and some of those events can result in significant cost increases above cost amounts we previously estimated. As of December 31, 2017, we have provided for our estimated costs to complete on all of our ongoing contracts. However, it is possible that current estimates could change due to unforeseen events, which could result in adjustments to overall contract costs. Variations from estimated contract performance could result in material adjustments to operating results. For all contracts, if a current estimate of total contract cost indicates a loss, the projected loss is recognized in full when determined.

Loss Contingencies

We record liabilities for loss contingencies when it is probable that a liability has been incurred and the amount of loss is reasonably estimable. We provide disclosure when there is a reasonable possibility that the ultimate loss will exceed by a material amount the recorded provision or if the loss is not reasonably estimable but is expected to be material to our financial results. We are currently involved in litigation and other proceedings, as discussed in Note 20, Commitments and Contingencies. We have accrued our estimates of the probable losses associated with these matters and associated legal costs are generally recognized as incurred. However, our losses are typically resolved over long periods of time and are often difficult to estimate due to various factors, including the possibility of multiple actions by third parties. Therefore, it is possible future earnings could be affected by changes in our estimates related to these matters.

Stock-Based Compensation

Equity instruments are measured at fair value on the grant date. Stock-based compensation expense is generally recognized on a straight-line basis over the requisite service periods of the awards. We use a Black-Scholes model to determine the fair value of certain share-based awards, such as stock options. Additionally, we use a Monte Carlo model to determine the fair value of certain share-based awards that contain market and performance-based conditions. The use of these models requires highly subjective assumptions, such as assumptions about the expected life of the award, vesting probability, expected dividend yield and the volatility of our stock price. See Note 16, Stock-Based Compensation, for additional information.

Cash, Cash Equivalents and Restricted Cash

Our cash and cash equivalents are highly liquid investments with maturities of three months or less when we purchase them. We record cash and cash equivalents as restricted when we are unable to freely use such cash and cash equivalents for our general operating purposes. A majority of our restricted cash and cash equivalents serves as collateral for outstanding letters of credit, as further discussed in Note 12, Debt.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount based on contracted prices. Amounts collected on accounts receivable are included in total cash provided by operating activities in the Consolidated Statements of Cash Flows.

We establish allowances for doubtful accounts based on our assessments of our customers’ willingness and abilities to pay. In addition to such allowances, there are often items in dispute or being negotiated that may require us to make an estimate as to the ultimate outcome. Past due receivable balances are written off when our internal collection efforts have been unsuccessful in collecting the amounts due.

Retainage, included in accounts receivable, represents amounts withheld from billings by our clients pursuant to provisions in the applicable contracts and may not be paid to us until the completion of specific tasks or the completion of the project and, in some instances, for even longer periods. Retainage may also be subject to restrictive conditions, such as performance guarantees.

Property, Plant and Equipment

We carry our property, plant and equipment at depreciated cost. Except for major marine vessels, we depreciate our property, plant and equipment using the straight-line method, over the estimated economic useful lives of eight to 33 years for buildings and three to 28 years for machinery and equipment. We do not depreciate property, plant and equipment classified as held for sale.

We depreciate major marine vessels using the units-of-production method based on the utilization of each vessel. Our units-of-production method of depreciation involves the calculation of depreciation expense on each vessel based on the product of actual utilization for the vessel for the period and the applicable daily depreciation value (which is based on vessel book value, standard utilization and vessel life) for the vessel. Our actual utilization is determined based on the actual days that the vessel was working or otherwise actively engaged (other than in transit between regions) under a contract, as determined by daily vessel operating reports prepared by the crew of the vessel. Our standard utilization is determined by vessel at least annually based on recent actual utilization combined with an expectation of future utilization, both of which allow for idle time. In periods of very low utilization, a minimum amount of depreciation expense of at least 25% of an equivalent straight-line depreciation expense (which is based on an initial 25-year life) is recorded.

We capitalize drydocking costs in other current assets and other assets when incurred and amortize the costs over the period of time between two drydock periods, which is generally five years.  We expense the costs of other maintenance, repairs and renewals, which do not materially prolong useful life of an asset, as we incur them.

Investments in Unconsolidated Affiliates

We account for equity investments using the equity method of accounting if we have the ability to exercise significant influence over, but not control of, an investee.  Significant influence generally exists if we have an ownership interest representing between 20% and 50% voting rights.  Under the equity method of accounting, investments are stated initially at cost and are adjusted for subsequent additional investments and our proportionate share of profit or losses and distributions.

We record our share of the profit or losses of the equity method investments, net of income taxes, in the Consolidated Statements of Operations.  When our share of losses in an equity investment equals or exceeds our interest in the equity investment, including any other unsecured receivables, we do not recognize further losses, unless we have incurred obligations or made payments on behalf of the equity investment.

We evaluate our equity method investments for impairment when events or changes in circumstances indicate, in our management’s judgment, that the carrying value of such investments may have experienced other-than-temporary decline in value.  When evidence of loss in value has occurred, we compare the estimated fair value of investment to the carrying value of investment to determine whether an impairment has occurred.  If the estimated fair value is less than the carrying value and our management considers the decline in value to be other-than-temporary, the excess of the carrying value over the estimated fair value is recognized in the Consolidated Financial Statements as an impairment.

Derivative Financial Instruments

Our worldwide operations give rise to exposure to changes in certain market conditions, which may adversely impact our financial performance. When we deem it appropriate, we use derivatives as a risk management tool to mitigate the potential impacts of certain market risks. The primary market risk we manage through the use of derivative instruments is movement in foreign currency exchange rates. We use foreign currency derivative contracts to reduce the impact of changes in foreign currency exchange rates on our operating results. We use these instruments to hedge our exposure associated with revenues, costs (or both) on our long-term contracts and other cash flow exposures that are denominated in currencies other than our operating entities’ functional currencies. We do not hold or issue financial instruments for trading or other speculative purposes.

In certain cases, contracts with our customers contain provisions under which some payments from our customers are denominated in U.S. Dollars and other payments are denominated in a foreign currency. In general, the payments denominated in a foreign currency are designed to compensate us for costs that we expect to incur in such foreign currency. In these cases, we may use derivative instruments to reduce the risks associated with foreign currency exchange rate fluctuations arising from differences in timing of our foreign currency cash inflows and outflows. We recognize all derivatives at fair value on the balance sheet. Derivatives that are not accounted for as hedges under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815, Derivatives and Hedging, are adjusted to fair value, and such changes are reflected through our results of operations. If a derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings, or recognized in other comprehensive income (loss) until the hedged item is recognized in earnings. See Note 14, Derivative Financial Instruments for additional information.

The ineffective portion of a derivative’s change in fair value and any portion excluded from the assessment of effectiveness are immediately recognized in earnings. Gains and losses on derivative financial instruments that are immediately recognized in earnings generally are included as a component of Other non-operating income (expense), net in our Consolidated Statements of Operations.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. An established hierarchy for inputs is used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of McDermott. Unobservable inputs are inputs that reflect our assumptions about the factors that market participants would use in valuing the asset or liability.

Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

•	Level 1—inputs are based on quoted prices for identical instruments traded in active markets.
•

Level 2—inputs are based on quoted prices for similar instruments in active markets, quoted prices for similar or identical instruments in inactive markets and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

•

Level 3—inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models and similar valuation techniques.

The carrying amounts that we have reported for financial instruments, including cash and cash equivalents, restricted cash and cash equivalents, accounts receivables and accounts payable approximate their fair values due to the short maturity of those instruments. See Note 15, Fair Value Measurements, for additional information.

Insurance and Self-Insurance

Our wholly owned “captive” insurance subsidiary provides coverage for our retentions under employer’s liability, general and products liability, automobile liability and workers’ compensation insurance and, from time to time, builder’s risk and marine hull insurance within certain limits. We may also have business reasons in the future to arrange for our insurance subsidiary to insure other risks which we cannot or do not wish to transfer to outside insurance companies. Premiums charged and reserves related to these insurance programs are based on the facts and circumstances specific to the insurance claims, our past experience with similar claims, loss factors and the performance of the outside insurance market for the type of risk at issue. The actual outcome of insured claims could differ significantly from estimated amounts. We maintain actuarially determined accruals in our consolidated balance sheets to cover self-insurance retentions for the coverages discussed above. These accruals are based on various assumptions developed utilizing historical data to project future losses. Loss estimates in the calculation of these accruals are adjusted as required based upon reported claims, actual claim payments and settlements and claim reserves. These loss estimates and accruals recorded in our financial statements for claims have historically been reasonably accurate. Claims as a result of our operations, if greater in frequency or severity than actuarially predicted, could adversely impact the ability of our captive insurance subsidiary to respond to all claims presented.

Concentration of Credit Risk

Our principal customers are businesses in the offshore oil and gas industry. This concentration of customers may impact our overall exposure to credit risk, either positively or negatively, in that our customers may be similarly affected by changes in economic or other conditions. In addition, we and many of our customers operate worldwide and are therefore exposed to risks associated with the economic and political forces of various countries and geographic areas. We generally do not obtain any collateral for our receivables. See Note 21, Segment Reporting, for additional information about our operations in different geographic areas.

Pension and Postretirement Benefit Plans

We have both defined benefit (funded and unfunded) and defined contribution plans. For the defined benefit plans, a projected benefit obligation is calculated annually by independent actuaries using the unit credit method.

We recognize actuarial gains and losses on pension and postretirement benefit plans immediately in our operating results. These gains and losses are generally measured annually as of December 31 and accordingly will normally be recorded during the fourth quarter, unless an earlier remeasurement is required. Should actual experience differ from actuarial assumptions, the projected pension benefit obligation and net pension cost and accumulated postretirement benefit obligation and postretirement benefit cost would be affected in future years.

Pension costs primarily represent the increase in the actuarial present value of the obligation for pension benefits based on employee service during the year and the interest on this obligation in respect of employee service in previous years, offset by expected return on plan assets.

For defined contribution plans, we pay contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The contributions are recognized as employee benefit expense when due.

Foreign Currency Translation

We translate assets and liabilities of our foreign operations, other than operations in highly inflationary economies, into U.S. Dollars at year-end exchange rates, and we translate income statement items at average exchange rates for the periods presented. We record adjustments resulting from the translation of foreign currency financial statements as a component of other comprehensive income (loss), net of tax.

Impairment Review

We review our tangible long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If an evaluation is required, the fair value of each applicable asset is compared to its carrying value. Factors that impact our determination of potential impairment include forecasted utilization of equipment and estimates of forecasted cash flows from projects expected to be performed in future periods. Our estimates of cash flow may differ from actual cash flow due to, among other things, economic conditions or changes in operating performance. Any changes in such factors may negatively affect our business segments and result in future asset impairments.

Income Taxes

We provide for income taxes based on the tax laws and rates in the countries in which we conduct our operations. McDermott International, Inc. is a Panamanian corporation that earns all of its income outside of Panama. As a result, we are not subject to income tax in Panama. We operate in various taxing jurisdictions around the world. Each of these jurisdictions has a regime of taxation that varies, not only with respect to nominal rates, but also with respect to the basis on which these rates are applied. These variations, along with changes in our mix of income or loss from these jurisdictions, may contribute to shifts, sometimes significant, in our effective tax rate.

We believe that our deferred tax assets recorded as of December 31, 2017 are realizable through carrybacks, future reversals of existing taxable temporary differences and future taxable income.  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as the net tax effects of net operating loss carryforwards.

We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. If we subsequently determine that we will be able to realize deferred tax assets in the future in excess of our net recorded amount, the resulting adjustment would increase earnings for the period in which such determination was made. We will continue to assess the adequacy of the valuation allowance on a quarterly basis. Any changes to our estimated valuation allowance could be material to our consolidated financial condition and results of operations. See Note 17, Income Taxes, for additional disclosures.

Classification

Certain prior year amounts have been reclassified for consistency with the current year presentation. Previously reported Consolidated Financial Statements have been adjusted to reflect those changes.

In addition, in the first quarter of 2017, we implemented certain changes to our financial reporting structure. Corporate expenses, certain centrally managed initiatives such as restructuring charges, impairments, year-end mark-to-market pension actuarial gains and losses, costs not attributable to a particular reportable segment, and unallocated direct operating expenses associated with the underutilization of vessels, fabrication facilities and engineering resources, are no longer apportioned to our reportable segments. Those expenses are reported under “Corporate and Other.” Previously reported segment financial information has been adjusted to reflect this change, see Note 21, Segment Reporting.

Accounting Guidance Issued But Not Adopted as of December 31, 2017

Revenue from Contracts with Customers (Topic 606)—In May 2014, the FASB issued a new standard related to revenue recognition which supersedes most of the existing revenue recognition requirements in U.S. GAAP and will require entities to recognize revenue at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer. It also requires significantly expanded disclosures regarding the qualitative and quantitative information of an entity’s nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

The FASB has issued several amendments to the standard, including clarification on accounting for licenses of intellectual property, identifying performance obligations, reporting gross versus net revenue and narrow-scope improvements and practical expedients.

We adopted the new standard on January 1, 2018 (the “initial application” date):

•	using the modified retrospective application, with no restatement of the comparative periods presented and a cumulative effect adjustment to retained earnings as of the date of adoption;
•	applying the new standard only to those contracts that are not substantially complete at the date of initial application; and
•	disclosing the impact of the new standard in our 2018 Consolidated Financial Statements.

We are currently finalizing the impact of this Accounting Standard Update (“ASU”) on our future Consolidated Financial Statements and related disclosures. Significant changes to our accounting policies as a result of adopting of this ASU are discussed below:

•

We will measure transfer of control utilizing an input method to measure progress for individual contracts or combinations of contracts based on the total cost of materials, labor, equipment and vessel operating costs and other costs incurred as applicable to each contract;

•

Our Consolidated Balance Sheet will no longer reflect assets related to cost incurred in excess of cost recognized. Under ASC Topic 605-35, Construction-Type and Production-Type Contracts (the “legacy GAAP”), we generally excluded certain costs from our cost-to-cost method of measuring, such as significant costs for procured materials and third-party subcontractors, which resulted in the recognition of cost incurred in excess of cost recognized as an asset on our Consolidated Financial Statements.

•

Variable consideration, including change orders, claims, bonus, incentive fees and liquidated damages or penalties will be included in the estimated contract revenue at the most likely amount to which we expect to be entitled. We will include variable consideration in the estimated transaction price to the extent it is probable a significant revenue reversal will not occur or when the uncertainty associated with the variable consideration is resolved. Under legacy GAAP, revenue from certain unapproved change orders was generally recognized to the extent of the lesser of amounts we expect to recover or costs incurred.

The impact of adopting this ASU on our Consolidated Financial Statements is disclosed in Note 3, Revenue Recognition.

Derivatives—In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. The guidance eliminates the requirement to separately measure and report hedge ineffectiveness and generally requires the entire change in the fair value of a hedging instrument to be presented in the same income statement line as the hedged item. This guidance also eases certain documentation and assessment requirements and modifies the accounting for components excluded from the assessment of hedge effectiveness. This ASU is effective prospectively for annual periods beginning on or after December 15, 2018. Early adoption is permitted. We intend to adopt this guidance on January 1, 2019. We plan to apply this ASU to cash flow and net investment hedge relationships that exist on the date of adoption using a modified retrospective approach if an adjustment is required (i.e., with a cumulative effect adjustment recorded to the opening balance of retained earnings as of the initial application date). The adoption of this guidance is not expected to have a material impact on our future Consolidated Financial Statements or related disclosures.

Stock Compensation—In May 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting. The general model for modifications of share-based payment awards is to record the incremental value arising from a change as additional compensation cost. This guidance clarifies situations in which the existing award is not probable of vesting, and a modification gives rise to a new measurement date; no change in the total compensation cost recognized for an existing award will be required if there is no change to the fair value, vesting conditions and classification of the award. This ASU is effective prospectively for annual periods beginning on or after December 15, 2017. Early adoption is permitted. The application of this amendment is not expected to have a material impact on our future Consolidated Financial Statements or related disclosures.

Income Taxes—In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory.  This ASU requires entities to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs.  The ASU is effective for interim and annual periods beginning after December 15, 2017.  Early adoption is permitted.  The application of this amendment is not expected to have a material impact on our future Consolidated Financial Statements and related disclosures.

Financial Instruments—In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU will require a financial asset measured at amortized cost basis to be presented at the net amount expected to be collected. A valuation account, allowance for credit losses, will be deducted from the amortized cost basis of the financial asset to present the net carrying value at the amount expected to be collected on the financial asset. This ASU is effective for interim and annual periods beginning after December 15, 2019. We are currently assessing the impact of this guidance on our future Consolidated Financial Statements and related disclosures.

Leases—In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU will require entities that lease assets—referred to as “lessees”—to recognize on the balance sheet the assets and liabilities for the rights and obligations created by leases with lease terms of more than 12 months. Consistent with current U.S. GAAP, the recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. However, unlike current U.S. GAAP—which requires only capital leases to be recognized on the balance sheet—the new ASU will require both types of leases to be recognized on the balance sheet. This ASU is effective for interim and annual periods beginning after December 15, 2018. Early adoption is permitted. We are currently assessing the impact of this ASU on our future Consolidated Financial Statements and related disclosures.

NOTE 2—BUSINESS COMBINATION AGREEMENT WITH CHICAGO BRIDGE & IRON COMPANY N.V. (“CB&I”)

On December 18, 2017, McDermott International, Inc. (“McDermott”), Chicago Bridge & Iron Company N.V. (“CB&I”) and certain of their respective subsidiaries entered into a Business Combination Agreement (as amended, the “Business Combination Agreement”) pursuant to which CB&I and McDermott have agreed to combine their businesses through a series of transactions (the “Combination”). The Business Combination Agreement has been approved by the McDermott Board, the Management Board of CB&I and the Supervisory Board of CB&I.

Upon completion of the Combination, McDermott stockholders will own approximately 53 percent of the combined business on a fully diluted basis and CB&I shareholders will own approximately 47 percent. Under the terms of the Business Combination Agreement, we will exchange all issued and outstanding shares of CB&I common stock for shares of McDermott common stock at the exchange ratio described below. As a result CB&I shareholders will be entitled to receive 2.47221 shares of McDermott Common Stock for each share of CB&I Common Stock owned (or 0.82407 shares if McDermott effects a proposed three-to-one reverse stock split prior to the closing of the Combination), together with cash in lieu of fractional shares.

The Combination would be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codifications (“ASC”) Topic 805, Business Combinations. McDermott would be considered the accounting acquirer based on the following facts: (1) upon completion of the Combination, McDermott’s stockholders will own approximately 53 percent of the combined business on a fully diluted basis; (2) a group of McDermott’s current directors, including Chairman of the Board, will constitute a majority of the Board of Directors; and (3) McDermott’s current President and Chief Executive Officer and current Executive Vice President and Chief Financial Officer will continue in those roles following the closing of the Combination. CB&I’s President and Chief Executive Officer will remain with the combined business for a transition period.

In connection with the Combination, on December 18, 2017, McDermott entered into or received commitment letters (the “Commitment Letters”), pursuant to which Barclays Bank PLC, Crédit Agricole Corporate and Investment Bank, Goldman Sachs Bank USA and other lenders (collectively, the “Commitment Parties”) have committed to provide certain debt financing for the Combination. The Commitment Letters provide for a fully committed senior secured term loan B facility in the aggregate principal amount of $1.75 billion, a fully committed senior secured term loan C facility in the aggregate principal amount of $500 million, a $1.0 billion senior secured revolving credit facility (the “Revolving Facility”), a $1.2 billion senior secured letter of credit facility and fully committed senior unsecured bridge facilities in an aggregate principal amount of $1.5 billion, the availability of which is subject to reduction upon McDermott’s issuance of notes in a private placement or equity securities pursuant to the terms set forth in the Commitment Letters.

In connection with this Business Combination, in 2017, we incurred $9 million of transaction related costs in 2017, which is reported as a component of Other operating (income) expenses, net, in our Consolidated Statements of Operations.

NOTE 3—REVENUE RECOGNITION

Effect of Adopting ASC Topic 606—We estimate the cumulative effect of adopting ASU 606 due to change in method to measure project progress, as discussed in Note 1, Basis of Presentation and Significant Accounting Polices, will be as follows:

	Revenue Recognition Accounting Change as of January 1, 2018
		ASC 606 Adjustments[1]	January 1, 2018	ASC 606 Adjustments[1]	January 1, 2018
	December 31, 2017	Low		High
CONSOLIDATED BALANCE SHEETS	(In millions)
Assets
Current assets:
Contracts in progress [2]	$621	$12	$633	$20	$641

Liabilities and Equity
Current liabilities:
Advance billings on contracts	32	(2)	30	(4)	28
Income taxes payable	35	(1)	34	(1)	34

Stockholders' equity:
Accumulated deficit	(48)	15	(33)	25	(23)

1Represents cumulative effect adjustment of recognizing additional revenues of approximately $205 million to $220 million and associated cost of operations of approximately $190 million to $200 million.

2Contracts in progress at January 1, 2018 primarily represents costs and estimated earnings in excess of billings.

Contract Types—We execute our contracts using a variety of pricing methods, including fixed-price, unit-basis, cost-plus, or some combination of those methods, with fixed-price being the most prevalent. The percentage of our revenues by contract type for each of the years ended December 31 was as follows:

	2017	2016	2015
Fixed-price	97%	92%	93%
Unit-basis and other	3	8	7
	100%	100%	100%

Unapproved Change Orders—As of December 31, 2017, total unapproved change orders included in our estimates at completion aggregated approximately $107 million, of which approximately $8 million was included in backlog. As of December 31, 2016, total unapproved change orders included in our estimates at completion aggregated approximately $119 million, of which approximately $15 million was included in backlog.

Claims Revenue—The amount of revenues included in our estimates at completion (i.e., contract values) associated with claims as of December 31, 2017 and 2016 was $10 million, all in our Middle East segment. These amounts are determined based on various factors, including our analysis of the underlying contractual language and our experience in making and resolving claims. Our unconsolidated joint ventures did not include any material claims revenues in their 2017, 2016 and 2015 financial results.

None of the claims included in our estimates at completion at December 31, 2017 were the subject of any litigation proceedings. We continue to actively engage in negotiations with our customers on our outstanding claims. However, these claims may be resolved at amounts that differ from our current estimates, which could result in increases or decreases in future estimated contract profits or losses.

Loss Recognition—For all ongoing contracts, we have provided for estimated costs to complete. If a current estimate of total contract cost indicates a loss, the projected loss is recognized in full immediately and reflected in cost of operations in the Consolidated Statements of Operations. However, it is possible that current estimates could change due to unforeseen events, which could result in adjustments to overall contract costs. Variations from estimated contract performance could result in material adjustments to operating results for any fiscal quarter or year.

For loss projects, it is possible that our estimates of gross profit could increase or decrease based on changes in productivity, actual downtime and the resolution of change orders and claims with the customers. In our Consolidated Balance Sheets, the provision for estimated losses on all active uncompleted projects is included in “Advance billings on contracts.”

As of December 31, 2017 and 2016, KJO Hout, an EPCI project in our MENA segment, was in a $12 million and in an $8 million loss position, respectively. This project was substantially completed in the third quarter of 2017.

There were no material active projects as of December 31, 2017 which were in a substantial loss position.

The provision for estimated losses on all active uncompleted projects in our Consolidated Balance Sheets as of December 31, 2017 and 2016 were not material.

NOTE 4—USE OF ESTIMATES

The following is a discussion of our most significant changes in estimates, which impacted 2017, 2016 and 2015 operating income.

Year ended December 31, 2017

Segment operating income in 2017 was positively impacted by net favorable changes in estimates totaling approximately $165 million, in our MENA and APAC segments, and $1 million of net favorable changes in estimates on multiple projects in our NCSA and EARC segments, none  of which  were individually material.

MENA—This segment was positively impacted by net favorable changes in estimates aggregating approximately $103 million, primarily due to:

•

marine campaign cost savings associated with productivity improvements which were partially offset by higher fabrication costs, unanticipated weather and equipment downtime costs on lump-sum EPCI projects under the LTA II;

•	productivity improvements and associated cost savings during the marine hookup campaign and reductions in estimated costs to complete two projects in the Middle East, including a Saudi Aramco project;
•	productivity improvements and associated cost savings during the installation phase on the Saudi Aramco Marjan power system replacement project;
•

close-out improvements associated with the first phase of a large pipeline repair project in the Middle East, which was substantially complete in 2016, and a change in estimate to complete the next phase of this project;

•	productivity improvements and associated cost savings on Saudi Aramco jackets and gas observation platform project; and
•	cost savings associated with productivity improvements on multiple projects in the Middle East, none of which were individually material.

Those favorable changes in estimates were partially offset by higher costs on our KJO Hout project, in the Neutral Zone. This project was adversely impacted due to weather delays and marine equipment downtime, client rescheduling, changes to our execution plan, and increase in associated costs. This project was substantially completed in the third quarter of 2017.

APAC—This segment was positively impacted by net favorable changes in estimates aggregating approximately $62 million, primarily driven by productivity improvements and associated cost savings and changes in estimated costs at completion on active and completed projects.

Those net favorable changes in estimates were partially offset by unanticipated weather delays, vessel and marine equipment downtime, changes to our execution plan, and increases in associated costs on our Vashishta EPCI project in India.

In addition, as of December 31, 2016, on the Ichthys project in Australia, we reported a $34 million increase in our estimated costs at completion due to a failure identified in a supplier-provided subsea-pipe connector component that we had previously installed, and we identified possible additional increases of up to $10 million, due to potential need for alternative installation methods. We investigated the cause of the failure and developed a remediation plan in conjunction with the customer. We commenced offshore replacement in June 2017 through a diving intervention method and completed the replacement as of December 31, 2017. The costs to replace the supplier-provided subsea-pipe connector component are expected to be less than our December 31, 2016 estimate. The project remains in an overall profitable position.

Year ended December 31, 2016

Segment operating income for 2016 was impacted by net favorable changes in cost estimates totaling approximately $91 million.

NCSA—The segment was positively impacted by net favorable changes in estimates aggregating approximately $38 million, primarily due to:

•	successful execution and close-out improvements on the PB Litoral, Chevron Jack St. Malo, EOG Sercan and Exxon Julia Subsea Tieback projects; and
•	productivity improvements and associated cost savings related to the DB 50 and the NO 102 marine campaigns undertaken in the Gulf of Mexico.

Included in the change was a reversal of a $7 million provision for liquidated damages, due to an agreed additional extension of the PB Litoral project completion date.

Those changes were partially offset by net unfavorable changes on multiple projects, none of which were individually material.

EARC— The segment was impacted by net unfavorable changes in estimates aggregating $2 million on multiple projects, none of which were individually material.

MENA—The segment was positively impacted by net favorable changes in estimates aggregating approximately $38 million, primarily due to productivity improvements and associated cost savings related to the DB 27 and the Intermac 406, both associated with Saudi Aramco projects, due to effective execution.

Those favorable changes in estimates were partially offset by:

•	marine equipment downtime due to unfavorable weather conditions on a project in the Middle East; and
•

a change in estimate at completion on the KJO Hout project, in the Neutral Zone, due to changes to our execution plan and increased costs associated with DB 27 vessel and subcontractor standby time, primarily due to work permit delays. This project was in an $8 million loss position and was substantially completed in the third quarter of 2017.

APAC―The segment was positively impacted by net favorable changes in estimates aggregating approximately $17 million, primarily driven by:

•	efficient project execution including productivity improvements on our marine vessels and associated cost savings, and improved fabrication facility utilization;
•	favorable settlements with our vendors and sub-contractors; and
•	favorable agreements on outstanding change orders on active and completed projects.

Those net favorable changes were partially offset by a $31 million increase in our estimated costs at completion, as of December 31, 2016, on our Ichthys project in Australia. During January 2017, we identified a failure in supplier-provided subsea-pipe connector components previously installed on this project. As a result, we have determined our estimated costs at completion for the project, as a whole, will increase by $34 million primarily due to: (1) offshore costs attributable to replacement of those failed components; (2) changes to our execution plan; and (3) incremental mobilization costs and costs attributable to inefficiencies of executing work out-of-sequence as a result of the revised execution plan. Due to uncertainties in the estimation process, we believed it was reasonably possible the completion costs could have been further revised in the future by an additional $10 million.

Year ended December 31, 2015

Segment operating income for 2015 was impacted by net favorable changes in cost estimates totaling approximately $70 million.

NCSA―The segment had net favorable changes in estimates aggregating approximately $27 million, primarily due to:

•	the extension of the PB Litoral project completion date, which resulted in a $12 million reversal of liquidated damages;
•	the Agile charter project, which provided $11 million of favorable changes due to (1) productivity improvements and (2) our cost reduction initiatives; and
•	other projects experienced net favorable changes in estimate of $4 million, which individually were not material.

MENA―The segment had net favorable changes in estimates aggregating approximately $20 million primarily due to:

•

two Saudi Aramco projects were positively impacted by an aggregate $24 million related to: (1) productivity improvements and associated cost savings on the Intermac 406 vessel, which was working on the Abu Ali cable-lay project; and (2) offshore installation-related cost savings as well as reimbursement for standby cost incurred on the Manifa project; and

•

the KJO Hout project in the Neutral Zone was positively impacted by $9 million due to a favorable discussion with the customer on reimbursement for vessel downtime and cost savings resulting from customer-approved design optimization;

Those net favorable changes were partly offset by a $20 million change in estimate to complete on the ADMA 4 GI project in the U.A.E. because of changes in our execution plan, increased costs associated with the DB 32 vessel demobilization and productivity related cost increases during hookup and pre-commissioning work. Other projects experienced net positive changes in estimate of $7 million, which individually were not material.

APAC―The segment had net favorable changes in estimates aggregating approximately $23 million primarily due to:

•	positive impact of $5 million benefit on the Ichthys project, due to project execution cost savings;
•	net positive changes in estimates of $4 million on the Gorgon MRU project due to close out improvements; and
•	net positive changes in estimate of $14 million on other multiple projects, which individually were not material.

NOTE 5—RESTRUCTURING

To sustain profitability and growth, during the fourth quarter of 2017, we initiated Fit 2 Grow (“F2G”), a value improvement program to further reduce our costs. This initiative was undertaken to rationalize non-operating labor expenses and generate asset-based savings. Under F2G, we expect to incur approximately $3 million in restructuring costs and the effort is expected to be substantially complete in the second half of 2018. No substantial costs related to F2G were incurred in 2017.

Restructuring initiatives are driven and managed by our corporate management. Those costs are not allocated to our reportable segments and are reported under Corporate and Other.

Restructuring expenses are reported as a component of Other operating (income) expenses, net, in our Consolidated Statements of Operations. Previously, restructuring expenses were presented separately in our Consolidated Statements of Operations.

No substantial restructuring costs were incurred in 2017. The restructuring costs incurred in 2016 and 2015 and from inception to December 31, 2017, by major cost type is presented below.

	Year ended December 31,		Incurred from inception to
	2016	2015	December 31, 2017
	(In thousands)
Americas Restructuring	$(1,350)	$2,308	$6,883

McDermott Profitability Initiative
Severance and other personnel-related costs	2,590	15,217	17,807
Asset impairment and disposal	-	7,471	7,471
Legal and other advisor fees	222	7,414	11,639
Other	2,436	7,609	10,045
	5,248	37,711	46,962
Additional Overhead Reduction
Severance and other personnel-related costs	5,012	-	5,012
Legal and other advisor fees	1,968	800	2,768
Other	385	-	385
	7,365	800	8,165

Total	$11,263	$40,819	$62,010

NOTE 6—CASH, CASH EQUIVALENTS AND RESTRICTED CASH

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets that sum to the totals of such amounts shown in the Consolidated Statements of Cash Flows.

	December 31,
	2017	2016
	(In thousands)
Cash and cash equivalents	$390,263	$595,921
Restricted cash and cash equivalents	17,929	16,412
Total cash, cash equivalents, and restricted cash shown in the Consolidated Statements of Cash Flows	$408,192	$612,333

A majority of our restricted cash balances as of December 31, 2017 and 2016 serves as collateral for letters of credit, as further discussed in Note 12, Debt.

NOTE 7—ACCOUNTS RECEIVABLE

Accounts Receivable—Trade, Net

A summary of contract receivables is as follows:

	December 31,
	2017	2016
	(In thousands)
Contract receivables:
Contracts in progress	$190,744	$245,604
Completed contracts	30,927	40,345
Retainages	119,550	58,431
Unbilled(1)	4,303	4,303
Less allowances	(17,222)	(14,299)
Accounts receivable—trade, net	$328,302	$334,384

(1)	This amount relates to a project milestone billing for which we are awaiting the customer’s final acceptance certificate. We expect to receive the final acceptance certificate during 2018.

We expect to invoice our unbilled receivables once certain milestones or other metrics are reached, and we expect to collect all unbilled amounts. We believe that our provision for losses on uncollectible accounts receivable is adequate for our loss exposure.

Our allowance for doubtful and disputed accounts, which is reflected in the Consolidated Balance Sheets as a reduction of Accounts receivable—Trade, net, and the provisions for doubtful and disputed accounts receivable, which is reflected in the Consolidated Statements of Operations, are as follows:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Balance at beginning of period	$14,299	$14,325	$30,391
Charged to costs and expenses	3,229	-	89
Write-offs	(306)	(26)	(16,155)
Balance at end of period	$17,222	$14,299	$14,325

The following amounts represent retainages on contracts:

	December 31,
	2017	2016
	(In thousands)
Retainages expected to be collected within one year	$119,550	$58,431
Retainages expected to be collected after one year	39,253	127,193
Total retainages	$158,803	$185,624

We have included in Accounts receivable—trade, net, retainages expected to be collected in 2018. Of the long-term retainages at December 31, 2017, we expect to collect $9 million in 2019 and $30 million in 2020.

Accounts Receivable—Other

A summary of accounts receivable—other is as follows:

	December 31,
	2017	2016
	(In thousands)
Accrued unbilled other	$16,979	$12,075
Other taxes receivable	15,988	2,483
Employee receivables	4,291	4,730
Receivables from unconsolidated affiliates	3,305	13,292
Other	167	4,349
Accounts receivable—other	$40,730	$36,929

Employee receivables are expected to be collected within 12 months, and any allowance for doubtful accounts on our Accounts receivable—other is based on our estimate of the amount of probable losses due to the inability to collect these amounts (based on historical collection experience and other available information). As of December 31, 2017 and 2016, no such allowance for doubtful accounts was recorded.

NOTE 8—CONTRACTS IN PROGRESS AND ADVANCE BILLINGS ON CONTRACTS

Components of contracts in progress and advance billings on contracts is as follows:

	2017	2016
	(In thousands)
Costs incurred less costs of revenue recognized	$98,127	$119,688
Revenues recognized less billings to customers	523,284	199,450
Contracts in Progress	$621,411	$319,138

Billings to customers less revenue recognized	45,661	42,637
Costs incurred less costs of revenue recognized	(13,409)	149,849
Advance Billings on Contracts	$32,252	$192,486

NOTE 9—PROPERTY, PLANT AND EQUIPMENT

A summary of property, plant and equipment by asset category is as follows:

	December 31,
	2017	2016
	(In thousands)
Marine Vessels	$1,799,177	$1,789,942
Construction Equipment	498,621	474,128
Buildings	157,340	152,584
All other	161,855	148,805
Construction in Progress	34,094	20,720
Total Cost	2,651,087	2,586,179
Accumulated Depreciation	(985,273)	(898,878)
Net Book Value	$1,665,814	$1,687,301

Interest capitalization―We incurred interest of $67 million, $75 million and $74 million and capitalized $2 million, $14 million and $23 million of interest in 2017, 2016 and 2015, respectively.  The capitalized interest primarily related to vessels under construction in the respective periods – the DLV 2000 and LV 108.

Depreciation―Our depreciation expense was approximately $93 million, $90 million and $100 million in 2017, 2016 and 2015, respectively.

NOTE 10—SALE LEASEBACK

In January 2017, we purchased the pipelay and construction vessel, the Amazon, for cash consideration of approximately $52 million. Following the purchase, we sold the Amazon to an unrelated third party for cash consideration of $52 million and simultaneously entered into an 11-year bareboat charter with the purchaser. The bareboat charter provides us with options (exercisable periodically over the charter term) to purchase the Amazon, at a predetermined value.  We accounted for the transaction as a sale leaseback and are treating the bareboat charter as an operating lease.  As the proceeds from the sale equaled the carrying value of the vessel, no gain or loss was recognized.  The annual charter obligation is $3 million through 2018, when it will increase to $8 million annually for the remainder of the charter term.

NOTE 11—EQUITY METHOD INVESTMENTS

Our consolidated net income includes our proportionate share of the net income or loss of our equity method investees.  We do not have any investments accounted for under the equity method that are considered individually material. None of the equity method investees are listed on a stock exchange.

Summarized 100 percent balance sheet information for investments in equity method investees, combined, are set forth below:

	December 31, 2017	December 31, 2016
	(in thousands)
Current Assets	$40,400	$74,430
Noncurrent Assets	126,753	124,862
Total Assets	$167,153	$199,292
Current Liabilities	$77,920	$91,268
Noncurrent Liabilities	84,658	86,963
Total Liabilities	$162,578	$178,231

Summarized 100 percent income statement information for investments in equity method investees, combined, are set forth below:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Revenues	$4,205	$111,847	$107,795
Cost of operations	1,192	87,335	105,465
Gross profit	3,013	24,512	2,330
Net loss	$(29,607)	$(8,609)	$(38,245)

Our share of income taxes incurred directly by an equity company is reported in equity in earnings of equity method investee, and as such is not included in income taxes in our Consolidated Financial Statements.

During the third quarter of 2016, we exited our investment in THHE Fabricators Sdn. Bhd. and recorded a $12 million decrease in Investments in unconsolidated affiliates and a $5 million gain in Other non-operating income (expense). For further discussion see Note 19, Stockholders’ Equity.

NOTE 12—DEBT

As of December 31, 2017 and 2016 the carrying values of our long-term debt obligations, net of unamortized debt issuance costs of $5 million and $14 million, respectively, are as follows:

	December 31,
	2017	2016
	(In thousands)
Senior Notes	$495,000	$493,461
North Ocean 105 construction financing	24,511	31,877
Vendor equipment financing	15,686	-
Term Loan	-	212,070
Amortizing Notes	-	7,932
Other, including capital lease obligations	1,780	7,180
	536,977	752,520
Less: Amounts due within one year	24,264	48,125
Total long-term debt	$512,713	$704,395

Scheduled maturities of long-term debt subsequent to December 31, 2017 are as follows:

(In thousands)
2018	$24,291
2019	9,516
2020	8,170
2021	500,000
Total Debt	541,977
Debt Issuance Costs	(5,000)
Total Debt - Net of Issuance Costs	$536,977

Amended and Restated Credit Agreement

On June 30, 2017, we amended and restated our credit agreement dated April 16, 2014 (the “Prior Credit Agreement”), by entering into an Amended and Restated Credit Agreement (the “Credit Agreement”) with a syndicate of lenders and letter of credit issuers, and Crédit Agricole Corporate and Investment Bank, as administrative agent and collateral agent.  All letters of credit outstanding under the Prior Credit Agreement were deemed issued under the Credit Agreement.

The Credit Agreement includes $810 million of commitments from the lenders, the full amount of which is available for the issuance of letters of credit, and $300 million of which is available for revolving loans. The senior secured credit facility established by the Credit Agreement is scheduled to mature in June 2022, unless we do not repay in full, by December 1, 2020, our $500 million second-lien notes due in April 2021, in which case the Credit Agreement will mature on December 1, 2020.

The Credit Agreement includes procedures for additional financial institutions to become lenders, or for any existing lender to increase its commitment thereunder, subject to an aggregate maximum of $1 billion for all commitments under the Credit Agreement.  Any such increase in the commitments will not increase the $300 million sublimit for revolving loans.

The indebtedness and other obligations under the Credit Agreement are unconditionally guaranteed on a senior secured basis by substantially all of our wholly owned subsidiaries, other than our captive insurance subsidiary and certain other designated subsidiaries (collectively, the “Guarantors”). The obligations under the Credit Agreement are secured by first-priority liens on substantially all of our and the Guarantors’ assets, including certain vessels and bank accounts.

Other than mandatory commitment reductions and prepayments in connection with certain asset sales, casualty events, and incurrences of debt not permitted by the Credit Agreement, the Credit Agreement requires only periodic interest payments until maturity. We may prepay all revolving loans under the Credit Agreement at any time without premium or penalty (other than customary LIBOR breakage costs), subject to certain notice requirements.

Revolving loans under the Credit Agreement bear interest at our option at either the Eurodollar rate plus a margin ranging from 3.75% to 4.25% per year or the base rate (the highest of the Federal Funds rate plus 0.50%, the 30-day Eurodollar rate plus 1.0%, or the administrative agent’s prime rate) plus a margin ranging from 2.75% to 3.25% per year. The applicable margin varies depending on our leverage ratio (as defined in the Credit Agreement). We are charged a commitment fee of 0.50% per year on the daily amount of the unused portions of the commitments under the Credit Agreement.  Additionally, with respect to all letters of credit outstanding under the Credit Agreement, we are charged a fronting fee of 0.25% per year and a participation fee of (i) between 3.75% to 4.25% per year in respect of financial letters of credit and (ii) between 1.875% to 2.125% per year in respect of performance letters of credit, in each case depending on our leverage ratio. We also pay customary issuance fees and other fees and expenses in connection with the issuance of letters of credit under the Credit Agreement.

In connection with the Credit Agreement we incurred approximately $21 million of debt issuance costs. On the Consolidated Balance Sheets, those costs are reflected as an asset and are amortized over the term of the Credit Agreement.

As of December 31, 2017, the applicable margin for revolving loans was 3.75% for Eurodollar-rate loans and 2.75% for base-rate loans, and the letter of credit fee for financial letters of credit was 3.75% and for performance letters of credit was 1.875%.

The Credit Agreement includes the following financial covenants, defined in the Credit Agreement, which will be tested on a quarterly basis and, in respect of the collateral coverage ratio described below, on both a quarterly basis and on any date that a mortgaged vessel is sold:

•	the maximum permitted leverage ratio is (1) 3.50 to 1.00 for each fiscal quarter ending on or before December 31, 2019 and (2) 3.25 to 1.00 for each fiscal quarter ending after December 31, 2019;
•	the minimum fixed charge coverage ratio is 1.15 to 1.00;
•	the minimum liquidity is $100 million;
•	the minimum collateral coverage ratio is 1.20 to 1.0; and
•

the principal amount of revolving loans outstanding under the Credit Agreement cannot exceed the sum of 75% of our net trade accounts receivable plus the amount of our cash and cash equivalents subject to the control of the collateral agent under the Credit Agreement (this is also a condition to each revolving loan borrowing).

In addition, the Credit Agreement contains various covenants that, among other restrictions, limits our ability, and the ability of each of our subsidiaries, to: (1) incur or assume indebtedness; (2) grant or assume liens; (3) make acquisitions or engage in mergers; (4)

sell, transfer, assign or convey assets; (5) make investments; (6) repurchase equity and make dividends and certain other restricted payments; (7) change the nature of our business; (8) engage in transactions with affiliates; (9) enter into burdensome agreements; (10) modify organizational documents; (11) enter into sale and leaseback transactions; (12) make capital expenditures; (13) enter into speculative hedging contracts; and (14) make prepayments on certain junior debt.

The Credit Agreement contains events of default that we believe are customary for a secured credit facility. If an event of default relating to bankruptcy or other insolvency events with respect to our company occurs, all obligations under the Credit Agreement will immediately become due and payable. If any other event of default exists under the Credit Agreement, the lenders may accelerate the maturity of the obligations outstanding under the Credit Agreement and exercise other rights and remedies. In addition, if any event of default exists under the Credit Agreement, the lenders may commence foreclosure or other actions against the collateral.

If any default exists under the Credit Agreement, or if we are unable to make any of the representations and warranties in the Credit Agreement at the applicable time, we will be unable to borrow funds or have letters of credit issued under the Credit Agreement.

As of December 31, 2017, the aggregate amount of letters of credit issued and outstanding under the Credit Agreement was $407 million, included in which were $19 million of financial letters of credit, and there were no revolving loans outstanding under the Credit Agreement. As of December 31, 2016, under the Prior Credit Agreement, the aggregate amount of letters of credit issued and outstanding was $442 million.

The Credit Agreement permits us to deposit up to $300 million with letter of credit issuers to cash collateralize letters of credit issued on a bilateral basis outside the Credit Agreement. As of December 31, 2017, we had bilateral arrangements to issue cash collateralized letters of credit of $175 million. As of December 31, 2017 and December 31, 2016, we had an aggregate face amount of approximately $18 million and $16 million, respectively, of such letters of credit outstanding supported by cash collateral. We have included the supporting cash collateral in restricted cash and cash equivalents in the accompanying Consolidated Balance Sheets. During 2017, the maximum amount of cash collateral used to support bilateral letters of credit was $166 million.

As of December 31, 2017, we were in compliance with all of the financial covenants set forth in the Credit Agreement.

Senior Notes

In April 2014 we issued $500 million in aggregate principal amount of 8.00% senior secured notes due 2021 (the “Senior Notes”) in a private placement in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended. Interest on the Senior Notes is payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2014. The Senior Notes are scheduled to mature on May 1, 2021.

The Senior Notes are unconditionally guaranteed on a senior secured basis by the Guarantors, and the Senior Notes are secured on a second-lien basis by pledges of capital stock of certain of our subsidiaries and mortgages and other security interests covering (1) specified marine vessels owned by certain of the Guarantors and (2) substantially all the other tangible and intangible assets of our company and the Guarantors, subject to exceptions for certain assets.

At any time, or from time to time, on or after May 1, 2017, at our option, we may redeem the Senior Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the Senior Notes to be redeemed) set forth below, together with accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning May 1 of the years indicated:

Year	Percentage
2017	104%
2018	102
2019 and thereafter	100

The indenture governing the Senior Notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to: (1) incur or guarantee additional indebtedness or issue preferred stock; (2) make investments or certain other restricted payments; (3) pay dividends or distributions on capital stock or purchase or redeem subordinated indebtedness; (4) sell assets; (5) create restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us; (6) create certain liens; (7) sell all or substantially all of our assets or merge or consolidate with or into other companies; (8) enter into transactions with affiliates; and (9) create unrestricted subsidiaries. Many of those covenants would become suspended if the Senior Notes were to attain an investment grade rating from both Moody’s Investors Service, Inc. and Standard and Poor’s Ratings Services and no default has occurred.

Term Loan

The Prior Credit agreement included a $300 million first lien, second-out five year term loan scheduled to mature in 2019 (the “Term Loan”). In connection with the execution of the Credit Agreement on June 30, 2017, we repaid all of the outstanding Term Loan, which at the time was in an aggregate principal amount of approximately $217 million.

On May 12, 2016, we entered into Amendment No. 4 to our Prior Credit Agreement. We prepaid $75 million of the Term Loan and satisfied the other conditions associated with the “effective date” set forth in Amendment No. 4 to the Prior Credit Agreement.

Tangible Equity Units (“TEUs”)

In April 2014, we issued 11,500,000 6.25% TEUs, each with a stated amount of $25. Each TEU consisted of (1) a prepaid common stock purchase contract and (2) a senior amortizing note due April 1, 2017 (each an “Amortizing Note”) that had an initial principal amount of $4.1266 per Amortizing Note and bore interest at a rate of 7.75% per annum and had a final scheduled installment payment date of April 1, 2017, which we repaid in full.

The prepaid common stock purchase contracts were accounted for as additional paid-in capital totaling $240 million in our Consolidated Balance Sheet.  Each prepaid common stock purchase contract automatically settled in April 2017. We delivered 40.8 million shares of our common stock to holders of the TEU prepaid common stock purchase contracts, based on the settlement rate of 3.5496 shares per unit.

North Ocean Financing

NO 105―On September 30, 2010, McDermott International Inc., as guarantor, and North Ocean 105 AS, in which we then had a 75% ownership interest, as borrower, entered into a financing agreement to pay a portion of the construction costs of the NO 105. Borrowings under the agreement are secured by, among other things, a pledge of all of the equity of North Ocean 105 AS, a mortgage on the NO 105, and a lien on substantially all of the other assets of North Ocean 105 AS. The financing agreement requires principal repayment in 17 consecutive semiannual installments, which commenced on October 1, 2012.

In the second quarter of 2017 we exercised our option under the North Ocean 105 AS joint venture agreement and purchased the 25% ownership interest of Oceanteam ASA (“Oceanteam”) in the vessel-owning company for approximately $11 million in cash. As part of that transaction, we also assumed the right to a $5 million note payable from North Ocean 105 AS to Oceanteam (which had been issued in connection with a dividend declared by North Ocean 105 AS in 2016). For further discussion, see Note 19, Stockholders’ Equity. The Credit Agreement eliminated the Prior Credit Agreement’s requirement for us to prepay by July 20, 2017 the North Ocean 105 borrowing and to mortgage the NO 105 vessel in favor of the lenders. However, in connection with the Combination, we anticipate refinancing the North Ocean 105 borrowing as part of the financing arrangements contemplated by the Commitment Letter.

Receivables Factoring Facility

In February 2017, J. Ray McDermott de Mexico, S.A. de C.V. (“JRM Mexico”), one of our indirect, wholly owned subsidiaries, entered into a 364 day, $50 million committed revolving receivables purchase agreement which provides for the sale, at a discount rate of LIBOR plus an applicable margin of 4.25%, of certain receivables to a designated purchaser without recourse.  The facility provides for customary representations and warranties and compliance with customary covenants. JRM Mexico’s obligations in connection with the receivables purchase agreement are guaranteed by McDermott International, Inc.

During 2017, we sold approximately $2 million of receivables under the receivables purchase agreement.

Vendor Equipment Financing

In February 2017, JRM Mexico entered into a 21-month loan agreement for equipment financing in the amount of $47 million. Borrowings under the loan agreement bear interest at a fixed rate of 5.75%. JRM Mexico’s obligations in connection with this equipment financing are guaranteed by McDermott International Management, S. de RL., one of our indirect, wholly owned subsidiaries. The equipment financing agreement contains various customary affirmative covenants, as well as specific affirmative covenants, including the pledge of specified equipment. The equipment financing agreement also requires compliance with various negative covenants, including restricted use of the proceeds. As of December 31, 2017, the outstanding borrowings under this facility were approximately $16 million.

Bank Guarantees and Bilateral Letter of Credit

We have uncommitted lines of credit in place with Middle Eastern banks in support of our contracting activities in the Middle East. Bank guarantees issued under these agreements totaled $572 million and $359 million, as of December 31, 2017 and 2016, respectively. Overall capacity under these arrangements totaled $725 million and $375 million as of December 31, 2017 and 2016, respectively.

Surety Bonds

As of December 31, 2017 and 2016, surety bonds issued under general agreements of indemnity in favor of surety underwriters in support of contracting activities of our subsidiaries J. Ray McDermott de México, S.A. de C.V. and McDermott, Inc. totaled $49 million and $79 million, respectively. As of December 31, 2017, overall uncommitted capacity under these arrangements totaled $300 million.

NOTE 13—PENSION AND POSTRETIREMENT BENEFITS

Although we currently provide retirement benefits for most of our U.S. employees through sponsorship of the McDermott Thrift Plan (see “Defined Contribution Plans” below), some of our longer-term U.S. employees and former employees are entitled to retirement benefits under the McDermott (U.S.) Retirement Plan, a non-contributory qualified defined benefit pension plan (the “McDermott Plan”), and several non-qualified supplemental defined benefit pension plans. The McDermott Plan and the non-qualified supplemental defined benefit pension plans are collectively referred to herein as the “Domestic Plans.” The McDermott Plan has been closed to new participants since 2006, and benefit accruals under the McDermott Plan were frozen completely in 2010.

We also sponsored a defined benefit pension plan established under the laws of the Commonwealth of the Bahamas, the J. Ray McDermott, S.A. Third Country National Employees Pension Plan (the “TCN Plan”) which provided retirement benefits for certain of our current and former foreign employees. Effective August 1, 2011, new entry into the TCN Plan was closed, and effective December 31, 2011, benefit accruals under the TCN Plan were frozen. Effective January 1, 2012, we established a new global defined contribution plan (“Global DC plan”) to provide retirement benefits to non-U.S. expatriate employees who may have otherwise obtained benefits under the TCN Plan.

On August 31, 2017, the TCN Plan was amended to issue lump-sum distributions of certain accrued benefits or allow transfer of such benefits into the Global DC plan. As of December 31, 2017, total benefits are estimated to be approximately $30 million. Settlements are expected to be completed by the end of 2018. As of December 31, 2017, all investments in the TCN Plan trust were converted to cash and cash equivalents to facilitate settlements in form of lump-sum disbursements or rollovers.

Retirement benefits under the McDermott Plan and the TCN Plan are generally based on final average compensation and years of service, subject to the applicable freeze in benefit accruals under the plans. Our funding policy is to fund the plans as recommended by the respective plan actuaries and in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other applicable law. The Pension Protection Act of 2006 (“PPA”) amended ERISA and modified the funding requirements for certain defined benefit pension plans including the McDermott Plan. We are in compliance with provisions under the PPA accelerated funding requirements.

	Domestic Plans		TCN Plan
	Year Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$505,356	$519,199	$31,217	$38,265
Interest cost	20,007	21,102	1,161	1,351
Actuarial loss (gain)	22,880	2,641	778	(3,172)
Benefits paid	(37,305)	(37,586)	(3,316)	(5,227)
Settlements	-	-	(29,840)	-
Benefit obligation at end of year	510,938	505,356	-	31,217

Change in plan assets:
Fair value of plan assets at beginning of year	484,961	494,146	32,252	38,257
Actual return (loss) on plan assets	47,717	26,891	1,990	(778)
Company contributions	1,458	1,510	-	-
Benefits paid	(37,305)	(37,586)	(3,316)	(5,227)
Settlements	-	-	(29,840)	-
Fair value of plan assets at end of year	496,831	484,961	1,086	32,252
Funded status	$(14,107)	$(20,395)	$1,086	$1,035

Amounts recognized in balance sheet consist of:
Other Assets	$933	$-	$1,086	$1,035
Accrued pension liability—current	(1,400)	(1,382)	-	-
Pension liability	(13,640)	(19,013)	-	-
Accrued benefit liability	(15,040)	(20,395)	-	-
Net (Liability) Asset	$(14,107)	$(20,395)	$1,086	$1,035

	Domestic Plans		TCN Plan
	Year Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(In thousands)
Supplemental information:
Projected benefit obligation	$510,938	$505,356	$-	$31,217
Accumulated benefit obligation	510,938	505,356	-	31,217
Fair value of plan assets	496,831	484,961	1,086	32,252

Assumptions

	Domestic Plans		TCN Plan
	2017	2016	2017	2016
Weighted average assumptions used to determine net periodic benefit obligations at December 31:
Discount rate	3.6%	4.1%	3.95%	4.10%
Rate of compensation increase	N/A	N/A	N/A	N/A

	Domestic Plans			TCN Plan
	Year Ended December 31,			Year Ended December 31,
	2017	2016	2015	2017	2016	2015
	(In thousands)
Supplemental information:
Components of periodic benefit cost:
Interest cost	$20,007	$21,102	$21,613	$1,161	$1,351	$1,626
Expected return on plan assets	(19,619)	(20,006)	(26,707)	(1,379)	(1,587)	(2,840)
Actuarial loss (gain)	(5,215)	(4,244)	26,842	167	(807)	(657)
Net periodic benefit cost (gain)(1)	$(4,827)	$(3,148)	$21,748	$(51)	$(1,043)	$(1,871)

Weighted average assumptions used to determine net periodic benefit cost:
Discount rate	4.1%	4.2%	4.0%	4.1%	4.0%	4.0%
Expected return on plan assets	4.2%	4.2%	5.0%	4.7%	4.7%	6.9%
Rate of compensation increase	N/A	N/A	N/A	N/A	N/A	N/A

(1)In our Consolidated Statements of Operations, Net periodic benefit cost (gain) is reported in Other non-operating income (expense), net.

Expected Long-Term Rate of Return—Our long-term rates of return reflect the average rate of earnings expected on the funds invested, or to be invested, to provide for the benefits included in the projected benefit obligations. In setting the long-term assumed rate of return, we consider capital markets future expectations and the asset mix of the plans’ investments. Actual long-term return can, in relatively stable markets, also serve as a factor in determining future expectations. We consider many factors that include, but are not limited to, historical returns on plan assets, current market information on long-term returns (e.g., long-term bond rates) and current and target asset allocations between asset categories. The target asset allocation is determined based on consultations with external investment advisers. However, any differences in the rate and actual returns will be included with the actuarial gain or loss recorded in the fourth quarter when our plans are remeasured.

Investment Goals

General

The investment goals of the McDermott Trust are generally to provide for the solvency of the respective plans and fulfillment of pension obligations over time, and to maximize long-term investment return consistent with a reasonable level of risk. Asset allocations within the McDermott Trust are reviewed periodically and rebalanced, if appropriate, to ensure the continued conformance to the investment goals, objectives and strategies. The McDermott Trust employs a professional investment advisor and a number of professional investment managers whose individual benchmarks are, in the aggregate, consistent with the applicable trust’s overall investment objectives.

The specific goals of each investment manager are set out in the investment policy adopted by the investment committee for the respective trust, but, in general, the goals are (1) to perform in line with (in the case of passive accounts) or outperform (for actively managed accounts) the benchmark selected and agreed upon by the manager and the trust, and (2) to display an overall level of risk in its portfolio that is consistent with the risk associated with the agreed upon benchmark. The estimated allocations discussed below are periodically reviewed to assess the appropriateness of the particular funds in which they are invested, and these estimated allocations are subject to change.

The performance of each investment manager’s portfolio is periodically measured against commonly accepted benchmarks, including the individual investment manager’s benchmarks. In evaluating investment manager performance, consideration is also given to personnel, strategy, research capabilities, organizational and business matters, adherence to discipline and other qualitative factors that may impact the ability to achieve desired investment results.

The following is a summary of the asset allocations at December 31, 2017 and 2016 by asset category.

	Domestic Plans		TCN Plan
	2017	2016	2016
Asset Category:
Fixed Income	85%	85%	67%
Equity Securities	15	15	33
Total	100%	100%	100%

Fair Value

The following is a summary of total investments for our plans, measured at fair value at:

	December 31, 2017
	Level 1	Level 2	Level 3	Total
Pension Benefits:	(In thousands)
Fixed Income	$160,229	$245,759	$5,282	$411,270
Equities	72,553		-	72,553
Cash and Accrued Items	14,094		-	14,094
Total Investments	$246,876	$245,759	$5,282	$497,917

	December 31, 2016
	Level 1	Level 2	Level 3	Total
Pension Benefits:	(In thousands)
Fixed Income	$167,271	$247,882	$5,087	$420,240
Equities	82,442	-	-	82,442
Cash and Accrued Items	14,531	-	-	14,531
Total Investments	$264,244	$247,882	$5,087	$517,213

Changes in Level 3 Instrument

The following is a summary of the changes in our Level 3 fixed income instruments measured on a recurring basis:

	December 31,
	2017	2016
	(In thousands)
Balance at beginning of period	$5,087	$5,752
Purchases, net	142	107
Total unrealized gain (loss)	53	(772)
Balance at end of period	$5,282	$5,087

Cash Flows

Domestic Plans
(In thousands)
Expected employer contributions to trusts of defined benefit plans:
2018	$-
Expected benefit payments:
2018	$37,179
2019	36,791
2020	36,364
2021	35,886
2022	35,334
2023-2027	165,101

Defined Contribution Plans

Most of our employees in the U.S., through the McDermott Thrift Plan (the “Thrift Plan”), and certain non-U.S. employees, through the McDermott Global Defined Contribution Plan (the “Global Thrift Plan”), are eligible to participate in qualified defined contribution plans by contributing portions of their compensation.

For the Thrift Plan, we make employer matching contributions of 50% of participants’ contributions up to 6% of compensation and unmatched employer cash contributions equal to 3% of participants’ base pay, plus overtime pay, expatriate pay and commissions.

For the Global Thrift Plan, we make employer matching contributions of 50% of participants’ contributions up to 6% of base salary and unmatched employer cash contributions equal to 3% of participants’ base salary.

The following table summarizes our contributions under the plans:

	Thrift Plan			Global Thrift Plan
	Year Ended December 31,			Year Ended December 31,
	2017	2016	2015	2017	2016	2015
	(In thousands)
Contributions	$4,267	$4,176	$3,840	$726	$998	$1,095

We also provide benefits under the McDermott International, Inc. Director and Executive Deferred Compensation Plan (“Deferred Compensation Plan”), which is a non-qualified defined contribution plan. Expense associated with the Deferred Compensation Plan was not material to our Consolidated Financial Statements.

NOTE 14—DERIVATIVE FINANCIAL INSTRUMENTS

We enter into derivative financial instruments primarily to hedge certain firm purchase or sale commitments and forecasted transactions denominated in foreign currencies. We record these contracts at fair value on our Consolidated Balance Sheets. Depending on the hedge designation at the inception of the contract, the related gains and losses on these contracts are either: (1) deferred as a component of AOCI until the hedged item is recognized in earnings; (2) offset against the change in fair value of the hedged firm commitment through earnings; or (3) recognized immediately in earnings. At inception and on an ongoing basis, we assess the hedging relationship to determine its effectiveness in offsetting changes in cash flows or fair value attributable to the hedged risk. We exclude from our assessment of effectiveness the portion of the fair value of the forward contracts attributable to the difference between spot exchange rates and forward exchange rates. The ineffective portion of a derivative’s change in fair value and any portion excluded from the assessment of effectiveness are immediately recognized in earnings. Gains and losses on derivative financial instruments that are immediately recognized in earnings are included as a component of Other non-operating income (expense), net in our Consolidated Statements of Operations. As of December 31, 2017, we designated the majority of our foreign currency forward contracts as cash flow hedging instruments.

As of December 31, 2017, we deferred approximately $2 million of net losses on these derivative financial instruments in AOCI, and we expect to reclassify approximately $1 million of the net deferred losses out of AOCI by December 31, 2018.

As of December 31, 2017, the majority of our derivative financial instruments consisted of foreign currency forward contracts. The notional value of our outstanding derivative contracts totaled $161 million at December 31, 2017, with maturities extending through March 2019. Of this amount, approximately $92 million is associated with various foreign currency expenditures we expect to incur on one of our EPCI projects in the APAC segment. These instruments consist of contracts to purchase or sell foreign-denominated currencies. As of December 31, 2017, the fair value of these contracts was in a net asset position totaling approximately $2 million. The fair value of outstanding derivative instruments is determined using observable financial market inputs, such as quoted market prices, and is classified as Level 2 in nature.

The following table summarizes our asset and liability derivative financial instruments:

	December 31,
	2017	2016
	(In thousands)
Derivatives Designated as Hedges:
Location:
Accounts receivable-other	$2,232	$2,631
Other assets	66	-
Total derivatives asset	$2,298	$2,631

Accounts payable	$618	$9,361
Other liabilities	-	4
Total derivatives liability	$618	$9,365

The following table summarizes the effects of derivative instruments on our Consolidated Financial Statements:

	December 31,
	2017	2016	2015
	(In thousands)
Derivatives Designated as Hedges:
Amount of gain (loss) recognized in other comprehensive income (loss)	$15,501	$4,004	$(57,459)
Loss (gain) reclassified from AOCI to Cost of operations	4,503	34,556	76,034
Ineffective portion and amount excluded from effectiveness testing: gain (loss) recognized in Other non-operating income (expense)	(1,239)	(1,461)	6,238

Credit Risk

In the event of nonperformance by counterparties to our derivative financial instruments, we may be exposed to credit-related losses. However, when possible, we enter into International Swaps and Derivative Association agreements with our derivative counterparties to mitigate this risk. We also attempt to mitigate this risk by using highly-rated major financial institutions as counterparties. Our derivative counterparties have the benefit of the same collateral arrangements and covenants as described under our Credit Agreement.

NOTE 15—FAIR VALUE MEASUREMENTS

The following table presents the financial instruments outstanding as of December 31, 2017 and 2016 that are measured at fair value on recurring basis and financial instruments that are not measured at fair value on a recurring basis.

	December 31, 2017
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
	(In thousands)
Recurring
Forward contracts	$1,680	$1,680	$-	$1,680	$-
Non-recurring
Debt	(536,977)	(558,077)	-	(515,735)	(42,342)

	December 31, 2016
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
	(In thousands)
Recurring
Forward contracts	$(6,734)	$(6,734)	$-	$(6,734)	$-
Non-recurring
Debt	(752,520)	(777,072)	-	(728,072)	(49,000)

The carrying value of all non-derivative financial instruments included in current assets (including cash, cash equivalents and restricted cash and accounts receivable) and current liabilities (including accounts payable but excluding short-term debt) approximates the applicable fair value due to the short maturity of those instruments.

We used the following methods and assumptions in estimating our fair value disclosures for our other financial instruments:

Short-term and long-term debt—The fair value of debt instruments valued using a market approach based on quoted prices for similar instruments traded in active markets is classified as Level 2 within the fair value hierarchy.

Quoted prices were not available for the NO 105 construction financing, vendor equipment financing or capital leases. The income approach was used to value these instruments based on the present value of future cash flows discounted at estimated borrowing rates for similar debt instruments or on estimated prices based on current yields for debt issues of similar quality and terms, and these instruments are classified as Level 3 within the fair value hierarchy.

Forward contracts—The fair value of forward contracts is classified as Level 2 within the fair value hierarchy and is valued using observable market parameters for similar instruments traded in active markets. Where quoted prices are not available, the income approach is used to value forward contracts, which discounts future cash flows based on current market expectations and credit risk.

Fair Value Disclosure of Non-financial Instruments

During the fourth quarter of 2016, we impaired the Intermac 600, a launch cargo barge, given the lack of opportunities for that vessel. In connection with that decision, we wrote off the deferred drydock costs associated with the vessel and recognized a non-cash impairment charge of $11 million.

During the third quarter of 2016, our management reevaluated our operational plans for certain underutilized marine assets. As a result, we identified certain marine assets that would not be used in a manner consistent with management’s original intent. Based on that determination, we tested the carrying value of those assets for recoverability by comparing the undiscounted future cash flows to the assets’ respective carrying values. As the carrying values of those assets exceeded the undiscounted future cash flows, an impairment was recorded.  The impairment was calculated as the difference between the $22 million aggregate carrying value of the assets and the $10 million estimated fair value of the assets, resulting in a $12 million non-cash impairment charge.  We utilized both a market approach and income approach to estimate the fair values of the assets.  Inputs included market sales data for comparable assets, forecasted cash flows and discount rates believed to be consistent with those used by principal market participants.  The fair value measurement was based on inputs that are not observable in the market and thus represent level 3 inputs.

During the first quarter of 2016, we impaired our Agile vessel upon termination of its then current charter in May 2016, given the lack of opportunities for that vessel. In connection with that decision, we recognized a non-cash impairment charge of $32 million during the first quarter of 2016, which equaled the vessel’s carrying value, in accordance with ASC 360-10, Property, Plant and Equipment.

In accordance with ASC 360-10, Property, Plant and Equipment, one of our vessels, the DB101 was written down to a fair value of $14 million, resulting in a non-cash impairment charge of $4 million in the first quarter of 2015, which related to our plan to decommission this vessel in the second quarter of 2015. In the second quarter of 2015, we disposed of the vessel and recognized an additional loss of $3 million. Impairment loss on this asset has been included in restructuring expenses.

In the second quarter of 2015, we abandoned a marine pipelay welding system project and recognized a $7 million non-cash impairment charge, which equaled the carrying value of that asset.

NOTE 16—STOCK-BASED COMPENSATION

Equity instruments are measured at fair value on the grant date. Stock-based compensation expense is generally recognized on a straight-line basis over the requisite service periods of the awards. Compensation expense is based on awards we expect to ultimately vest. Therefore, we have reduced compensation expense for estimated forfeitures based on our historical forfeiture rates. Our estimate of forfeitures is determined at the grant date and is revised if our actual forfeiture rate is materially different from our estimate.

Total compensation expense recognized is as follows:

	2017	2016	2015
	(In thousands)
Restricted stock and restricted stock units	$15,239	$15,746	$14,395
Performance shares and performance units	7,726	6,888	1,428
Stock options	-	46	770
Total	$22,965	$22,680	$16,593

The components of the total gross unrecognized estimated compensation expense for equity awards and their expected remaining weighted-average periods for expense recognition are as follows:

	Amount (In thousands)	Weighted-Average Period (years)
Restricted stock and restricted stock units(1)	$16,190	1.7

(1)Excludes performance shares and performance units accounted for as liability awards.

Stock Plans

2016 McDermott International, Inc. Long-Term Incentive Plan

In April 2016, our stockholders approved the 2016 McDermott International, Inc. Long-Term Incentive Plan (the “2016 LTIP”). Members of the Board of Directors, officers, employees and consultants are eligible to participate in the 2016 LTIP. The Compensation Committee of our Board of Directors selects the participants for the 2016 LTIP. The 2016 LTIP provides for a number of forms of stock-based compensation, including incentive and non-qualified stock options, restricted stock, restricted stock units and performance shares and performance share units, subject to satisfaction of specific performance goals. As part of the approval of the 2016 LTIP, 12 million shares were approved for issuance in connection with awards made under the plan.  In addition, shares of our common stock approved for issuance pursuant to the prior long-term incentive plans described below, and which had not been made subject to awards as of the April 29, 2016 effective date of the 2016 LTIP, are available for awards under the 2016 LTIP.  As provided in the 2016 LTIP, following the April 29, 2016 approval of the 2016 LTIP by our stockholders, no additional grants may be made pursuant to those prior long-term incentive plans.  Also, if an award under the 2016 LTIP or either of the prior plans expires or is terminated, cancelled or forfeited, the shares of our common stock associated with the expired, terminated, cancelled or forfeited award will again be available for awards under the 2016 LTIP.  Further, the 2016 LTIP contains a provision that McDermott International, Inc. common stock tendered by a participant or withheld as full or partial payment of withholding taxes related to the vesting or settlement of awards (other than options)  shall become available again for issuance.

2014 McDermott International, Inc. Long-Term Incentive Plan

In May 2014, our stockholders approved the 2014 McDermott International, Inc. Long-Term Incentive Plan (the “2014 LTIP”). Members of the Board of Directors, officers, employees and consultants were eligible to participate in the 2014 LTIP. The Compensation Committee of our Board of Directors selected the participants for the 2014 LTIP. The 2014 LTIP provided for a number of forms of stock-based compensation, including incentive and non-qualified stock options, restricted stock, restricted stock units and performance shares and performance share units, subject to satisfaction of specific performance goals. Shares approved under the 2009 McDermott International, Inc. Long-Term Incentive Plan (the “2009 LTIP”) that were not awarded as of the date of approval of the 2014 LTIP, or shares that were subject to awards that were cancelled, terminated, forfeited, expired or settled in cash in lieu of shares, were available for issuance under the 2014 LTIP. As part of the approval of the 2014 LTIP, 6.6 million additional shares were approved for issuance. We no longer issue awards under the 2014 LTIP.

2009 McDermott International, Inc. Long-Term Incentive Plan

We no longer issue awards under the 2009 LTIP. Members of the Board of Directors, executive officers and key employees were eligible to participate in the 2009 LTIP. The Compensation Committee of our Board of Directors selected the participants for the 2009 LTIP. The 2009 LTIP provided for a number of forms of stock-based compensation, including incentive and non-qualified stock options, restricted stock, restricted stock units and performance shares and performance units, subject to satisfaction of specific performance goals. Shares approved under the 2001 Directors and Officers Long-Term Incentive Plan (the “2001 LTIP”) that were not awarded as of the date of approval of the 2009 LTIP, or shares that were subject to awards that were cancelled, terminated, forfeited, expired or settled in cash in lieu of shares, were available for issuance under the 2009 LTIP. As part of the approval of the 2009 LTIP, 9 million shares were authorized for issuance. Options to purchase shares were granted at the fair market value (closing trading price) on the date of grant, became exercisable at such time or times as determined when granted and expired not more than seven years after the date of grant.

Our equity award agreements under the 2016, 2014 and 2009 LTIPs provide that amounts that we are required to withhold on behalf of participants for federal or state income taxes upon the vesting of restricted stock units, performance shares or performance units will be satisfied by withholding shares of McDermott International, Inc. common stock having an aggregate fair market value equal to but not exceeding the amount of such required tax withholding.  Such transactions under the 2016, 2014 and 2009 LTIP are accounted for as purchases of the shares by us, and are included in the common stock roll-forward in Note 19, Stockholders’ Equity.

Stock Options

There were no stock options granted in 2017, 2016 or 2015.

The following table summarizes stock options activity during 2017 (share data in thousands):

	Number of Option Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term
Outstanding at beginning of period	725	$42.39
Cancelled/expired/forfeited	(180)	38.34
Outstanding at end of period(1)	545	$43.29	1.49

(1)	All remaining outstanding options were vested prior to December 31, 2016.

There were no stock options exercised during 2017 and 2016. The total intrinsic value of stock options exercised during 2015 was 0.3 million. The intrinsic value is calculated as the total number of option shares multiplied by the excess of the closing price of our common stock on the last trading day over the exercise price of the options. This amount changes based on the fair market value of our common stock. Had all option holders exercised their options on December 31, 2017, the aggregate intrinsic value of the options would have been negative, as their exercise price is higher than closing price of our common stock on December 31, 2017. The total estimated fair value of shares vested during 2016 and 2015 was $1 million and $3 million, respectively.

Restricted Stock Units (“RSUs”) and Restricted Stock Awards (“RSAs”)

RSUs and RSAs and changes during 2017 were as follows (share data in thousands):

	Number of Shares	Weighted-Average Grant Date Fair Value
Nonvested at beginning of period	2,058	$11.40
Granted	675	21.71
Vested	(1,016)	13.37
Cancelled/forfeited	(34)	14.25
Nonvested at end of period	1,683	$14.27

There were no tax benefits realized related to RSUs and RSAs that lapsed or vested during 2017, 2016 and 2015.

Performance Shares and Performance Units

In February 2017 and 2016 and in March 2015, we issued performance unit awards totaling 236 thousand, 518 thousand and 592 thousand shares, respectively, which were classified as liability awards. Performance unit awards are valued at the market price of the underlying stock on the date of payment. Compensation cost for liability awards is re-measured at each reporting period and is recognized as expense over the applicable service period.

As of December 31, 2017, the unrecognized compensation cost related to performance unit awards was $7 million, which is expected to be recognized over a weighted average period of two years.

NOTE 17—INCOME TAXES

The provision for income taxes consisted of:

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Other than U.S.:
Current	$61,934	$43,944	$45,752
Deferred	6,782	(2,018)	6,211
Total provision for income taxes	$68,716	$41,926	$51,963

The geographic sources of income before income taxes are as follows:

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
U.S.	$122,310	$(124,944)	$(99,931)
Other than U.S.	125,868	207,553	152,549
Income before provision for income taxes	$248,178	$82,609	$52,618

The following is a reconciliation of the Panama statutory federal tax rate to the consolidated effective tax rate:

	Year Ended December 31,
	2017	2016	2015
Panama federal statutory rate	25%	25%	25%
Non-Panama operations	16	(14)	41
Change in valuation allowance for deferred tax assets - the U.S.	(18)	49	64
Change in valuation allowance for deferred tax assets - Others	3	(25)	(51)
Audit settlements and reserves	1	14	11
Other (primarily tax on unremitted earnings)	1	2	9
Effective tax rate attributable to continuing operations	28%	51%	99%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes, as well as operating loss and tax credit carryforwards.

Significant components of deferred tax assets and liabilities were as follows:

	December 31,
	2017	2016
	(In thousands)
Deferred tax assets:
Pension liability	$7,095	$9,732
Accrued liabilities for incentive compensation	16,304	22,208
Net operating loss carryforward	208,503	349,916
Prepaid drydock	677	-
State net operating loss carryforward	19,538	18,308
Other	1,408	1,861
Total deferred tax assets	253,525	402,025
Valuation allowance for deferred tax assets	(199,967)	(334,991)
Deferred tax assets	$53,558	$67,034

Deferred tax liabilities:
Property, plant and equipment	$25,616	$37,883
Prepaid drydock	-	1,367
Long-term contracts	13,483	10,989
Investments in joint ventures and affiliated companies(1)	21,590	17,044
Unrealized exchange gains and other	3,313	3,335
Total deferred tax liabilities	64,002	70,618

Net deferred tax liabilities	$(10,444)	$(3,584)

(1) Includes undistributed earnings of joint ventures, consolidated subsidiaries and other temporary differences.

Deferred tax assets and liabilities are recorded net by tax jurisdiction in the accompanying Consolidated Balance Sheets. Deferred tax assets and liabilities were as follows:

	December 31,
	2017	2016
	(In thousands)
Deferred tax assets	$17,616	$21,116

Deferred tax liabilities (included in Other liabilities)	28,060	24,700

Net deferred tax liabilities	$(10,444)	$(3,584)

Tax Rate Change

The Tax Cuts and Jobs Act (“the “Act”) was enacted on December 22, 2017. The Act reduces the U.S. federal corporate income tax rate from 35% to 21%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates new taxes on certain foreign sourced earnings. At December 31, 2017, we have made a reasonable estimate of the effects on our existing deferred tax balances and the one-time transition tax.  For the items as to which we were able to determine a reasonable estimate, there were no significant provisional taxes recognized as a component of income tax expense from continuing operations in 2017.

Provisional amounts

Deferred tax assets and liabilities—We remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21%.  However, we are still analyzing certain aspects of the Act and refining our calculations, which could potentially affect the measurement of these balances or potentially give rise to new deferred tax amounts. The provisional amount recorded related to the re-measurement of our deferred tax balance was a $86 million decrease, which was offset by a change for the re-measurement of the valuation allowance in the U.S.

Foreign tax effects—The one-time transition tax based on our total post-1986 earnings and profits (E&P), which we previously deferred from U.S. income taxes, was insignificant.

Valuation Allowance

At December 31, 2017, we had a valuation allowance of $200 million for deferred tax assets that we expect cannot be realized through carrybacks, future reversals of existing taxable temporary differences or based on our estimate of future taxable income. We believe that our remaining deferred tax assets will more likely than not be realized through carrybacks, future reversals of existing taxable temporary differences and future taxable income. Any changes to our estimated valuation allowance could be material to our Consolidated Financial Statements.

Changes in the valuation allowance for deferred tax assets were as follows:

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Balance at beginning of period	$334,991	$336,146	$331,589
Charged to costs and expenses(1)	(32,112)	14,675	6,056
Charged to other accounts	(102,912)	(15,830)	(1,499)
Balance at end of period	$199,967	$334,991	$336,146
(1)	Net of reductions and other adjustments, all of which are charged to costs and expenses.

The $32 million decrease in valuation allowance, impacting the 2017 effective tax rate, primarily included:

•	a decrease of $45 million related to the utilization of $130 million in net operating loss (“NOL”) carryforwards in the U.S.;
•	a decrease of $2 million related to the utilization of $8 million NOL carryforwards in Malaysia;
•	an increase of $10 million primarily attributable to unbenefited losses in Kuwait, Mexico and the U.K.; and
•	an increase of $5 million related to U.S. non-NOL movement.

The $103 million decrease in valuation allowance, not impacting the 2017 effective tax rate, included:

•	a decrease of $86 million related to the deferred tax impact due to U.S. tax reform; and
•	a decrease of $17 million primarily related to return to provision adjustments.

The $15 million increase in valuation allowance, impacting the 2016 effective tax rate, primarily included:

•	an increase of $42 million attributable to unbenefited loss in U.S.;
•	a decrease of $18 million related to the utilization of $60 million in NOL carryforwards in Mexico; and
•	a decrease of $9 million related to the anticipated usage of NOL carryforwards in Saudi Arabia, in anticipation of future profitability based on our backlog in the country.

The $16 million decrease in valuation allowance, not impacting the 2016 effective tax rate, primarily included:

•	a decrease of $8 million due to expiration of carrybacks of tax losses in Canada;
•	a decrease of $4 million due to expiration of losses in the State of Louisiana;
•	a decrease of $2 million due to expiration of losses in the U.K.; and

•	a decrease of $2 million related to deferred tax impact due to a tax rate change in the U.K.

Other

We have foreign net operating loss carryforwards of $324 million available to offset future taxable income in foreign jurisdictions. Of the foreign net operating loss carryforwards, $19 million is scheduled to expire in the years 2018 to 2020. The foreign net operating losses have a valuation allowance of $67 million against the related deferred taxes. We have U.S. federal net operating loss carryforwards of approximately $603 million and carry a $127 million valuation allowance against the related deferred taxes. The U.S. federal net operating loss carryforwards are scheduled to expire in the years 2030 to 2037. We have state net operating losses of $309 million available to offset future taxable income in states where we operate. The state net operating loss carryforwards are scheduled to expire in the years 2018 to 2037. We are carrying a valuation allowance of $20 million against the deferred tax asset related to the state loss carryforwards.

As of December 31, 2017, the undistributed earnings of our subsidiaries were $306 million. We have accrued $24 million of deferred tax liability on earnings we intend to remit. Additional unrecognized deferred income tax liabilities, including withholding taxes, of approximately $0.4 million would be payable upon distribution of these earnings.  All other earnings are considered permanently reinvested. We would be subject to withholding taxes if we were to distribute these permanently reinvested earnings from our U.S. subsidiaries and certain foreign subsidiaries.

We operate under a tax holiday in Malaysia, effective through December 31, 2020, which may be extended for an additional five years if we satisfy certain requirements. The Malaysian tax holiday reduced our 2016 foreign income tax expense by $7 million and $0.2 million in 2017 and 2016, respectively. The benefit of the tax holiday on net income per share (diluted) was $0.03 for 2017.

We conduct business globally and, as a result, we or one or more of our subsidiaries file income tax returns in a number of jurisdictions. In the normal course of business, we are subject to examination by taxing authorities throughout the world, including such major jurisdictions as Malaysia, Australia, Indonesia, Singapore, Saudi Arabia, Kuwait, India, Qatar, Brunei, and the United States. With few exceptions, we are no longer subject to tax examinations for years prior to 2011.

A reconciliation of unrecognized tax benefits is as follows:

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Balance at beginning of period	$41,022	$36,353	$34,106
Changes due to exchange rate fluctuations	1,105	(258)	(751)
Increases based on tax positions taken in the current year	1,220	2,328	4,720
Increases based on tax positions taken in prior years	3,628	7,741	4,710
Decreases based on tax positions taken in prior years	(1,791)	(5,090)	(2,836)
Decreases due to settlements	(5,717)	-	(301)
Decreases due to lapse of applicable statute of limitation	(271)	(52)	(3,295)
Balance at end of period	$39,196	$41,022	$36,353

The entire balance of unrecognized tax benefits at December 31, 2017 would reduce our effective tax rate if recognized.

We recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense. At December 31, 2017, 2016 and 2015, we had recorded liabilities of approximately $24 million, $20 million and $16 million, respectively, for the payment of tax-related interest and penalties.

NOTE 18—EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income attributable to McDermott International, Inc. by the weighted average number of common shares outstanding during the period. Diluted earnings per share equals net income attributable to McDermott International, Inc. divided by the weighted average common shares outstanding adjusted for the dilutive effect of our stock–based awards and common stock purchase contracts.

We amended our amended and restated articles of incorporation to effect a three-to-one reverse stock split of McDermott common stock, effective May 9, 2018. Common stock, capital in excess of par, share and per share (except par value per share, which was not affected) information for all periods presented has been recast to reflect the reverse stock split.

The following table sets forth the computation of basic and diluted earnings per share:

	Year Ended December 31,
	2017	2016	2015
	(in thousands, except share and per share amounts)
Net income (loss) attributable to McDermott	$178,546	$34,117	$(17,983)

Weighted average common stock (basic)	91,112,644	80,119,788	79,413,588
Effect of dilutive securities:
Tangible equity units[1]	3,198,061	13,608,313	-
Stock options, restricted stock and restricted stock units	900,881	999,979	-
Potential dilutive common stock	95,211,586	94,728,080	79,413,588

Net income (loss) per share attributable to McDermott
Basic:	$1.96	$0.43	$(0.23)
Diluted:	$1.88	$0.36	$(0.23)

(1) Represents weighted average TEUs outstanding during 2017.

Approximately 0.5 million, 0.7 million and 1 million shares underlying outstanding stock-based awards in 2017, 2016 and 2015 were excluded from the computation of diluted earnings per share during those periods because the exercise price of those awards was greater than the average market price of our common stock, and the inclusion of such shares would have been antidilutive in each of those years.

Potential dilutive common shares for the settlement of our common stock purchase contracts, a component of our TEUs, of 13.6 million shares were considered in the calculation of diluted weighted-average shares in 2015. Restricted stock units (“RSUs”) and restricted stock awards (“RSAs”) totaling 0.8 million were also considered in the calculation of diluted weighted average shares for 2015. However, due to our net loss position in 2015, shares underlying TEUs, RSUs, and RSAs have not been reflected in the diluted earnings per share, because inclusion of those shares would have been antidilutive.

NOTE 19— STOCKHOLDERS’ EQUITY

Stockholders’ equity―Common stock information for all periods presented has been recast to reflect the reverse stock split, discussed in Note 18, Earnings per Share.

Common Stock―The changes in the number of ordinary shares outstanding and treasury shares held by McDermott are as follows:

	Year Ended December 31,
	2017	2016
Shares outstanding
Beginning balance	80,462,759	79,672,308
Common stock issued	14,559,708	1,101,603
Purchase of common stock	(346,860)	(311,152)
Ending balance	94,675,607	80,462,759

Shares held as Treasury shares
Beginning balance	2,767,335	2,608,068
Purchase of common stock	346,860	311,152
Retirement of common stock	(281,188)	(151,885)
Ending balance	2,833,007	2,767,335

Ordinary shares issued at the end of the period	97,508,614	83,230,094

Preferred Stock―We are authorized to issue up to 25 million shares of preferred stock, par value $1.00 per share. As of December 31, 2017, no preferred stock was outstanding.

Accumulated Other Comprehensive Income (Loss)―The components of AOCI included in stockholders’ equity are as follows:

	December 31,
	2017	2016
	(In thousands)
Foreign currency translation adjustments ("CTA")	$(49,025)	$(42,082)
Net unrealized gain on investments	393	269
Net unrealized loss on derivative financial instruments	(1,816)	(25,082)
Accumulated other comprehensive loss	$(50,448)	$(66,895)

In the second quarter of 2016, foreign currency instruments associated with construction of our DLV 2000 vessel were settled upon the final payment to the shipyard. These instruments were designated as cash flow hedges and, as such, $20 million of cumulative loss was recorded in AOCI and will be amortized consistent with the depreciation of the vessel.

The following table presents the components of AOCI and the amounts that were reclassified during 2017, 2016 and 2015:

	Foreign currency translation adjustments		Unrealized holding gain (loss) on investments	Gain (loss) on derivative (1)		TOTAL
	(In thousands)
Balance, January 1, 2015	$(15,212)		$241	$(82,837)		$(97,808)
Other comprehensive income (loss) before reclassification	(12,470)		6	(57,459)		(69,923)
Amounts reclassified from AOCI	(2,243)		-	76,019	(2)	73,776
Net current period other comprehensive income (loss)	(14,713)		6	18,560		3,853

Balance, December 31, 2015	(29,925)		247	(64,277)		(93,955)
Other comprehensive income (loss) before reclassification	(12,157)		22	4,004		(8,131)
Amounts reclassified from AOCI	-		-	35,191	(2)	35,191
Net current period other comprehensive income (loss)	(12,157)		22	39,195		27,060

Balance, December 31, 2016	(42,082)		269	(25,082)		(66,895)
Other comprehensive income before reclassification	(1,010)		124	15,501		14,615
Acquisition of NCI	-		-	2,284		2,284
Amounts reclassified from AOCI	(5,933)	(3)	-	5,481	(2)	(452)
Net current period other comprehensive income	(6,943)		124	23,266		16,447

Balance at December 31, 2017	$(49,025)		$393	$(1,816)		$(50,448)

(1)	Refer to Note 14, Derivative Financial Instruments, for additional details
(2)	Reclassified to Cost of operations and Other non-operating income (expense), net
(3)	Release of CTA to Other non-operating income (expense), net, on liquidation of certain foreign entities

Noncontrolling Interest

North Ocean 105―In December 2010, J. Ray McDermott (Norway), AS ( “JRM”), one of our indirectly wholly owned subsidiaries, and Oceanteam entered into an Equity Owner’s Agreement (as amended to date, the “Equity Agreement”) to acquire a 75% interest in North Ocean 105 AS, the vessel-owning company. Under the Equity Agreement, JRM was given an option to purchase Oceanteam’s 25% ownership interest in the second quarter of 2017.

In the second quarter of 2017, JRM exercised its option under the Equity Agreement and purchased Oceanteam’s 25% interest in the vessel-owning company for approximately $11 million in cash. As part of that transaction, JRM also assumed the right to a $5 million note payable from North Ocean 105 AS to Oceanteam (which had been issued in connection with a dividend declared by North Ocean 105 AS in 2016). In connection with this acquisition, we recorded a $9 million decrease in noncontrolling interest and a $5 million decrease in note payable to Oceanteam and we recognized a $2 million gain in Capital-in-excess of par value in our Consolidated Financial Statements.

Berlian McDermott Sdn. Bhd―In 2013, we entered into certain joint ventures with TH Heavy Engineering Berhad (“THHE”), whereby we acquired a 30% interest in THHE Fabricators Sdn. Bhd. (“THF”), a subsidiary of THHE, and THHE acquired a 30% interest in our Malaysian subsidiary, Berlian McDermott Sdn. Bhd (“BMD”). In the third quarter of 2016, we reacquired the 30% of noncontrolling interest in BMD from THHE in exchange for our 30% equity interest in THF. We determined the fair value of the asset surrendered to be $17 million. In connection with the acquisition of the BMD noncontrolling interest, we recorded an $18 million decrease in Noncontrolling interest, and, in connection with the exchange of our investment in THF, we recorded a $12 million decrease in Investments in unconsolidated affiliates and a $5 million gain in Other income (expense), net, in our Consolidated Financial Statements.

NOTE 20—COMMITMENTS AND CONTINGENCIES

Investigations and Litigation

On February 2, 2018, The George Leon Family Trust, a purported CB&I shareholder, filed a purported class action complaint in the United States District Court for the Southern District of Texas against CB&I, the members of the CB&I Supervisory Board, McDermott and the subsidiaries of CB&I and McDermott that are parties to the Business Combination Agreement. The action is captioned The George Leon Family Trust v. Chicago Bridge & Iron Company N.V., et al., Case No. 4:18-cv-00314 (S.D. Tex.). The complaint alleges violations by the defendants of Section 14(a) and 20(a) of the Exchange Act and Rule 14a-9 under the Exchange Act with respect to the registration statement filed with the U.S. Securities and Exchange Commission in connection with the Combination, based on various alleged omissions of material information. The complaint asserts liability against McDermott as a controlling person of CB&I, based on an allegation that McDermott had direct supervisory control over the composition of the registration statement and the information disclosed therein, as well as the information alleged to have been omitted and/or misrepresented in the registration statement. The plaintiff is seeking relief including an injunction to (1) prevent the defendants from completing the Combination or, if the Combination is consummated, to rescind it and set it aside, or an award for rescissory damages, and (2) require the dissemination of a registration statement that does not include any untrue statements of material fact and includes all material facts required or necessary to make the statements contained therein not misleading. The complaint also seeks an award for attorneys’ and experts’ fees. The alleged omissions and requests for relief are similar to allegations contained in a putative class action complaint filed in January 2018 against CB&I, the members of CB&I’s Supervisory Board, and certain officers of CB&I, also in the United States District Court for the Southern District of Texas. That action is captioned McIntyre v. Chicago Bridge & Iron Company N.V., et al., Case No. 4:18-cv-00273 (S.D. Tex.) (the “McIntyre Action”). On February 7, 2018, the plaintiff in the McIntyre Action filed a motion for preliminary injunction with the Court. A hearing on that motion has not yet been scheduled.  We believe the substantive allegations contained in both complaints are without merit, and we intend to defend against the claims made against us vigorously.

We co-own interests in several entities (collectively “FloaTEC”) with subsidiaries of Keppel Corporation (including its subsidiaries, “Keppel”). We have conducted an internal investigation in connection with allegations by a former Petrobras employee that Keppel’s agent made improper payments to secure project awards from Petrobras on a number of Keppel affiliated projects in Brazil, including a FloaTEC project on which we were also a subcontractor. Keppel’s agent subsequently entered into a plea arrangement with the Brazilian authorities and admitted to having made improper payments on behalf of Keppel to former Petrobras employees on projects unrelated to FloaTEC. In August 2016, we voluntarily contacted the U.S. Department of Justice (“DOJ”) to advise it of the preliminary results of our internal investigation, which identified no evidence to indicate any improper payments were made by us or FloaTEC or that any of our or FloaTEC’s employees authorized, had knowledge of, or direction or control over, any such payments. During the period from August 2016 through January 2017, we responded to requests for additional information from the DOJ. In December 2017, Keppel entered into a deferred prosecution agreement with the DOJ and the U.S. Attorney’s Office for the U.S. District Court for the Eastern District of New York in connection with charges that Keppel had conspired to violate the anti-bribery provisions of the Foreign Corrupt Practices Act. The DOJ has not been in contact with us since January 2017 regarding this matter. If in the future, the DOJ determines that violations of applicable law have occurred involving us, we could be subject to civil or criminal sanctions, including monetary penalties, which could be material. However, based on the results of our investigation, we do not expect this matter to have a material adverse effect on us or our operations.

Additionally, due to the nature of our business, we and our affiliates are, from time to time, involved in litigation or subject to disputes or claims related to our business activities, including, among other things:

•	performance or warranty-related matters under our customer and supplier contracts and other business arrangements; and
•	workers’ compensation claims, Jones Act claims, occupational hazard claims, including asbestos-exposure claims, premises liability claims and other claims.

Based upon our prior experience, we do not expect that any of these other litigation proceedings, disputes and claims will have a material adverse effect on our consolidated financial condition, results of operations or cash flows; however, because of the inherent uncertainty of litigation and other dispute resolution proceedings and, in some cases, the availability and amount of potentially applicable insurance, we can provide no assurance that the resolution of any particular claim or proceeding to which we are a party will not have a material effect on our consolidated financial condition, results of operations or cash flows for the fiscal period in which that resolution occurs.

Environmental Matters

We have been identified as a potentially responsible party at various cleanup sites under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”). CERCLA and other environmental laws can impose liability for the entire cost of cleanup on any of the potentially responsible parties, regardless of fault or the lawfulness of the original conduct. Generally, however, where there are multiple responsible parties, a final allocation of costs is made based on the amount and type of wastes disposed of by each party and the number of financially viable parties, although this may not be the case with respect to any particular site. We have not been determined to be a major contributor of wastes to any of these sites. On the basis of our relative contribution of waste to each site, we expect our share of the ultimate liability for the various sites will not have a material adverse effect on our consolidated financial condition, results of operations or cash flows in any given year.

In 2013, we established a $6 million environmental reserve in connection with our plan to discontinue the utilization of our Morgan City fabrication facility.  We incurred approximately $4 million for remediation activities. Based on our completed remediation activities, as well as our internal assessment, we believe no environmental remediation liability exists with respect to the Morgan City site. As a result, in 2016, we reversed our remaining environmental remediation obligation accrual.

Assets Retirement Obligations

Asset retirement obligations (“ARO”) are recorded at the present value of the estimated costs to retire the asset at the time the obligation is incurred.

At some sites, we are contractually obligated to decommission our fabrication facilities upon site exit. Currently, we are unable to estimate any ARO due to the indeterminate life of our fabrication facilities.  We regularly review the optimal future alternatives for our facilities. Any decision to retire one or more facilities will result in recording the present value of such obligations. As of December 31, 2017, no ARO is recorded.

Contracts Containing Liquidated Damages Provisions

Some of our contracts contain provisions that require us to pay liquidated damages if we are responsible for the failure to meet specified contractual milestone dates and the applicable customer asserts a claim under those provisions. Those contracts define the conditions under which our customers may make claims against us for liquidated damages. In many cases in which we have historically had potential exposure for liquidated damages, such damages ultimately were not asserted by our customers. As of December 31, 2017, we had approximately $29 million of potential liquidated damages exposure, however no liability for liquidated damages is recorded in our Consolidated Financial Statements. We believe we will be successful in obtaining schedule extensions or other customer-agreed changes that should resolve the potential for unaccrued liquidated damages. Accordingly, we believe that no amounts for these potential liquidated damages are probable of being paid by us. However, we may not achieve relief on some or all of the issues involved and, as a result, could be subject to liquidated damages being imposed on us in the future.

Operating Leases

Future minimum payments required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year at December 31, 2017 are as follows (in thousands):

Fiscal Year Ending December 31,	Amount
2018	$27,710
2019	26,018
2020	23,586
2021	21,570
2022	22,077
Thereafter	147,949

Total rental expense in 2017, 2016 and 2015 was $45 million, $36 million and $40 million, respectively. These expense amounts include contingent rentals and are net of sublease income, neither of which is material.

NOTE 21—SEGMENT REPORTING

We disclose the results of each of our operating segments in accordance with ASC 280, Segment Reporting. Each of the operating segments is separately managed by a senior executive who is a member of our Executive Committee (“EXCOM”).  EXCOM is led by our Chief Executive Officer, who is the chief operating decision maker. Discrete financial information is available for each of the segments, and the EXCOM uses the operating results of each of the operating segments for performance evaluation and resource allocation.

After we completed the Combination, we completed changes to our organizational structure that resulted in the re-classification of our reporting segments. Europe and Africa operations previously were aggregated into our Americas, Europe and Africa reporting segment, and Russia and Caspian operations previously were aggregated into our Middle East reporting operating segment. However, in the second quarter of 2018, the responsibilities for business decisions relating to Europe, Africa, Russia and Caspian (“EARC”) were consolidated and are now reflected in our EARC segment. Accordingly, we now report financial results under four reporting segments consisting of (1) North, Central and South America (“NCSA”); (2) EARC; (3) the Middle East and North Africa (“MENA”); and (4) Asia Pacific (“APAC”).

Corporate and Other primarily reflects corporate expenses, certain centrally managed initiatives (such as restructuring charges), impairments, costs not attributable to a particular reportable segment and unallocated direct operating expenses associated with the underutilization of vessels, fabrication facilities and engineering resources.

During the fourth quarter of 2017, our Chief Executive Officer, who is the chief operating decision maker, began using Offshore and Subsea and other service lines revenues for reviewing our service line profitability. Therefore, in accordance with ASC 280, Segment Reporting, the information about our service line revenue is presented under Offshore and Subsea and other service lines. Under service lines revenue, we previously reported Installation operations, Procurement activities, Project services and engineering operations and Fabrication operations. Previously reported financial information has been adjusted to reflect this change.

We account for intersegment sales at prices that we generally establish by reference to similar transactions with unaffiliated customers. Reporting segments are measured based on operating income, which is defined as revenues reduced by total costs and expenses.

1. Information about Operations:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Revenues (1):
NCSA	$246,317	$282,686	$471,816
EARC	19,148	111,694	15,548
MENA	2,119,399	1,241,591	1,133,440
APAC	599,904	1,000,012	1,449,471
Total revenues:	$2,984,768	$2,635,983	$3,070,275

Income before provision for income taxes:
Operating income (loss):
NCSA	$(3,713)	$62,525	$68,925
EARC	(13,240)	(13,002)	(19,099)
MENA	450,928	209,365	144,690
APAC	93,151	99,898	116,996
Segment operating income	527,126	358,786	311,512
Corporate and Other(2)	(219,839)	$(220,667)	$(191,006)
Total operating income	307,287	138,119	120,506
Interest expense, net	(62,974)	(58,871)	(50,058)
Other non-operating income (expense), net	3,865	3,361	(17,830)
Income before provision for income taxes	$248,178	$82,609	$52,618

Capital expenditures:(3)
NCSA	$23,014	$16,667	$13,715
MENA	30,470	18,564	28,328
APAC	8,830	190,260	60,220
Corporate and Other(4)	56,497	2,588	588
Total capital expenditures:	$118,811	$228,079	$102,851

Depreciation and amortization:(5)
NCSA	$25,931	$36,382	$55,000
MENA	31,541	26,243	32,656
APAC	35,556	31,229	20,184
Corporate and Other	7,674	8,823	10,441
Total depreciation and amortization:	$100,702	$102,677	$118,281

(1)	Intercompany transactions were not significant during 2017, 2016 and 2015.
(2)	Corporate and Other operating results:
o	in 2017 include:
o	$4 million gain on sale of assets; and
o	$9 million in transaction costs associated with our combination with CB&I, see Note 2, Business Combination Agreement with Chicago Bridge & Iron Company N.V. (“CB&I”).
o	in 2016 include:
o	$55 million of impairment charges, see Note 15, Fair Value Measurements, for further discussion; and
o	$11 million of restructuring expenses, see Note 5, Restructuring, for further discussion.
o	in 2015 include:
o	$4 million impairment charge for the DB 101 and $3 million of loss on disposal of that vessel; and
o	$41 million of restructuring expenses, see Note 5, Restructuring, for further discussion.
(3)	Liabilities associated with assets acquired during 2017, 2016 and 2015 was approximately $8 million as of both December 31, 2017 and 2016 and approximately $11 million as of December 31, 2015.

(4)

Corporate and Other capital expenditures in 2017 include the purchase of the Amazon, a pipelay and construction vessel. Following the purchase, we sold this vessel to an unrelated third party and simultaneously entered into an 11-year bareboat charter agreement. See Note 10, Sale Leaseback.

(5)	Depreciation and amortization expense associated with our marine vessels is included in the respective segments in which the vessels were located as of reporting date.

2. Information about our most significant Customers

Our significant customers by segments during 2017, 2016 and 2015, were as follows:

	% of
	Consolidated	Reportable
	Revenues	Segment
Year Ended December 31, 2017:
Saudi Aramco	63%	MENA
Inpex Operations Australia Pty Ltd	11%	APAC
Year Ended December 31, 2016:
Inpex Operations Australia Pty Ltd	33%	APAC
Saudi Aramco	26%	MENA
RasGas Company Limited	12%	MENA
Year Ended December 31, 2015:
Inpex Operations Australia Pty Ltd	36%	APAC
Saudi Aramco	28%	MENA

3. Information about our Service Lines and Operations in Different Geographic Areas:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Service line revenues:
Offshore	$2,379,959	$1,610,907	$1,745,685
Subsea and other	604,809	1,025,076	1,324,590
	$2,984,768	$2,635,983	$3,070,275

Geographic revenues:
Saudi Arabia	$1,964,749	$767,119	$900,483
Australia	344,071	881,812	1,157,723
India	201,255	56,027	-
Qatar	149,211	419,963	46,873
Mexico	142,708	112,484	247,859
United States	101,821	95,996	32,858
Brunei	52,928	-	237,337
Russia	18,374	108,392	-
United Arab Emirates	5,362	54,392	185,606
Other countries	4,289	139,798	261,536
	$2,984,768	$2,635,983	$3,070,275

4. Information about our Segment Assets and Property, Plant and Equipment by Country:

	Year Ended December 31,
	2017	2016
	(in thousands)
Segment assets:
NCSA	$917,281	$719,584
EARC	2,559	8,778
MENA	1,021,850	907,686
APAC	887,289	976,517
Corporate and Other	393,841	609,665
Total assets	$3,222,820	$3,222,230

Property, plant and equipment, net(1):
Indonesia	$677,014	$73,213
United States	365,146	27,482
United Arab Emirates	180,777	318,822
Brazil	177,377	170
Saudi Arabia	173,775	22,608
Mexico	86,023	603,185
Australia	51	626,605
Other countries	5,651	15,216
Total property, plant and equipment, net	$1,665,814	$1,687,301

(1)	Our marine vessels are included in the country in which they were located as of year-end.

5. Information about our Unconsolidated Affiliates:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Equity in loss of unconsolidated affiliates:
NCSA	$(2,228)	$(1,689)	$(1,113)
EARC	(4,179)	$(3,393)	$(5,142)
APAC	(7,312)	1,167	(15,137)
Corporate and other	(509)	(175)	(94)
Total equity in loss of unconsolidated affiliates:	$(14,228)	$(4,090)	$(21,486)

Investments in unconsolidated affiliates:
NCSA	$78	$-
EARC	670	2,449
APAC	6,753	14,064
Corporate and other	-	510
Total Investments in unconsolidated affiliates	$7,501	$17,023

The Consolidated Balance Sheets as of December 31, 2017 and 2016 include approximately $7 million and $17 million of amounts receivable, respectively, from our unconsolidated affiliates.

NOTE 22—QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables set forth selected unaudited quarterly financial information for the quarterly periods in 2017 and 2016 (income per share information reflects the effect of three-to-one reverse stock split of McDermott common stock discussed in Note 19, Earnings per Share):

	For the Quarter Ended
	March 31(1)	June 30(2)	September 30(3)	December 31(4)
2017	(in thousands, except per share data amounts)
Revenues	$519,431	$788,673	$958,531	$718,133
Gross Profit	90,841	138,224	184,621	121,639
Net income	24,195	36,459	92,926	23,635
Net income (loss) attributable to non-controlling interest	2,279	46	(1,775)	(1,881)
Net income attributable to McDermott	21,916	36,413	94,701	25,516
Income per share(5)
Basic	0.27	0.39	1.00	0.28
Diluted	0.23	0.38	0.99	0.27
(1)

The first quarter of 2017 operating results improvement was driven by strong cost management, with significantly lower project costs in our MENA and APAC segments, and improvements in our selling, general and administrative expenses.

(2)

Operating results for the second quarter of 2017 continued to reflect efficient project execution and higher engineering, fabrication and marine activity and improved productivity on multiple projects primarily in our MENA segment.

(3)	Operating results for the third quarter reflect high quality operational performance, while operating with peak levels of utilization in the MENA segment and progressing on the Inpex Ichthys project.
(4)	Operating results for the fourth quarter of 2017 were primarily driven by higher fabrication and marine activity in the MENA segment and installation progress on the Inpex Ichthys project.
(5)	May not tie to the Consolidated Statements of Operations due to rounding.

	For the Quarter Ended
	March 31(1)	June 30(2)	September 30(3)	December 31(4)
2016	(In thousands, except per share data amounts)
Revenues	$729,032	$706,627	$558,543	$641,781
Gross Profit	113,030	111,284	103,113	59,286
Net income (loss)	(2,444)	21,805	16,392	546
Net income (loss) attributable to non-controlling interest	(272)	1,148	284	1,022
Net income (loss) attributable to McDermott	(2,172)	20,657	16,108	(476)
Income (loss) per share(5)
Basic	(0.03)	0.26	0.20	0.00
Diluted	(0.03)	0.22	0.17	0.00
(1)

Net loss for the quarter ended March 31, 2016 was influenced by successful execution and close-out improvements in the NCSA segment and productivity improvements and associated cost savings, primarily in the APAC segment, partially offset by impairment losses on the Agile vessel.

(2)	Net income for the quarter ended June 30, 2016 was influenced by productivity improvements and associated cost savings in the MENA and APAC segments.
(3)

Net income for the quarter ended September 30, 2016 was influenced by productivity improvements and associated cost savings, primarily in the MENA and APAC segments, partially offset by impairment losses on certain marine assets.

(4)

Net loss for the quarter ended December 31, 2016 was primarily due to increase in our estimated costs at completion on our Ichthys project in Australia and an impairment charge on Intermac 600.  Those were partially offset by productivity improvements and associated cost savings, primarily in our MENA segment.

(5)	May not tie to the Consolidated Statements of Operations due to rounding.